As filed with the Securities and Exchange Commission on November 21, 2005
REGISTRATION NO. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLERGAN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	95-1622442
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2525 Dupont Drive
Irvine, California 92612
(714) 246-4500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas S. Ingram
Executive Vice President, General Counsel and Secretary
Allergan, Inc.
2525 Dupont Drive
Irvine, California 92612
(714) 246-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michelle A. Hodges
Gibson, Dunn & Crutcher LLP
4 Park Plaza, Suite 1400
Irvine, CA 92614
(949) 451-3800

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and completion of the transactions described in the enclosed prospectus.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to Be	Offering Price	Aggregate	Amount of
of Securities to Be Registered	Registered(2)	Per Unit	Offering Price(3)	Registration Fee

Common Stock, par value $0.01 per share (together with the associated preferred stock purchase rights)(1)	17,760,758.77	N/A	$1,732,081,528.85	$203,866

(1)	Each share of Allergan common stock includes a right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock pursuant to the Rights Agreement, dated as of January 25, 2000, as amended, between Allergan, Inc. and Wells Fargo Bank, N.A. (as successor rights agent to Equiserve Trust Company, N.A. and First Chicago Trust Company of New York).

(2)	Represents the maximum number of shares of Allergan common stock (together with the associated preferred stock purchase rights) issuable in the exchange offer and proposed merger for all of the issued and outstanding shares of common stock of Inamed (together with the associated preferred stock purchase rights), including Inamed common stock issuable upon exercise of outstanding stock options to purchase shares of Inamed common stock.

(3)	Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (i) 37,999,869 shares of Inamed common stock (the sum of (x) 36,352,579 shares of Inamed common stock outstanding and (y) 1,647,290 shares of Inamed common stock issuable upon the exercise of outstanding options, each as of October 28, 2005 (as reported in the Form S-4 Registration Statement of Medicis Pharmaceutical Corporation and Proxy Statement of Inamed filed with the Securities and Exchange Commission on November 2, 2005, multiplied by 55% (the maximum percentage of consideration to be paid in Allergan common stock)) and (ii) the average of the high and low sales prices of Inamed common stock as reported on the NASDAQ National Market System on November 17, 2005.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus may be changed. Allergan, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and Allergan, Inc. is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Offer by Banner Acquisition, Inc.
to Exchange Each Outstanding Share of Common Stock
of
Inamed Corporation
for
$84.00 in Cash
or
0.8498 of a Share of Common Stock of Allergan, Inc.
subject in each case, to the proration and election procedures described in this prospectus and the related letter of election and transmittal
THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 20, 2005, UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
Banner Acquisition, Inc. (“Offeror”), a newly formed, wholly owned subsidiary of Allergan, Inc. (“Allergan”), is offering to exchange for each outstanding share of common stock of Inamed Corporation (“Inamed”), par value $0.01 per share, including the associated preferred stock purchase rights (the “Inamed Shares”), validly tendered and not properly withdrawn in the offer, at the election of the holder of such Inamed Share:

•	$84.00 in cash, without interest, or

•	0.8498 of a share of Allergan common stock (including the associated preferred stock purchase rights), subject in each case to the proration and election procedures described in this prospectus and the accompanying letter of election and transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”). In the offer, 45% of the aggregate Inamed Shares tendered will be exchanged for cash and 55% of the aggregate Inamed Shares tendered will be exchanged for shares of Allergan common stock. Therefore, elections will be subject to proration if holders of Inamed Shares, in the aggregate, elect to receive more than the maximum amount of consideration to be paid in the form of cash or Allergan common stock, as the case may be. See “The Offer— Elections and Proration” for a detailed description of the proration procedure. In addition, instead of receiving any fractional shares of Allergan common stock to which Inamed stockholders otherwise would be entitled, tendering Inamed stockholders will receive an amount in cash (without interest) equal to such holder’s respective proportionate interest in the proceeds from the sale or sales in the open market by the exchange agent for the Offer, on behalf of all such holders, of the aggregate fractional shares of Allergan common stock issued pursuant to the Offer.
The purpose of the Offer is for Allergan to acquire control of, and ultimately the entire equity interest in, Inamed. The Offer is the first step in Allergan’s plan to acquire all of the outstanding Inamed Shares. Allergan intends promptly after completion of the Offer to seek to consummate a merger of Offeror with and into Inamed, with Inamed surviving the Merger (this merger is referred to herein as the “Inamed Merger”, and Inamed after the Inamed Merger is sometimes referred to as the “Surviving Corporation”). The purpose of the Inamed Merger is for Allergan to acquire all Inamed Shares not acquired in the Offer. After the Inamed Merger, the Surviving Corporation will be a wholly owned subsidiary of Allergan and the former Inamed stockholders will no longer have any ownership interest in the Surviving Corporation. As promptly as practicable following the Inamed Merger, Allergan will cause the Surviving Corporation to merge with and into a limited liability company wholly owned by Allergan, with the limited liability company surviving the merger (we refer to this second merger as the “Post-Closing Merger”).
Allergan believes that the proposed business combination of Allergan and Inamed would be more favorable to Inamed stockholders than the proposed merger of Inamed and Medicis Pharmaceutical Corporation announced on March 21, 2005. Based on the closing prices of Medicis common stock on the NASDAQ National Market on November 14, 2005, the last full trading day before the public announcement of Allergan’s proposal to acquire Inamed, the Medicis transaction would have had a value of $72.15 per Inamed Share. As of the same date, the Offer has a value of $84.00 per Inamed Share, which represents a premium, as of November 14, 2005, of $11.85 per Inamed Share, or approximately 16%, over the value of the proposed Medicis transaction. As of November 18, 2005, the last full day of trading before the date of this Offer, the Offer represented a premium of approximately 22% over the proposed Medicis transaction.
Offeror’s obligation to exchange Inamed Shares for cash and shares of Allergan common stock in the Offer is subject to a number of conditions, which are more fully described in “The Offer— Conditions of the Offer.”
Allergan’s common stock is listed on the New York Stock Exchange under the symbol “AGN.” Inamed Shares trade on the NASDAQ National Market under the symbol “IMDC.”
For a discussion of certain factors that Inamed stockholders should consider in connection with the Offer, please carefully read “Risk Factors” beginning on page 10.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The dealer manager for the Offer is:
MORGAN STANLEY

The date of this prospectus is November 21, 2005

     This prospectus incorporates by reference important business and financial information about Allergan, Inamed and their respective subsidiaries from documents filed with the Securities and Exchange Commission, or “SEC,” that have not been included in or delivered with this prospectus. This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources. See “Where To Obtain More Information.”
      Inamed stockholders also may request copies of these publicly-filed documents from Allergan, without charge, upon written or oral request to Allergan’s information agent at its address or telephone number set forth on the back cover of this prospectus. In order to receive timely delivery of the documents, Inamed stockholders must make such request no later than December 13, 2005 (five business days before the initially scheduled expiration date of the Offer).

WHERE TO OBTAIN MORE INFORMATION
      Allergan and Inamed file annual, quarterly and current reports, proxy statements and other information with the SEC. Inamed stockholders may read and copy any reports, statements or other information that Allergan or Inamed file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Allergan’s and Inamed’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov.
      Allergan has filed a registration statement on Form S-4 with the SEC to register the offer and sale of shares of Allergan common stock to be issued in the Offer and the Inamed Merger. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information in the registration statement or the exhibits to the registration statement.
      The SEC allows Allergan to incorporate information into this prospectus “by reference,” which means that Allergan and Offeror can disclose important information to Inamed stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information amended or superseded by information contained in, or incorporated by reference into, this prospectus. This prospectus incorporates by reference the documents and information set forth below that Allergan and Inamed have previously filed with the SEC. These documents contain important information about Allergan and Inamed and their financial condition.
Allergan Filings (File No. 1-10269):

Allergan Information Incorporated by Reference	Period Covered or Date of Filing

Annual Report on Form 10-K	Fiscal year ended December 31, 2004, as filed with the SEC on March 9, 2005

The description of Allergan common stock set forth in Allergan’s Registration Statement on Form 8-A, filed with the SEC on June 12, 1989, including all amendments and reports filed for the purpose of updating such description

The description of Allergan preferred stock purchase rights set forth in Allergan’s Registration Statement on Form 8-A12B, filed with the SEC on February 1, 2000, including all amendments or reports filed for the purpose of updating such description.

Quarterly Reports on Form 10-Q	Fiscal quarter ended:
• March 25, 2005, as filed with the SEC on April 28, 2005
• June 24, 2005, as filed with the SEC on July 28, 2005, and as amended on August 24, 2005
• September 30, 2005, as filed with the SEC on November 7, 2005

i

Allergan Information Incorporated by Reference	Period Covered or Date of Filing

Current Reports on Form 8-K	Filed on:
	• January 14, 2005 • January 18, 2005, and as amended April 21, 2005 • January 25, 2005 • March 3, 2005 • May 19, 2005	• June 30, 2005 • August 9, 2005 • August 23, 2005 • September 27, 2005 • October 5, 2005 • November 15, 2005
Inamed Filings (File No. 001-9741):

Inamed Information Incorporated by Reference	Period Covered or Date of Filing

Annual Report on Form 10-K (except for the report of Inamed’s independent registered public accountants contained therein which is not incorporated by reference herein because the consent of Inamed’s independent registered public accountants has not been obtained. See “Note on Inamed Information”)	Fiscal year ended December 31, 2004, as filed with the SEC on March 16, 2005, and as amended on April 29, 2005

The description of Inamed’s common stock set forth in Inamed’s Registration Statement on Form 8-A, filed with the SEC on October 14, 1987, including all amendments and reports filed for the purpose of updating such description.

The description of Inamed’s stock purchase rights set forth in Inamed’s Registration Statement on Form 8-A, filed with the SEC on June 10, 1997, including all amendments and reports filed for the purpose of updating such description.

Quarterly Reports on Form 10-Q	Fiscal quarter ended:
• March 31, 2005, as filed with the SEC on May 10, 2005, and as amended on May 11, 2005
•   June 30, 2005, as filed with the SEC on August 9, 2005
• September 30, 2005, as filed with the SEC on November 9, 2005

Current Reports on Form 8-K	Filed with the SEC on:
• January 25, 2005 (Item 8.01) • March 21, 2005 • May 6, 2005 • July 18, 2005 • August 4, 2005 • November 16, 2005
      Allergan also hereby incorporates by reference any additional documents that either it or Inamed may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) from the date of this prospectus to the termination of the offering. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

      Inamed stockholders may obtain any of these documents without charge upon written or oral request to the information agent at MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, collect at (212) 929-5500 or toll-free at (800) 322-2885, or from the SEC at the SEC’s website at www.sec.gov.
      Requests for documents incorporated by reference should be made to the information agent no later than December 13, 2005 to assure delivery before the initial expiration date of the Offer. The information agent will mail the requested documents by first-class mail, or other equally prompt means, within one business day of receipt of the request.
      Inamed stockholders should rely only on the information contained in or incorporated by reference into this prospectus in deciding whether to tender Inamed Shares pursuant to the Offer. Neither Allergan nor Offeror has authorized anyone to provide Inamed stockholders with information that differs from that contained in this prospectus.

NOTE ON INAMED INFORMATION
      All information relating to Inamed’s business, operations and management presented in this prospectus is taken from information publicly filed by Inamed with the SEC. Information publicly filed by Inamed may be examined and copies may be obtained at the places and in the manner set forth in the section captioned “Where To Obtain More Information.” Because Allergan and Offeror are not affiliated with Inamed, non-public information regarding Inamed was not available to Allergan or Offeror for the purpose of preparing this prospectus. Neither Allergan nor Offeror has any knowledge that would indicate that any statements contained herein or incorporated by reference from Inamed’s publicly filed reports and documents regarding Inamed’s business, operations, financial condition or other condition, are inaccurate, incomplete or untrue. However, no assurance can be given that publicly available information concerning Inamed does not contain errors, and neither Allergan nor Offeror was involved in the preparation of such information and statements and have no way to verify the accuracy or completeness of Inamed’s public disclosures. Further, Inamed has not cooperated with Allergan or Offeror in, and has not been involved in, the preparation of this prospectus and has not verified the information contained in or incorporated by reference into this prospectus relating to Inamed. In addition, Allergan and Offeror have made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus that have necessarily involved estimates with respect to Inamed’s financial information. Any financial or other information regarding Inamed that may be detrimental to Allergan or Offeror following the acquisition of Inamed that has not been publicly disclosed by Inamed, or errors in estimates due to the lack of participation by Inamed, may have an adverse effect on the benefits Allergan expects to achieve through the consummation of the Offer and the Inamed Merger.
      Pursuant to Rule 409 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) Allergan has requested that Inamed and Inamed’s independent registered public accountants provide the information required to furnish complete disclosure regarding the business, operations, financial condition and management of Inamed. In addition, pursuant to Rule 439 promulgated under the Securities Act, Allergan has requested that:

•	Inamed cooperate in obtaining the consent of its independent registered public accountants to being named herein and to the incorporation by reference of its audit report included in Inamed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004; and

•	Inamed’s independent registered public accountants provide Allergan with their consent required for Allergan to incorporate by reference into this prospectus the audit report included in Inamed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.
      To date, neither Inamed nor its accountants have responded to these requests. Allergan will amend or supplement the registration statement, of which this prospectus is a part, to include any such additional information if Allergan or Offeror receives the requested consents and information before the Offer expires and if Allergan and Offeror consider the information to be material, reliable and appropriate.

FORWARD-LOOKING STATEMENTS
      Statements made by Allergan and Offeror in this prospectus and in other reports and statements released by Allergan or Offeror that are not historical facts constitute “forward-looking statements.” These forward-looking statements are necessarily estimates reflecting the best judgment of senior management of Allergan and Offeror and include comments that express Allergan’s opinions about trends and factors that may impact its future operating results. The use of future tense and words such as “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect” and similar expressions are intended to identify forward looking statements. Such statements rely on a number of assumptions concerning future events, many of which are outside of Allergan’s control, and involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include those described in “Risk Factors” beginning on Page 10 of this prospectus.
      Inamed stockholders are cautioned that, while forward-looking statements reflect the good faith belief and best judgment of Allergan and Offeror based upon current information, they are not guarantees of future performance. Except as required by law, Allergan and Offeror disclaim any intention or obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements, made in or incorporated by reference into this prospectus or elsewhere, should be considered in context with the risk factors discussed or incorporated by reference into this prospectus and the various disclosures made by Allergan about its businesses in its various public reports incorporated herein by reference.

v

SUMMARY
This section summarizes material information presented in greater detail elsewhere in this prospectus. However, this summary does not contain all of the information that may be important to Inamed stockholders. Important information is contained elsewhere in this prospectus and the other documents to which this prospectus refers, all of which should be carefully reviewed by Inamed stockholders. See “Where To Obtain More Information.”
As used in this prospectus, unless otherwise indicated or the context requires, “Allergan” refers to Allergan, Inc. and its consolidated subsidiaries, “Offeror” refers to Banner Acquisition, Inc., and “Inamed” refers to Inamed Corporation and its consolidated subsidiaries.
The Offer to Exchange (Page 41)
Under the terms of the Offer, each Inamed stockholder may elect to receive, for each Inamed Share validly tendered and not properly withdrawn, either:

•	$84.00 in cash, without interest; or

•	0.8498 of a share of newly issued Allergan common stock (including associated preferred stock purchase rights), in each case, subject to the proration and election procedures described in this prospectus and the related letter of election and transmittal.
In the offer, 45% of the aggregate Inamed Shares tendered in the Offer will be exchanged for cash and 55% of the aggregate Inamed Shares tendered in the Offer will be exchanged for shares of Allergan common stock. Therefore, elections will be subject to proration if tendering holders of Inamed Shares, in the aggregate, elect to receive more than the maximum amount of consideration to be paid in cash or Allergan common stock pursuant to the Offer. The ratio of 0.8498 of an Allergan share for each Inamed Share was determined by dividing $84.00 by the closing price of an Allergan share on the New York Stock Exchange on November 14, 2005.
Based on the closing price of Allergan common stock on the New York Stock Exchange on November 18, 2005, 0.8498 of an Allergan share had a value of $85.19 per share. The value of 0.8498 of an Allergan share will fluctuate prior to the expiration date of the Offer as the market price of Allergan common stock changes. At Allergan share prices of $98.85 and above, the value of 0.8498 of an Allergan share will exceed the cash offer of $84.00 per Inamed Share, and at Allergan share prices below $98.85, the cash offer will exceed the value of 0.8498 of an Allergan share.

Solely for purposes of illustration, the following table reflects the per share amount of cash and the market value of the Allergan common stock that an Inamed stockholder would receive for each Inamed Share tendered pursuant to the Offer if exactly 55% of the Inamed Shares tendered by the stockholder were exchanged for Allergan common stock and 45% of such shares were exchanged for cash. This would be the case, for example, if all tendering Inamed stockholders made the same election for either cash or Allergan shares. In that circumstance, each Inamed Share would be exchanged, on average, for $37.80 in cash (i.e. 45% of $84.00) and 0.46739 shares (i.e. 55% of 0.8498) of Allergan common stock. The table indicates the relative value, in that circumstance, of the two forms of consideration at different market values for the Allergan shares.

Assumed			Implied Value
Market Price	Value of 0.46739 of	Cash Amount Paid	(per Inamed Share
(per Allergan Share)	an Allergan Share	(per Inamed Share)	exchanged)

$85.00	$39.73	$37.80	$77.53
$90.00	$42.07	$37.80	$79.87
$95.00	$44.40	$37.80	$82.20
$100.00	$46.74	$37.80	$84.54
$105.00	$49.08	$37.80	$86.88
$110.00	$51.41	$37.80	$89.21
$115.00	$53.75	$37.80	$91.55
The market prices of Allergan common stock used in the above table, and the assumptions regarding the mix of cash and/or stock a hypothetical Inamed stockholder would receive are for purposes of illustration only. The price of Allergan common stock fluctuates and may be higher or lower than in these examples at the time the Offer is completed. In addition, due to the proration mechanisms in the Offer, the elections of other Inamed stockholders will impact whether a tendering Inamed stockholder receives the type of consideration elected, or is prorated so that a portion of such stockholder’s tendered shares are exchanged for another form of consideration.
Inamed stockholders should consider the potential effects of proration and should obtain current market quotations for shares of Allergan common stock and Inamed Shares before deciding whether to tender pursuant to the Offer and before electing the form of Offer consideration they wish to receive.
If Inamed stockholders elect to receive more than the aggregate amount of cash or shares of Allergan common stock offered, Allergan will prorate the total cash or stock, as the case may be, proportionally among the stockholders who elect that form of consideration. Inamed stockholders who do not make an election will be allocated whatever form of consideration is remaining (or a proportionate share of each form of consideration if neither is oversubscribed), after taking into account the preferences of the tendering stockholders who make elections. If neither form of consideration is oversubscribed, Inamed stockholders who do not make an election will receive cash and Allergan common stock in a proportion such that 45% of the aggregate Inamed Shares tendered in the Offer will be exchanged for cash and 55% of the aggregate Inamed Shares tendered in the Offer will be exchanged for shares of Allergan common stock. The procedures for prorating cash and common stock are described in “The Offer— Elections and Proration.”
Inamed stockholders will not receive any fractional shares of Allergan common stock in the Offer. Instead of receiving any fractional shares of Allergan common stock to which Inamed stockholders otherwise would be entitled, tendering Inamed stockholders will receive an amount in cash (without interest) equal to such holder’s respective proportionate interest in the proceeds from the sale or sales in the open market by the exchange agent for the Offer, on behalf of all such holders, of the aggregate fractional shares of Allergan common stock issued pursuant to the Offer, as described in “The Offer— Cash Instead of Fractional Shares of Allergan Common Stock.”

The Inamed Merger (Page 52)
Allergan intends, promptly after the completion of the Offer, to seek to have Offeror merge into Inamed, with Inamed surviving the merger. After the Inamed Merger, the Surviving Corporation will be a wholly owned subsidiary of Allergan and the former Inamed stockholders will not have any equity ownership interest in Inamed or the Surviving Corporation. In the Inamed Merger, each Inamed Share (except for Inamed Shares held in Inamed’s treasury and Inamed Shares beneficially owned directly or indirectly by Allergan or Offeror, including Inamed Shares acquired in the Offer) will be converted into the right to receive cash or shares of Allergan common stock, subject to appraisal rights under Delaware law, as more fully described under “The Offer— Purpose of the Offer; the Inamed Merger; Appraisal Rights.” In the Inamed Merger, Inamed stockholders will have the opportunity to elect to receive for each Inamed Share cancelled in the Inamed Merger, $84.00 in cash or 0.8498 of a share of Allergan common stock, the same consideration as is available in the Offer, subject to proration in each case, such that in the aggregate 45% of the aggregate Inamed Shares cancelled in the Inamed Merger will be converted to cash and 55% of the aggregate Inamed Shares cancelled in the Inamed Merger will be converted into shares of Allergan common stock, subject to adjustments necessary to preserve the status of the Offer, the Inamed Merger, and the Post-Closing Merger as a reorganization under Section 368(a) of the Internal Revenue Code.
The Post-Closing Merger (Page 54)
As promptly as practicable after the Inamed Merger, Allergan intends to cause Surviving Corporation to merge with and into a limited liability company wholly owned by Allergan. Immediately before the Post-Closing Merger, Allergan will be the sole stockholder of the Surviving Corporation, and none of the former Inamed stockholders will have any economic interest in, or approval or other rights with respect to, the Post-Closing Merger.
Information About Allergan, Offeror and Inamed (Page 33)
Allergan
Allergan, Inc.
2525 Dupont Drive
Irvine, California 92612-1599
(714) 246-4500
Headquartered in Irvine, California, Allergan, Inc., a Delaware Corporation, is a technology-driven, global health care company that develops and commercializes specialty pharmaceutical products for the ophthalmic, neurological, dermatological and other specialty markets. Allergan is a pioneer in specialty pharmaceutical research, targeting products and technologies related to specific disease areas such as glaucoma, retinal disease, dry eye, psoriasis, acne and movement disorders. Additionally, Allergan develops and markets aesthetic-related pharmaceuticals and over-the-counter products. Allergan is an innovative leader in therapeutic and over-the-counter products that are sold in more than 100 countries. Allergan is also focusing research and development efforts on new therapeutic areas, including gastroenterology, neuropathic pain, genitourinary diseases, medical dermatology and medical aesthetics.
Based on the closing price of shares of Allergan common stock on the New York Stock Exchange on November 18, 2005, the last full day of trading before the date of this prospectus, Allergan’s market capitalization is approximately $13.2 billion.

Offeror
Banner Acquisition, Inc.
2525 Dupont Drive
Irvine, California 92612-1599
(714) 246-4500
Offeror, a Delaware corporation, is a wholly owned subsidiary of Allergan. Offeror is newly formed, and was organized for the purpose of making the Offer and consummating the Inamed Merger. Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Offer and the Inamed Merger.
Inamed
Inamed Corporation
5540 Ekwill Street
Santa Barbara, California 93111-2936
(805) 692-5400
Inamed Corporation, a Delaware corporation, is a global healthcare company that develops, manufactures, and markets a diverse line of products that enhance the quality of people’s lives. These products include breast implants for aesthetic augmentation and reconstructive surgery following a mastectomy, a range of dermal products to correct facial wrinkles, the BioEnterics® LAP-BAND® System designed to treat severe and morbid obesity, and the BioEnterics® Intragastric Balloon (BIB®) system for the treatment of obesity.
Based on the closing price of Inamed Shares on the NASDAQ National Market on November 18, 2005, the last full trading day before the date of this prospectus, Inamed’s market capitalization is approximately $3.0 billion.
Reasons for the Offer (Page 35)
Offeror is making the Offer and Allergan plans to complete the Inamed Merger because it believes that the acquisition of Inamed by Allergan will provide significant beneficial long-term growth prospects for the combined company and increase stockholder value, including for those Inamed stockholders who receive shares of Allergan common stock in the Offer and/or the Inamed Merger. Allergan believes that the Offer and the Inamed Merger will increase its market presence and opportunities, enhance its product mix, increase operating efficiencies, combine significant management talent and enhance employee opportunities.
Allergan believes that the proposed business combination of Allergan and Inamed is more favorable to Inamed stockholders than the proposed merger of Inamed and Medicis Pharmaceutical Corporation announced on March 21, 2005 (the proposed merger of Medicis and Inamed, as amended from time to time, is referred to, as the “Medicis Merger”). Based on the closing prices of Medicis common stock on the NASDAQ National Market on November 14, 2005, the last full trading day before the public announcement of Allergan’s proposal to acquire Inamed, the value of the consideration payable to Inamed stockholders in the Medicis Merger is $72.15 per Inamed Share. As of the same date, Allergan’s offer had a value of $84.00 per Inamed Share, which represents a premium, as of November 14, 2005, of $11.85 per Inamed Share, or approximately 16%, over the value provided by the Medicis Merger. As of November 18, 2005, the last full day of trading before the date of this prospectus, Allergan’s offer represented a premium of approximately 22% over the proposed Medicis transaction.
Background of the Offer (Page 36)
On November 14, 2005, Allergan submitted a letter to Inamed with a proposal to acquire Inamed, for a per Inamed Share consideration of $84.00 in cash or 0.8498 of a share of Allergan common stock, at the election of the holder. In the letter, Allergan advised Inamed that Allergan and its advisors are prepared to immediately proceed with due diligence and negotiation of a definitive agreement with respect to the Offer and the Inamed Merger, consistent with the terms and conditions described herein and otherwise containing representations and warranties, covenants, conditions, terms and conditions substantially similar to those in the Medicis merger agreement. The text of this letter is included in “Background of the Offer.”

Plans for Inamed (Page 54)
Allergan has caused Offeror to make the Offer in order to acquire control of, and ultimately the entire equity interest in, Inamed. The Offer is the first step in Allergan’s acquisition of Inamed and is intended to facilitate Allergan’s acquisition of all of the outstanding equity ownership of Inamed. Allergan intends to seek to consummate the Inamed Merger and Post-Closing Merger as soon as possible after completing the Offer, in order to acquire all Inamed Shares not exchanged pursuant to the Offer.
After the Inamed Merger and the Post-Closing Merger, Allergan expects to continue Inamed’s current operations, except that Allergan expects to promptly divest Inamed’s license to the Reloxin products in all markets. In connection with the divestiture, Allergan will cooperate fully with any third-party acquiring Inamed’s rights in the Reloxin products, to ensure such third-party is able to benefit from all of Inamed’s information, studies, reports, and the U.S. Food and Drug Administration (“FDA”) filings and communications associated with the Reloxin products for such subsequent licensee to obtain regulatory approval for Reloxin. Inamed’s interest in the Reloxin license and the associated assets are referred to in this prospectus as the “Reloxin Assets.” See “The Offer— Plans for Inamed.”
The Offer is Scheduled to Expire on December 20, 2005 (Page 44)
The Offer is scheduled to expire at 12:00 midnight, New York City time, on Tuesday, December 20, 2005. The term “expiration date” means 12:00 midnight, New York City time, on Tuesday, December 20, 2005, unless Offeror extends the period of time for which the Offer is open, in which case the term “expiration date” means the latest time and date on which the Offer, as so extended, expires.
The Offer May Be Extended, Terminated or Amended (Page 44)
Offeror expressly reserves the right to extend the period of time during which the Offer remains open at any time or from time to time, in its sole discretion. Offeror can extend the Offer by giving oral or written notice of the extension to the exchange agent. During any extension, all Inamed Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of each Inamed stockholder to withdraw previously tendered Inamed Shares.
Subject to applicable SEC rules and regulations, Offeror also reserves the right, in its sole discretion, at any time or from time to time:

•	to extend the Offer for up to two additional five business day periods if less than 90% of the total Inamed Shares on a fully diluted basis have been validly tendered and not properly withdrawn at the otherwise scheduled expiration date;

•	to terminate the Offer, if any of the conditions of the Offer are not satisfied prior to the expiration date;

•	to waive any condition identified as subject to waiver in “The Offer—Conditions of the Offer;” or

•	otherwise to amend the Offer in any respect,
by giving oral or written notice of such termination, waiver or amendment to the exchange agent.
Offeror will make a public announcement as promptly as practicable after any extension, delay, termination, waiver or amendment. In the case of an extension, any related announcement will be issued no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to Inamed stockholders in connection with the Offer be promptly sent in a manner reasonably designed to inform them of that change), and without limiting the manner in which Offeror may choose to make any public announcement, Offeror assumes no obligation to publish, advertise or otherwise communicate any public announcement of this type other than by issuing a press release to the Dow Jones News Service.
No subsequent offering period will be available following the expiration of the Offer.

Tendered Inamed Shares May Be Withdrawn at Any Time Prior to the Expiration Date (Page 46)
Tendered Inamed Shares may be withdrawn at any time prior to the expiration date, and, unless previously accepted pursuant to the Offer, may be withdrawn at any time after January 20, 2006. Once Offeror accepts Inamed Shares for exchange pursuant to the Offer, all tenders not previously withdrawn become irrevocable.
Procedure for Tendering Inamed Shares (Page 47)
To validly tender Inamed Shares pursuant to the Offer, Inamed stockholders must:

•	deliver a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other required documents, and certificates for tendered Inamed Shares to the exchange agent at one of its addresses set forth on the back cover of this prospectus, all of which must be received by the exchange agent at one of those addresses prior to the expiration date; or

•	deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at one of its addresses set forth on the back cover of this prospectus, and Inamed Shares must be tendered pursuant to the procedures for book entry tender set forth herein (and a confirmation of receipt of that tender received), and in each case be received by the exchange agent prior to the expiration date; or

•	stockholders must comply with the guaranteed delivery procedures set forth in “The Offer— Guaranteed Delivery.”
Inamed stockholders who hold Inamed Shares in “street name” through a bank, broker or other nominee holder, and desire to tender their Inamed Shares pursuant to the Offer, should instruct the nominee holder to do so prior to the expiration date.
The Exchange Shall Occur Promptly After the Expiration Date (Page 45)
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), promptly after the expiration date, Offeror will accept for exchange, and will exchange, all Inamed Shares validly tendered and not properly withdrawn prior to the expiration date.
Election and Proration Procedures (Page 42)
Inamed stockholders may elect to receive cash or shares of Allergan common stock, subject to the elections and proration procedure described in this prospectus, by indicating their tender offer elections in the applicable section of the letter of election and transmittal. Inamed stockholders are not required to exchange all of their Inamed Shares for one form of consideration or the other. Instead, if they own more than one Inamed Share, they may elect to receive cash in exchange for some of their Inamed Shares and shares of Allergan common stock in exchange for the remainder of their Inamed Shares. If an Inamed stockholder decides to change its election after tendering its Inamed Shares, it must first withdraw the tendered shares and then re-tender the Inamed Shares prior to the expiration date, with a new letter of election and transmittal that indicates the revised election.
The Offer is Subject to Conditions (Page 56)
Offeror’s obligation to exchange Inamed Shares for cash or shares of Allergan’s common stock pursuant to the Offer is subject to a number of conditions, including, but not limited to, the following:

•	there shall have been validly tendered and not properly withdrawn prior to the expiration date at least a majority of the outstanding Inamed Shares (on a fully diluted basis);

•	any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable similar foreign laws or regulations will have expired or been terminated;

•	Offeror shall be reasonably satisfied with the results of its confirmatory diligence review of Inamed;

•	either (a) the Medicis merger agreement shall have been terminated, or (b) the vote of Inamed stockholders on the Medicis Merger shall not have occurred, and Offeror shall be satisfied in its reasonable judgment that upon consummation of the Offer, Offeror shall have the ability to vote sufficient Inamed Shares to assure rejection of the Medicis Merger;

•	Offeror shall be satisfied, in its reasonable judgment, that the Inamed stockholder rights agreement does not apply to the Offer or the Inamed Merger;

•	Offeror shall be satisfied, in its reasonable judgment, that Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) does not apply to the Offer or the Inamed Merger; and

•	Inamed shall not have entered into or effectuated any agreement or transaction with any person which reasonably may impair Allergan’s ability to acquire Inamed or that would materially adversely affect the value to Offeror of the acquisition of Inamed Shares pursuant to the Offer or to Allergan of the Inamed Merger and the Post-Closing Merger.

No tender of Inamed Shares shall be effective, and Offeror shall not acquire tendered Inamed Shares, until all conditions have been satisfied or, to the extent permissible, waived. These conditions and the other conditions to the Offer are discussed under “The Offer— Conditions of the Offer.”
Regulatory Requirements (Page 59)
The Offer and the Inamed Merger cannot be consummated until certain information that Allergan has furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (“FTC”) has been reviewed and certain waiting period requirements have been satisfied. These requirements and other issues are discussed under “The Offer— Certain Legal Matters; Regulatory Approvals.”
Source and Amount of Funds (Page 62)
The Offer and the Inamed Merger are not conditioned upon any financing arrangements or contingencies except that, as in the Medicis merger agreement, Offeror may terminate the Offer if Offeror or Allergan is prevented from obtaining financing consistent with the terms and conditions of the financing commitment letter discussed below because of the SEC investigation referred to in “Other Matters— Government Inquiries” under Item 3 of Inamed’s Form 10-K for the year ended December 31, 2004, or factors and circumstances related thereto.
Offeror estimates that the total purchase price for all of the outstanding Inamed Shares pursuant to the Offer and the Inamed Merger, including associated fees and expenses, will be approximately $3.4 billion, including $1.6 billion in cash. Allergan has received a commitment letter from Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. Incorporated, providing for a 364-day bridge term facility in an aggregate amount of up to $1.1 billion. Any proceeds of this facility will be used solely to acquire Inamed Shares tendered in the Offer and pursuant to the Inamed Merger and to pay associated transaction fees and expenses.
Dividend Policy of Allergan (Page 64)
The holders of shares of Allergan common stock receive dividends if and when declared by Allergan’s board of directors out of legally available funds. For the past three fiscal quarters, including the quarter ended September 30, 2005, Allergan has paid a cash dividend of $0.10 per share per quarter, increased from the $0.09 per share paid per quarter in each of the prior eight quarters. Allergan’s declaration and payment of cash dividends in the future will depend upon its results of operations, financial condition, cash requirements, prospects, limitations imposed by credit agreements or debt securities and other factors deemed relevant by its board of directors. Certain financial covenants set forth in Allergan’s current bank credit line agreements and other financing agreements (including the commitment letter from Morgan Stanley discussed above) restrict its ability to declare dividends. Allergan can give stockholders no assurance that Allergan will continue to pay any dividends on its common stock in the future at historical levels or at all.
No Appraisal Rights in Connection with the Offer (Page 53)
No appraisal rights are available in connection with the Offer. However, Inamed stockholders would have appraisal rights under Delaware law in connection with the Inamed Merger.

Comparative Per Share Market Price Information (Page 24)
Shares of Allergan common stock are listed on the New York Stock Exchange under the symbol “AGN.” Inamed Shares trade on the NASDAQ National Market under the symbol “IMDC.” On November 14, 2005, the last full trading day before the public announcement of Allergan’s proposal to acquire Inamed, the closing sales price of Allergan common stock on the New York Stock Exchange was $98.85 and the closing sales price of Inamed Shares on the NASDAQ National Market was $74.44. Inamed stockholders should obtain current market quotations for Allergan common stock and Inamed Shares before deciding whether to tender Inamed Shares in the Offer and before electing the form of Offer consideration they wish to receive. See “Comparative Market Price and Dividend Matters” for a discussion of pro forma per share data.
Ownership of Allergan After the Offer (Page 50)
Allergan estimates that if all Inamed Shares are exchanged pursuant to the Offer and the Inamed Merger, former Inamed stockholders would own, in the aggregate approximately 11% of the shares of Allergan common stock outstanding after the Inamed Merger. For a detailed discussion of the assumptions on which this estimate is based, see “The Offer— Ownership of Allergan After the Offer and the Inamed Merger.”
Material Differences in Rights of Stockholders (Page 77)
The rights of Allergan stockholders are different in some respects from the rights of Inamed stockholders. Therefore, Inamed stockholders will have different rights as stockholders once they become Allergan stockholders. The differences are described in more detail under “Comparison of Stockholders’ Rights.”
Tax Considerations (Page 50)
In the opinion of Gibson, Dunn & Crutcher LLP, Allergan’s tax counsel, the Offer, the Inamed Merger and the Post-Closing Merger will be treated as a single integrated transaction that qualifies as a reorganization under Section 368(a) of the Internal Revenue Code (the “Code”). This opinion is given in reliance on customary representations and assumptions as to certain factual matters. See “The Offer— Material U.S. Federal Income Tax Consequences.”
In the opinion of Gibson, Dunn & Crutcher LLP, the tax consequences to Inamed stockholders who receive their shares of Allergan common stock and/or cash in exchange for shares of Inamed stock pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Code will generally be as follows:

•	an Inamed stockholder who exchanges all of its Inamed Shares for shares of Allergan common stock in the Offer and/or the Inamed Merger, will not recognize any gain or loss from the exchange, except with respect to cash received in lieu of fractional shares of Allergan common stock;

•	an Inamed stockholder who exchanges all of its Inamed Shares for cash in the Offer and/or Inamed Merger, generally will recognize gain or loss in the exchange equal to the difference between the aggregate amount of cash received for the Inamed Shares and the stockholder’s tax basis in those Inamed Shares; and

•	an Inamed stockholder who exchanges its Inamed Shares for both shares of Allergan common stock and cash in the Offer and/or the Inamed Merger will recognize gain, but not loss in the exchange, equal to the lesser of (a) the amount of cash received in the transaction and (b) the amount of gain realized in the transaction. The amount of gain that is realized in the exchange will equal the excess of (i) the sum of the cash plus the fair market value of the Allergan common stock received in the exchange over (ii) the tax basis of the shares of Inamed common stock surrendered in the transaction.

Inamed stockholders should carefully read the discussion under “The Offer— Material U.S. Federal Income Tax Consequences,” and consult their tax advisors on the consequences of participation in the Offer or the Inamed Merger.
Accounting Treatment (Page 63)
The acquisition of Inamed by Allergan will be accounted for as a purchase for financial reporting purposes.
Questions about the Offer and the Inamed Merger
Inamed stockholders should contact MacKenzie Partners, Inc., Allergan’s information agent, at the following address and telephone numbers with any questions about the Offer or the Inamed Merger, or to request additional copies of this prospectus or other documents:
MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Collect at (212) 929-5500
or
Toll-free at (800) 322-2885

RISK FACTORS
      Inamed stockholders should carefully read this prospectus and the other documents referred to or incorporated by reference into this prospectus, including in particular the following risk factors, in deciding whether to tender Inamed Shares pursuant to the Offer.
Risk Factors Relating to the Offer

The transaction may adversely affect the liquidity and value of the Inamed Shares not tendered.
      If the Offer is completed but all Inamed Shares are not tendered in the Offer, the number of stockholders and the number of Inamed Shares publicly held will be greatly reduced. As a result, the closing of the Offer could adversely affect the liquidity and market value of the remaining Inamed Shares held by the public. In addition, following completion of the Offer, subject to the rules of the NASDAQ National Market, Inamed may seek to delist the Inamed Shares from the NASDAQ National Market. As a result of any such delisting, Inamed Shares not tendered pursuant to the Offer may become illiquid and may be of reduced value. See “The Offer— Plans for Inamed.”

Allergan has only had access to Inamed’s publicly available information and has not had access to Inamed’s non-public information. Therefore, Allergan may be subject to unknown Inamed liabilities, which may have a material adverse effect on the combined company’s profitability and results of operations.
      To date, Allergan has only had access to Inamed’s publicly available information. As a result, after the consummation of the Offer, Allergan may be subject to unknown liabilities of Inamed, which Allergan might have otherwise discovered if Allergan had been permitted by Inamed to conduct a complete due diligence review of Inamed’s non-public information. These unknown liabilities may have a material adverse effect on the combined company’s profitability and results of operations.

Allergan has been unable to verify the information from Inamed’s public filings included in this prospectus because Inamed has not provided access to its non-public accounting and other records.
      Allergan has relied upon information publicly filed by Inamed with the SEC for all information relating to Inamed presented in, or incorporated by reference into, this prospectus. Although neither Allergan nor Offeror has any knowledge that any such information or statements contain or incorporated by reference herein regarding Inamed’s condition, including its financial or operating condition, are inaccurate, incomplete or untrue, neither Allergan nor Offeror were involved in the preparation of such information and statements and have no way to independently verify the accuracy or completeness of Inamed’s disclosures. In addition, Allergan has made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus that have necessarily involved Allergan’s estimates with respect to Inamed’s financial information. Any financial, operating or other information regarding Inamed that may be detrimental to Allergan following Offeror’s acquisition of Inamed that has not been publicly disclosed by Inamed, or errors in Allergan’s estimates due to Allergan’s inability to gain access to Inamed’s non-public information, may have an adverse effect on the benefits Allergan expects to achieve through the consummation of the Offer, the Inamed Merger and the Post-Closing Merger.

The market price of Allergan common stock may decline as a result of Allergan’s acquisition of Inamed.
      The market price of Allergan’s common stock may decline after the Offer and Inamed Merger are completed if:

•	the integration of Inamed’s business is unsuccessful or takes longer or is more disruptive than anticipated;

•	information regarding Inamed that has not been publicly disclosed has an adverse effect on the combined company’s profitability or results of operations;

•	after Allergan acquires Inamed, Allergan learns of information with respect to Inamed that prevents Allergan from making the certifications required by the Sarbanes-Oxley Act of 2002, which could reduce investors’ confidence in Allergan’s reporting capabilities with respect to Inamed’s business;

•	Allergan does not achieve the expected synergies or other benefits of the Inamed acquisition as rapidly or to the extent anticipated, if at all;

•	the effect of Allergan’s acquisition of Inamed on Allergan’s financial results does not meet the expectations of Allergan, financial analysts or investors;

•	after Allergan acquires Inamed, Inamed’s business does not perform as anticipated; or

•	Allergan’s credit rating is downgraded as a result of Allergan’s increased indebtedness incurred to finance the Offer and the Inamed Merger.
      As of October 28, 2005 there were 134,254,772 shares of Allergan common stock outstanding (including 2,646,927 shares held in treasury), and options outstanding to purchase an additional 12,025,235 shares. In connection with the Offer and Inamed Merger, Allergan estimates that Allergan could issue approximately 17,875,862 additional shares of Allergan common stock. The increase in the number of outstanding shares of Allergan common stock may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market price of Allergan common stock.

Uncertainties exist in integrating the business and operations of Allergan and Inamed.
      After Allergan’s acquisition of Inamed, Allergan expects to continue Inamed’s current operations, other than those related to the Reloxin Assets. However, Allergan intends to integrate certain of Inamed’s and Allergan’s functions and operations. Although Allergan believes the integration will be successfully completed, there can be no assurance that Allergan will be able to successfully integrate Inamed’s operations with those of Allergan. There will be inherent challenges in integrating the companies’ operations that could result in a delay or the failure to achieve the anticipated synergies and, therefore, any potential increases in earnings and cost savings. Issues that must be addressed in integrating the operations of the companies include, among other things:

•	conforming standards, controls, procedures and policies, business cultures and compensation structures between Inamed and Allergan;

•	consolidating corporate and administrative infrastructures;

•	consolidating sales and marketing operations;

•	retaining existing customers and attracting new customers;

•	retaining key employees;

•	identifying and eliminating redundant and underperforming operations and assets;

•	minimizing the diversion of management’s attention from ongoing business concerns;

•	coordinating geographically dispersed organizations;

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company; and

•	possibly modifying operating control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.
      If Allergan is not able to successfully address these challenges, Allergan may be unable to successfully integrate the companies’ operations, or to realize the anticipated benefits of the integration of the two companies. Actual cost and sales synergies, if achieved at all, may be lower than Allergan currently expects and may take a longer time to achieve than Allergan currently anticipates.

Even if the Offer is completed, full integration of Inamed’s operations with Allergan’s may be delayed if Offeror does not acquire at least 90% of the issued and outstanding Inamed Shares pursuant to the Offer.
      The Offer is subject to a condition that, before the expiration date, there shall have been validly tendered and not properly withdrawn at least a majority of the Inamed Shares on a fully diluted basis. If Offeror acquires at least 90% of the issued and outstanding Inamed Shares, the Inamed Merger will be able to be effected as a “short-form” merger under Delaware law. A short-form merger would enable Allergan to complete the acquisition of Inamed without any action on the part of the other holders of Inamed Shares. If Allergan does not acquire 90% of the issued and outstanding Inamed Shares, Allergan will be required to hold a stockholder meeting and obtain the approval of Inamed stockholders to consummate the Inamed Merger. Although this will not prevent the Inamed Merger or Post-Closing Merger from occurring, as Offeror will hold sufficient Inamed Shares to approve the Inamed Merger, it would delay Allergan from completing the Inamed Merger and could delay the realization of some or all of the anticipated benefits from integrating Inamed’s operations with Allergan’s operations.

Allergan’s acquisition of Inamed could trigger certain provisions contained in Inamed’s employee agreements or agreements with other third parties that could require Allergan to make change of control payments or permit a counter-party to an agreement with Inamed to terminate that agreement.
      Certain of Inamed’s employee agreements contain change of control provisions providing for payments to certain members of Inamed’s senior management if, following a change in control of Inamed, Inamed terminates their employment, or if these employees terminate their employment because their positions with Inamed have materially changed. The Offer and Inamed Merger would constitute a change of control, thereby giving rise to potential change of control payments. No assurance can be given that these payments will not be material.
      In addition, because Allergan has not had the opportunity to review non-public Inamed information, there may be Inamed agreements that permit a counter-party to terminate an agreement or receive payments because the Offer, the Inamed Merger or the Post-Closing Merger would cause a default or violate an anti-assignment, change of control or similar clause in such agreements. If this happens, Allergan may have to seek to replace that agreement with a new agreement or make additional payments under such agreements. However, Allergan may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to Inamed’s business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase the costs to Allergan of operating Inamed’s business or prevent Allergan from operating part or all of Inamed’s business.

Antitrust authorities may attempt to delay or prevent Offeror’s acquisition of Inamed.
      Allergan made a premerger filing under the HSR Act with the FTC and Antitrust Division of the DOJ on November 15, 2005. Until the applicable waiting period under the HSR Act expires or is terminated, Offeror may not purchase any Inamed Shares. In addition, Allergan is continuing to evaluate whether it will be required to notify antitrust authorities in certain foreign jurisdictions of the Offer and Inamed Merger. Because Allergan does not have access to certain financial and other business information of Inamed, there is no assurance that other material antitrust filings will not be required or advisable in other jurisdictions. In order to minimize any potential antitrust issues, Allergan will agree to immediately divest itself of the Reloxin Assets in connection with the Offer. However, Allergan cannot provide any assurance that the necessary approvals will be obtained or that there will not be any adverse consequences to the business of Allergan or Inamed resulting from conditions that could be imposed in connection with obtaining these approvals, including other divestitures or operating restrictions upon Inamed or the combined company. The Offer is conditioned upon the receipt of all required antitrust approvals or clearances for Allergan’s acquisition of Inamed, without Allergan, Inamed or any of Allergan’s subsidiaries being required to meet any condition or restriction that would be materially adverse to the combined company, other than the divestiture of the Reloxin Assets, and no court or other authority prohibiting the consummation of the Offer, the Inamed Merger or the Post-Closing Merger. Inamed stockholders should be aware that all required regulatory approvals may not be timely obtained and could result in a significant delay in the consummation of the Offer, the Inamed Merger or the Post-Closing Merger.

Inamed stockholders who receive Allergan common stock in the Offer will become Allergan stockholders. Allergan’s common stock may be affected by different factors and holders will have different rights than those as Inamed stockholders.
      Upon completion of the Offer, Inamed stockholders receiving shares of Allergan common stock will become stockholders of Allergan. Allergan’s business differs from that of Inamed, and Allergan’s results of operations and the trading price of Allergan common stock may be adversely affected by factors different from those that would affect Inamed’s results of operations and stock price.
      In addition, holders of shares of Allergan common stock will have different rights as stockholders than those rights they had as Inamed stockholders before the Offer or the Inamed Merger. For a detailed comparison of the rights of Allergan stockholders compared to the rights of Inamed stockholders, see “Comparison of Stockholders’ Rights.”

Inamed stockholders may not receive all consideration in the form elected.
      At the time Inamed stockholders tender their Inamed Shares and make an election, they will not know exactly what combination of cash and shares of Allergan common stock they will receive because it will also depend upon the elections made by other tendering stockholders. Each tendering Inamed stockholder will receive either cash, shares of Allergan common stock, or a combination of cash and shares of Allergan common stock, based upon their election and the elections of other tendering stockholders. To the extent that the demand for either cash or stock consideration exceeds the aggregate amount of cash or Allergan common stock available in the Offer, Offeror will prorate the total cash or stock, as the case may be, proportionally among the stockholders who elect the form of consideration for which elections exceed availability. Inamed stockholders who do not make an election will be allocated whatever consideration is remaining (or a proportionate share of each consideration if neither is oversubscribed), after taking into account the elections of tendering stockholders who make elections.

The receipt of shares of Allergan common stock in the Offer and/or the Inamed Merger may be taxable to Inamed stockholders.
      If the Offer, the Inamed Merger and the Post-Closing Merger are not treated as an integrated transaction for United States federal income tax purposes, if the Inamed Merger or the Post-Closing Merger is not completed, or if the transaction otherwise fails to qualify as a tax-free reorganization, the exchange of Inamed Shares for shares of Allergan common stock in the Offer and/or the Inamed Merger will be taxable to such stockholders for U.S. federal income tax purposes. In the opinion of Gibson, Dunn & Crutcher LLP, the Offer, the Inamed Merger and the Post-Closing Merger will be treated as an integrated transaction that qualifies as a tax-free reorganization under Section 368(a) of the Code. The opinion of Gibson, Dunn & Crutcher LLP assumes a number of factors that will not be definitively known prior to completion of the Offer, the Inamed Merger and the Post-Closing Merger. In addition, the opinion of Gibson, Dunn & Crutcher LLP will not be binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not challenge the conclusion set forth therein. For more information, see “The Offer— Material U.S. Federal Income Tax Consequences” and the opinion of Gibson, Dunn & Crutcher LLP attached as Annex B to this prospectus.
     Inamed stockholders should consult their tax advisors to determine the specific tax consequences to them of the Offer, the Inamed Merger and the Post-Closing Merger, including any federal, state, local, foreign or other tax consequences, and any tax return filing or other reporting requirements.

Risks Factors Relating to the Business of Allergan and the Combined Company
      The results of operations of Allergan and the combined company will be subject to numerous risks affecting the business of Allergan and Inamed. Inamed and Allergan operate in a rapidly changing environment that involves a number of risks. The risks described below and other risks discussed elsewhere in this prospectus and Allergan’s SEC filings could materially and adversely affect the business, financial condition, prospects, operating results or cash flows of the combined company. For a discussion of additional risk factors that affect the business of Inamed, see the discussion “Risks and Uncertainties” in Inamed’s Form 10-Q for the quarter ended September 30, 2005 and Inamed’s other SEC filings.

Allergan’s indebtedness following the Offer will be greater than Allergan’s existing indebtedness, which may increase its vulnerability to adverse financial conditions.
      Allergan’s total indebtedness as of September 30, 2005 was approximately $701.6 million. Allergan’s pro forma total indebtedness as of September 30, 2005, after giving effect to the acquisition of 100% of the outstanding Inamed Shares will be approximately $1,746.6 million, as described in “Unaudited Pro Forma Combined Condensed Financial Statements.” Allergan’s debt service obligations with respect to this increased indebtedness could have an adverse impact on its earnings and cash flows for as long as the indebtedness is outstanding.
      Allergan’s increased indebtedness could have important consequences to holders of Allergan common stock, including former Inamed stockholders who receive Allergan shares in the Offer. For example, it could:

•	make it more difficult for Allergan to pay its debts as they become due upon the occurrence of any adverse economic conditions, either generally or in its industry or geographic areas in which it operates, because any related decrease in revenues could cause Allergan to not have sufficient cash flows from operations to make its scheduled debt payments;

•	limit Allergan’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates and, consequently, place Allergan at a competitive disadvantage to its competitors;

•	require a substantial portion of Allergan’s cash flows from operations be used to service debt, thereby reducing its ability to fund research and development, working capital, capital expenditures, acquisitions and other corporate purposes;

•	result in acceleration of the payment on Allergan’s existing debt or a downgrade in Allergan’s credit rating, which could limit Allergan’s ability to borrow additional funds or increase the interest rates and restrictions applicable to Allergan’s indebtedness; and

•	result in higher interest expense in the event of increases in interest rates, as some of Allergan’s borrowings are, and will continue to be, at variable rates of interest.
      There can be no assurance that Allergan will be able to pay all principal and interest payments when due under Allergan’s existing and proposed credit facilities, and the indenture governing Allergan’s currently outstanding notes. See “The Offer— Source and Amount of Funds.”

The terms of Allergan’s existing and proposed debt agreements impose many restrictions on Allergan. Failure to comply with these restrictions could result in acceleration of Allergan’s debt. Were this to occur, Allergan might not have, or be able to obtain, sufficient cash to pay its accelerated indebtedness.
      The operating and financial restrictions and covenants in Allergan’s existing and proposed debt agreements may adversely affect Allergan’s ability to finance future operations or capital needs or to engage in new business activities. Allergan’s existing and proposed debt agreements restrict, or are expected to restrict, Allergan’s ability to, among other things:

•	incur subsidiary debt;

•	incur liens;

•	engage in consolidations, mergers, and asset sales; and

•	engage in transactions with affiliates.
      In addition, Allergan’s existing and proposed debt agreements include, or are expected to include, financial covenants that Allergan maintain certain financial ratios. As a result of these covenants and ratios, Allergan will have certain limitations on the manner in which it can conduct its business, and may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit Allergan’s ability to successfully operate its business. Failure to comply with the financial covenants or to maintain the financial ratios contained in the existing and proposed debt agreements could result in an event of default that could trigger acceleration of Allergan’s indebtedness. There can be no assurance that Allergan’s future operating results will be sufficient to ensure compliance with the covenants in its existing and proposed debt agreements or to remedy any such default. In addition, in the event of any default and related acceleration of obligations, Allergan may not have or be able to obtain sufficient funds to make any accelerated payments. See “The Offer— Source and Amount of Funds” and “Allergan’s Existing Debt Agreements.”

The pharmaceutical industry is a highly competitive business.
      The pharmaceutical industry is highly competitive. This competitive environment requires an ongoing, extensive search for technological innovation. It also requires, among other things, the ability to effectively develop, test, and obtain regulatory approvals for products, as well as the ability to effectively commercialize, market and promote approved products, including communicating the effectiveness, safety and value of products to actual and prospective customers and medical professionals. Many competitors of Allergan and Inamed have greater resources, enabling them, among other things, to spread their research and development costs, as well as their marketing and promotion costs, over a broader revenue base. Competitors may also have more experience and expertise in obtaining marketing approvals from the FDA and other regulatory authorities. In addition to product development, testing, approval and promotion, other competitive factors in the pharmaceutical industry include industry consolidation, product quality and price, reputation, customer service and access to technical information. It is possible that developments by competitors could make the combined company’s products or technologies less competitive or obsolete. In addition, competition from generic drug manufacturers is a major challenge in the United States and is growing internationally. For instance, Falcon Pharmaceuticals, Ltd., an affiliate of Alcon Laboratories, Inc., is currently attempting to obtain FDA approval for and to launch a brimonidine product to compete with Allergan’s Alphagan® P product.
      Until December 2000, Botox® was the only neuromodulator approved by the FDA. At that time, the FDA approved Myobloc®, a neuromodulator formerly marketed by Elan Pharmaceuticals and now marketed by Solstice Neurosciences, Inc. Allergan believes that Beaufour Ipsen Ltd. intends to seek FDA approval for its Dysport® neuromodulator for certain therapeutic indications, and Inamed, Beaufour Ipsen’s marketing partner, intends to seek FDA approval for Reloxin® for cosmetic indications. Beaufour Ipsen has marketed Dysport® in Europe since 1991, prior to Allergan’s European commercialization of Botox® in 1992. In connection with the Offer, Allergan will agree to divest to a third party all of Inamed’s rights and interests in Beaufour Ipsen’s Reloxin® for therapeutic and cosmetic indications. Inamed has announced that it is currently conducting Phase III trials for the product; and in connection with the divestiture of the Reloxin Assets, Allergan will cooperate fully with any subsequent licensee to ensure such licensee is able to benefit from all studies and trials conducted by Inamed to obtain regulatory approval for Reloxin®. Also, Mentor Corporation has announced its intention to develop and seek regulatory approval to market a competing neuromodulator in the United States. In addition, Allergan is aware of competing neuromodulators currently being developed and commercialized in Asia, Europe, South America and other markets. A Chinese entity received approval to market a botulinum toxin in China in 1997, and Allergan believes that it has launched or is planning to launch its botulinum toxin product in other lightly regulated markets in Asia, South America and Central America. These lightly regulated markets may not require adherence to the FDA’s current Good Manufacturing Practices, or cGMPs, the European Medical Evaluation Agency or other regulatory agencies in countries that are members of the Organization for Economic Cooperation and Development, and companies operating in these markets may be able to produce products at a lower cost than can Allergan. In addition, Merz Pharmaceuticals received approval from German authorities for a botulinum toxin and launched its product in July 2005, and a Korean company is conducting Phase III clinical trials for a botulinum toxin in Korea. This product received exportation approval from Korean authorities in early 2005. Allergan’s sales of Botox® could be materially and negatively impacted by this competition or competition from other companies that might obtain FDA approval or approval from other regulatory authorities to market a neuromodulator.

Botox® Cosmetic is a consumer product; trends may change. Changes in the consumer marketplace and applicable laws and economic conditions may adversely affect sales or product margins of Botox® or Botox® Cosmetic.
      Botox® Cosmetic is a consumer product. If Allergan fails to anticipate, identify or to react to competitive products or if consumer preferences in the cosmetic marketplace shift to other treatments for the temporary improvement in the appearance of moderate to severe glabellar lines, Allergan may experience a decline in demand for Botox® Cosmetic. In addition, the popular media has at times in the past produced, and may continue in the future to produce, negative reports and entertainment regarding the efficacy, safety or side effects of Botox® Cosmetic. Consumer perceptions of Botox® Cosmetic may be negatively impacted by these reports and for other reasons, including the use of unapproved botulinum toxins that result in injury, which may cause demand to decline.
      Demand for Botox® Cosmetic also may be materially adversely affected by changing economic conditions. Generally, the costs of cosmetic procedures are borne by individuals without reimbursement from their medical insurance providers or government programs. Individuals may be less willing to incur the costs of these procedures in weak or uncertain economic environments, and demand for Botox® Cosmetic could be adversely affected.
      Because Botox® and Botox® Cosmetic are pharmaceutical products, Allergan does not generally collect or pay sales tax or other taxes on sales of Botox® or Botox® Cosmetic. Allergan could be required to collect and pay sales or other taxes associated with prior, current or future years on sales of Botox® or Botox® Cosmetic. In addition to any retroactive taxes and corresponding interest and penalties that could be assessed, if Allergan is required to collect or pay sales or other tax associated with current or future years on sales of Botox® or Botox® Cosmetic, its sales of, or product margins on, Botox® or Botox® Cosmetic could be adversely affected due to the increased cost associated with those products.

Allergan could experience difficulties creating the raw material needed to produce Botox® which would adversely affect sales.
      The manufacturing process to create the raw material necessary to produce Botox® is technically complex and requires significant lead-time. Any failure by Allergan to forecast demand for, or to maintain an adequate supply of, the raw material and finished product could result in an interruption in the supply of Botox® and a resulting decrease in sales of the product.

Allergan’s future success depends upon its ability to develop new products, and new indications for existing products, that achieve market acceptance.
      Allergan’s future performance will be affected by the market acceptance of products such as Lumigan®, Alphagan® P, Combigantm, Restasis®, Acular LS®, Zymar® and Botox®, as well as FDA approval of new indications for Botox®, and new products such as a Lumigan®/Timolol combination, Posurdex® and memantine. Allergan has allocated substantial resources to the development and introduction of new products and indications. For the business model of the combined company to be successful, new products must be continually developed, tested and manufactured and, in addition, must meet regulatory standards and receive requisite regulatory approvals in a timely manner. For instance, to obtain approval of new indications or products in the United States, a company must submit, among other information, the results of preclinical and clinical studies on the new indication or product candidate to the FDA. The number of preclinical and clinical studies that will be required for FDA approval varies depending on the new indication or product candidate, the disease or condition for which the new indication or product candidate is in development and the regulations applicable to that new indication or product candidate. If the FDA delays or does not approve of new indications for Allergan products or its new drug candidates, the price per share of Allergan common stock may be impacted upon the announcement of such delays or non-approvals. Allergan is also required to pass pre-approval reviews and plant inspections of its and its suppliers’ facilities to demonstrate compliance with the FDA’s cGMP regulations. Products that Allergan currently is developing or other future product candidates may or may not receive the regulatory approvals necessary for marketing. Furthermore, the development, regulatory review and approval, and commercialization processes are time consuming, costly and subject to numerous factors that may delay or prevent the development and commercialization of new products, including legal actions brought by its competitors. The FDA can delay, limit or deny approval of a new indication or product candidate for many reasons, including:

•	a determination that the new indication or product candidate is not safe and effective;

•	the FDA may interpret preclinical and clinical data in different ways than Allergan does;

•	the FDA may not approve a manufacturing process or facility; or

•	the FDA may change its approval policies or adopt new regulations.
      In connection with Allergan’s 2003 acquisitions of Bardeen Sciences Company, LLC and Oculex Pharmaceuticals, Inc., Allergan acquired the right to continue researching and developing certain compounds and products, for commercialization. It cannot be assured that these or any other compounds or products in development for commercialization will be able to be commercialized on terms that will be profitable, or at all. If any of Allergan’s products cannot be successfully or timely commercialized, its operating results could be materially adversely affected. Delays or unanticipated costs in any part of the process or the inability of Allergan to obtain timely regulatory approval for any products, including those attributable to, among other things, a failure to maintain manufacturing facilities in compliance with all applicable regulatory requirements, could cause its operating results to suffer and stock price to decrease. It cannot be assured that new products or indications will be successfully developed, will receive regulatory approval or will achieve market acceptance. Further, even if Allergan receives FDA and other regulatory approvals for a new indication or product, the product may later exhibit adverse effects that limit or prevent its widespread use or that force Allergan to withdraw the product from the market or to revise its labeling to limit the indications for which the product may be prescribed.

If Allergan is unable to obtain and maintain adequate patent protection for the technologies incorporated into its products, its business and results of operations could suffer.
      Patent protection is generally important in the pharmaceutical industry. Upon the expiration or loss of patent protection for a product, Allergan can lose a significant portion of sales of that product in a very short period of time as other companies manufacture generic forms of the previously protected product at lower cost, without having had to incur significant research and development costs in formulating the product. Therefore, Allergan’s future financial success may depend in part on obtaining patent protection for technologies incorporated into its products. It cannot be assured that such patents will be issued, or that any existing or future patents will be of commercial benefit. In addition, it is impossible to anticipate the breadth or degree of protection that any such patents will afford, and it cannot be assured that any such patents will not be successfully challenged in the future. If Allergan is unsuccessful in obtaining or preserving patent protections, or if any of Allergan’s products rely on unpatented proprietary technology, there can be no assurance that others will not commercialize products substantially identical to those products. Generic drug manufacturers currently are challenging the patents covering certain Allergan products and it is expected that they will continue to do so in the future. Allergan’s business also relies on trade secrets and proprietary know-how that it seeks to protect, in part, through confidentiality agreements with third parties, including with partners, customers, employees and consultants. It is possible that these agreements will be breached or that they will not be enforceable in every instance, and that Allergan will not have adequate remedies for any such breach. It is also possible that Allergan’s trade secrets will become known or independently developed by its competitors.

Interruptions in the supply of raw materials could disrupt Allergan’s manufacturing and cause its sales and profitability to decline.
      Allergan obtains the specialty chemicals that are the active pharmaceutical ingredients in certain of its products from single sources, who must maintain compliance with the FDA’s cGMP regulations. If Allergan experiences difficulties acquiring sufficient quantities of these materials from its existing suppliers, or if suppliers are found to be non-compliant with the cGMPs, obtaining the required regulatory approvals, including from the FDA, to use alternative suppliers may be a lengthy and uncertain process. A lengthy interruption of the supply of one or more of these materials could adversely affect Allergan’s ability to manufacture and supply products, which could cause its sales and profitability to decline.

Importation of products from Canada and other countries into the United States may lower the prices Allergan receives for its products.
      In the United States, Allergan’s products are subject to competition from lower priced versions of its products and competing products from Canada, Mexico, and other countries where government price controls or other market dynamics result in lower prices. Allergan’s products that require a prescription in the United States often are available to consumers in these markets without a prescription, which may cause consumers to further seek out these products in these lower priced markets. The ability of patients and other customers to obtain these lower priced imports has grown significantly as a result of the Internet, an expansion of pharmacies in Canada and elsewhere targeted to American purchasers, the increase in U.S.-based businesses affiliated with Canadian pharmacies marketing to American purchasers, and other factors. Most of these foreign imports are illegal under current U.S. law. However, the volume of imports continues to rise due to the limited enforcement resources of the FDA and the U.S. Customs Service, and there is increased political pressure to permit the imports as a mechanism for expanding access to lower priced medicines.
      In December 2003, Congress enacted the Medicare Prescription Drug, Improvement, and Modernization Act of 2003. This law contains provisions that may change U.S. import laws and expand consumers’ ability to import lower priced versions of products of Allergan and its competitors from Canada, where there are government price controls. These changes to U.S. import laws will not take effect unless and until the Secretary of Health and Human Services certifies that the changes will lead to substantial savings for consumers and will not create a public health safety issue. The former Secretary of Health and Human Services did not make such a certification. However, it is possible that the current Secretary or a subsequent Secretary could make the certification in the future. As directed by Congress, a task force on drug importation recently conducted a comprehensive study regarding the circumstances under which drug importation could be safely conducted and the consequences of importation on the health, medical costs and development of new medicines for U.S. consumers. The task force issued its report in December 2004, finding that there are significant safety and economic issues that must be addressed before importation of prescription drugs is permitted, and the current Secretary has not yet announced any plans to make the required certification. In addition, federal legislative proposals have been made to implement the changes to the U.S. import laws without any certification, and to broaden permissible imports in other ways. Even if the changes to the U.S. import laws do not take effect, and other changes are not enacted, imports from Canada and elsewhere may continue to increase due to market and political forces, and the limited enforcement resources of the FDA, the U.S. Customs Service and other government agencies. For example, state and local governments have suggested that they may import drugs from Canada for employees covered by state health plans or others, and some already have implemented such plans.
      The importation of foreign products adversely affects Allergan’s profitability in the United States. This impact could become more significant in the future, and the impact could be even greater if there is a further change in the law or if state or local governments take further steps to import products from abroad.

Allergan’s business will continue to expose it to risks of environmental liabilities.
      Allergan’s product development programs and manufacturing processes involve the controlled use of hazardous materials, chemicals and toxic compounds. These programs and processes expose Allergan to risks that an accidental contamination could lead to noncompliance with environmental laws, regulatory enforcement actions and claims for personal injury and property damage. If an accident occurs, or if Allergan discovers contamination caused by prior operations, including by prior owners and operators of properties acquired, it could be liable for cleanup obligations, damages and fines. The substantial unexpected costs that Allergan may incur could have a significant and adverse effect on Allergan’s business and results of operations.

Allergan may experience losses due to product liability claims, product recalls or corrections.
      The design, development, manufacture and sale of Allergan’s products involves an inherent risk of product liability or other claims by consumers and other third parties. Allergan has in the past been, and continues to be, subject to various product liability claims and lawsuits. In addition, it has in the past and may in the future recall or issue field corrections related to its products due to manufacturing deficiencies, labeling errors or other safety or regulatory reasons. There can be no assurance that Allergan will not in the future experience material losses due to product liability claims, lawsuits, product recalls or corrections.
      Additionally, Allergan’s products may cause, or may appear to cause, serious adverse side effects or potentially dangerous drug interactions if misused or improperly prescribed. These events, among others, could result in additional regulatory controls, such as the performance by Allergan of costly post-approval clinical studies or revisions to approved labeling, which could limit the indications or patient population for its products or could even lead to the withdrawal of a product from the market. Furthermore, any adverse publicity associated with such an event could cause consumers to seek alternatives to Allergan’s products, which may cause its sales to decline, even if Allergan’s products are ultimately determined not to have been the primary cause of the event.

Health care initiatives and other cost-containment pressures could cause Allergan to sell its products at lower prices, resulting in decreased revenue.
      Some of Allergan’s products are purchased or reimbursed by state and federal government authorities, private health insurers and other organizations, such as health maintenance organizations, or HMOs, and managed care organizations, or MCOs. Third party payors increasingly challenge pharmaceutical product pricing. The trend toward managed healthcare in the United States, the growth of organizations such as HMOs and MCOs, and various legislative proposals and enactments to reform healthcare and government insurance programs, including the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, could significantly influence the manner in which pharmaceutical products are prescribed and purchased, which could result in lower prices and/or a reduction in demand for Allergan’s products.
      In a recent rule establishing a competitive acquisition program, beginning January 2006, physicians who administer drugs in their offices will be offered an option to acquire drugs covered under the Medicare Part B benefit from vendors who are selected in a competitive bidding process. Winning vendors would be selected based on criteria that include their bid price. Such cost containment measures and healthcare reforms could adversely affect Allergan’s ability to sell its products. Furthermore, individual states have become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third party payors or other restrictions could negatively and materially impact Allergan’s revenues and financial condition. Allergan encounters similar regulatory and legislative issues in most countries outside the United States. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in the prescription drug and other healthcare programs. This can reduce demand for Allergan’s products or put pressure on its product pricing, which could negatively affect its revenues and profitability.

Allergan is subject to risks arising from currency exchange rates, which could increase its costs and may cause its profitability to decline.
      Allergan collects and pays a substantial portion of its sales and expenditures in currencies other than the U.S. dollar. Therefore, fluctuations in foreign currency exchange rates affect its operating results. There can be no assurance that future exchange rate movements, inflation or other related factors will not have a material adverse effect on Allergan’s sales, gross profit or operating expenses.

Allergan is subject to risks associated with doing business internationally.
      Allergan’s business is subject to certain risks inherent in international business, many of which are beyond its control. These risks include, among other things:

•	adverse changes in tariff and trade protection measures;

•	unexpected changes in foreign regulatory requirements;

•	potentially negative consequences from changes in or interpretations of tax laws;

•	differing labor regulations;

•	changing economic conditions in countries where Allergan’s products are sold or manufactured or in other countries;

•	differing local product preferences and product requirements;

•	exchange rate risks;

•	restrictions on the repatriation of funds;

•	political unrest and hostilities;

•	differing degrees of protection for intellectual property; and

•	difficulties in coordinating and managing foreign operations.
      Any of these factors, or any other international factors, could have a material adverse effect on Allergan’s business, financial condition and results of operations. There can be no assurance that Allergan can successfully manage these risks or avoid their effects.

Allergan may be subject to intellectual property litigation and infringement claims, which could cause it to incur significant expenses and losses or prevent it from selling its products.
      Although Allergan has a corporate policy not to infringe the valid and enforceable patents of others, there can be no assurance that Allergan’s products will not infringe patents held by third parties. If Allergan or a third party discovers that Allergan may be infringing third party patents, licenses from those third parties may not be available on commercially attractive terms or at all. Allergan may have to defend, and has recently defended, against allegations that it violated patents or the proprietary rights of third parties. Litigation is costly and time-consuming, and diverts the attention of management and technical personnel. In addition, if Allergan infringes the intellectual property rights of others, it could lose its right to develop, manufacture or sell products or could be required to pay monetary damages or royalties to license proprietary rights from third parties. An adverse determination in a judicial or administrative proceeding or a failure to obtain necessary licenses could prevent Allergan from manufacturing or selling its products, which could harm its business, financial condition, prospects, results of operations and cash flows. See Item 1 of Part II of Allergan’s Form 10-Q for the quarter ended September 30, 2005, and Note 9 in the notes to the unaudited condensed consolidated financial statements contained therein for information concerning Allergan’s current intellectual property litigation.

The consolidation of drug wholesalers and other wholesaler actions could increase competitive and pricing pressures on pharmaceutical manufacturers, including Allergan.
      Allergan sells its pharmaceutical products primarily through wholesalers. These wholesale customers comprise a significant part of the distribution network for pharmaceutical products in the United States. This distribution network is continuing to undergo significant consolidation marked by mergers and acquisitions. As a result, a smaller number of large wholesale distributors control a significant share of the market. Allergan expects that consolidation of drug wholesalers will increase competitive and pricing pressures on pharmaceutical manufacturers, including Allergan. In addition, wholesalers may apply pricing pressure through the implementation of fee-for-service arrangements, and their purchases may exceed customer demand, resulting in reduced wholesaler purchases in later quarters. There can be no assurance that Allergan can manage these pressures or that wholesaler purchases will not decrease as a result of this potential excess buying.

Allergan may acquire other companies in the future and these acquisitions could disrupt its business.
      As part of its business strategy, Allergan regularly considers and, as appropriate, makes acquisitions of technologies, products and businesses that it believes are complementary or additive to its business. As discussed above, acquisitions typically entail many risks and could result in difficulties in integrating the operations, personnel, technologies and products of the companies acquired, some of which may result in significant charges to earnings. If Allergan is unable to successfully integrate these acquisitions with its existing business, it may not obtain the advantages that the acquisitions were intended to create, which may materially adversely affect its business, results of operations, financial condition and cash flows, its ability to develop and introduce new products and the market price of its stock. In connection with acquisitions, Allergan could experience disruption in its business or employee base, or key employees of companies that it acquires may seek employment elsewhere, including with Allergan’s competitors. Furthermore, the products of companies Allergan acquires may overlap with its products or those of its customers, creating conflicts with existing relationships or with other commitments that are detrimental to the integrated businesses.

Compliance with the extensive government regulations to which Allergan is subject is expensive and time consuming, and may result in the delay or cancellation of product sales, introductions or modifications.
      Extensive industry regulation has had, and will continue to have, a significant impact on Allergan’s business, especially its product development and manufacturing capabilities. All pharmaceutical companies, including Allergan, are subject to extensive, complex, costly and evolving regulation by federal governmental authorities, principally by the FDA and the U.S. Drug Enforcement Administration, or DEA, and similar foreign and state government agencies. Failure to comply with the regulatory requirements of the FDA, DEA and other U.S. and foreign regulatory requirements may subject a company to administrative or judicially imposed sanctions, including, among others, a refusal to approve a pending application to market a new product or a new indication for an existing product. The Federal Food, Drug, and Cosmetic Act, the Controlled Substances Act and other domestic and foreign statutes and regulations govern or influence the research, testing, manufacturing, packing, labeling, storing, record keeping, safety, effectiveness, approval, advertising, promotion, sale and distribution of Allergan’s products. Under certain of these regulations, Allergan is subject to periodic inspection of its facilities, production processes and control operations and/or the testing of its products by the FDA, the DEA and other authorities, to confirm that they are in compliance with all applicable regulations, including the FDA’s cGMP regulations. The FDA conducts pre-approval and post-approval reviews and plant inspections of Allergan and its suppliers to determine whether its record keeping, production processes and controls, personnel and quality control are in compliance with the cGMPs and other FDA regulations. Allergan is also required to perform extensive audits of its vendors, contract laboratories and suppliers to ensure that they are compliant with these requirements. In addition, in order to commercialize its products or new indications for an existing product, Allergan must demonstrate that the product or new indication is safe and effective, and that its and its suppliers’ manufacturing facilities are compliant with applicable regulations, to the satisfaction of the FDA and other regulatory agencies.
      The process for obtaining governmental approval to manufacture pharmaceutical products is rigorous, typically takes many years and is costly, and Allergan cannot predict the extent to which it may be affected by legislative and regulatory developments. Allergan is dependent on receiving FDA and other governmental approvals prior to manufacturing, marketing and shipping its products. Allergan may fail to obtain approval from the FDA or other governmental authorities for its product candidates, or experience delays in obtaining such approvals, due to varying interpretations of data or failure to satisfy rigorous efficacy, safety and manufacturing quality standards. Consequently, there is always a risk that the FDA or other applicable governmental authorities will not approve Allergan’s products, or will take post-approval action limiting or revoking Allergan’s ability to sell its products, or that the rate, timing and cost of such approvals will adversely affect Allergan’s product introduction plans, results of operations and stock price. Despite the time and expense exerted, regulatory approval is never guaranteed.
      Even after Allergan obtains regulatory approval for a product candidate or new indication, it is subject to extensive regulation, including ongoing compliance with the FDA’s cGMP regulations, completion of post-marketing clinical studies mandated by the FDA, and compliance with regulations relating to adverse event reporting, labeling, advertising, marketing and promotion. If Allergan or any third party that it involves in the testing, packing, manufacture, labeling, marketing and distribution of its products fails to comply with any such regulations, they may be subject to, among other things, warning letters, product seizures, recalls, fines or other civil penalties, injunctions, suspension or revocation of approvals, operating restrictions and criminal prosecution.
      The FDA recently has increased its enforcement activities related to the advertising and promotion of pharmaceutical and biological products. In particular, the FDA has expressed concern regarding the pharmaceutical industry’s compliance with the agency’s regulations governing direct-to-consumer advertising, and has increased its scrutiny of such promotional materials. The FDA may limit or, with respect to certain products, terminate Allergan’s dissemination of direct-to-consumer advertisements in the future, which could cause sales for those products to decline.
      Physicians may prescribe pharmaceutical or biologic products for uses that are not described in a product’s labeling or differ from those tested by Allergan and approved by the FDA. While such “off-label” uses are common and the FDA does not regulate a physician’s choice of treatment, the FDA does restrict a manufacturer’s communications on the subject of off-label use. Companies cannot actively promote FDA-approved pharmaceutical or biologic products for off-label uses, but they may disseminate to physicians articles published in peer-reviewed journals. To the extent allowed by law, Allergan disseminates peer-reviewed articles on its products to targeted physicians. If, however, its promotional activities fail to comply with the FDA’s regulations or guidelines, it may be subject to warnings from, or enforcement action by, the FDA or another enforcement agency.

If Allergan markets products in a manner that violates health care fraud and abuse laws, it may be subject to civil or criminal penalties.
      Federal health care program anti-kickback statutes prohibit, among other things, knowingly and willfully offering, paying, soliciting, or receiving remuneration to induce or in return for purchasing, leasing, ordering, or arranging for the purchase, lease or order of any health care item or service reimbursable under Medicare, Medicaid, or other federally financed health care programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Although Allergan believes that it is in compliance, its practices may be determined to fail to meet all of the criteria for safe harbor protection from anti-kickback liability.
      Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to get a false claim paid. Pharmaceutical companies have been prosecuted under these laws for a variety of alleged promotional and marketing activities, such as allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion that caused claims to be submitted to Medicaid for non-covered off-label uses; and submitting inflated best price information to the Medicaid Rebate Program.
      The majority of states also have statutes or regulations similar to the federal anti-kickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines, and imprisonment.
      Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of Allergan’s business activities could be subject to challenge under one or more of such laws. For example, Allergan and several other pharmaceutical companies are currently subject to suits by governmental entities in several jurisdictions, including Massachusetts, New York and Alabama alleging that Allergan and those other companies, through promotional, discounting, and pricing practices reported false and inflated average wholesale prices or wholesale acquisition costs and failed to report best prices as required by federal and state rebate statutes, resulting in the plaintiffs overpaying for certain medications.

COMPARATIVE MARKET PRICE DATA
      Shares of Allergan common stock are listed on the New York Stock Exchange under the symbol “AGN” and Inamed Shares are traded on the NASDAQ National Market under the symbol “IMDC.”
      The following table sets out historical closing prices per share for Allergan shares and the Inamed Shares on November 14, 2005, the last full trading day before the public announcement of Allergan’s proposal to acquire Inamed, and November 18, 2005, the most recent practicable date before the mailing of this prospectus. The implied value per Inamed Share of the common stock consideration in the Offer on each of the specified dates represents the closing sales price of a share of Allergan common stock on that date multiplied by the exchange ratio of 0.8498 per share. The implied value of the Medicis Merger per Inamed Share on each of the specified dates represents $30.00, the cash component per Inamed Share in the Medicis merger, plus the closing price of a share of Medicis common stock on the specified date multiplied by the Medicis Merger exchange ratio of 1.4205.

			Per Inamed Share

			Implied Value
			of Allergan Offer
	Allergan	Inamed				Implied Value
	Common Stock	Common Stock			Full	of Medicis-
	(NYSE)	(NASDAQ)	Cash	Stock	Proration	Inamed Merger

November 14, 2005	$98.85	$74.44	$84.00	$84.00	$84.00	$72.15
November 18, 2005	$100.25	$83.31	$84.00	$85.19	$84.66	$69.42
      The market prices of shares of Allergan common stock and Inamed Shares will fluctuate prior to the expiration date of the Offer and thereafter, and may be different at the expiration date from the prices set forth above, and for Inamed stockholders tendering Inamed Shares in the Offer, at the time they receive cash or shares of Allergan common stock. Inamed stockholders are encouraged to obtain current market quotations prior to making any decision with respect to the Offer. See also “The Offer—Effect of the Offer on the Market for Inamed Shares; NASDAQ Listing; Registration Under the Exchange Act; Margin Regulations” for a discussion of the possibility that Inamed’s Shares will cease to be listed on the NASDAQ National Market.

COMPARATIVE PER SHARE DATA
(UNAUDITED)
      The following table reflects historical information about basic and diluted income per share, cash dividends per share, and book value per share for the nine month period ended September 30, 2005 and the year ended December 31, 2004, on a historical basis, and for Allergan and Inamed on an unaudited pro forma combined basis after giving effect to the Offer, the Inamed Merger and the Post-Closing Merger. The pro forma data of the combined company assumes the acquisition of 100% of the Inamed Shares by Allergan and was derived by combining the historical consolidated financial information of Allergan and Inamed as described elsewhere in this prospectus. The equivalent pro forma combined per share data for Allergan assumes that 45% of the Inamed Shares will be exchanged for cash and 55% of the Inamed Shares will be exchanged for shares of Allergan common stock. The actual percentage of cash and Allergan common stock an Inamed stockholder will receive depends upon such stockholder’s election and the elections made by other Inamed stockholders and any resulting proration. For a discussion of the assumptions and adjustments made in preparing the pro forma financial information presented in this prospectus, see “Unaudited Pro Forma Combined Condensed Financial Statements.”
      Inamed stockholders should read the information presented in the following table together with the historical financial statements of Allergan and Inamed and the related notes which are incorporated herein by reference, and the “Unaudited Pro Forma Combined Condensed Financial Statements” appearing elsewhere in this prospectus. The pro forma data is unaudited and for illustrative purposes only. Inamed stockholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies always been combined or the future results that the combined company will achieve after the consummation of the Offer, the Inamed Merger and the Post-Closing Merger. This pro forma information is subject to risks and uncertainties, including those discussed under “Risk Factors” above.

	Nine Months Ended	Year Ended
Allergan	September 30, 2005	December 31, 2004

Historical data
per share of Allergan common stock
Net earnings:
Basic	$2.02	$2.87
Diluted	$1.98	$2.82
Book value	$10.18	$8.49
Cash dividends declared	$0.30	$0.36

Pro forma combined data
per share of Allergan common stock
Pro forma earnings:
Basic	$1.69	$2.34
Diluted	$1.66	$2.30
Pro forma book value	$19.96

	Nine Months Ended	Year Ended
Inamed	September 30, 2005	December 31, 2004

Historical data per Inamed Share
Net income:
Basic	$1.36	$1.77
Diluted	$1.34	$1.75
Book value	$13.72	$12.43

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ALLERGAN
      The following table summarizes selected historical consolidated financial data of Allergan for each of the five years ended December 31, 2004, and for each of the nine month periods ended September 30, 2005 and September 24, 2004 and was derived from Allergan’s unaudited condensed consolidated financial statements. The selected historical consolidated financial data for the five years ended December 31, 2004 was derived from Allergan’s audited consolidated financial statements. This information is only a summary. You should read it in conjunction with Allergan’s historical consolidated financial statements and related notes contained in the quarterly and annual reports and other information Allergan has filed with the Securities and Exchange Commission and incorporated by reference into this registration statement. The operating results for the nine month period ended September 30, 2005 are not necessarily indicative of the results for the remainder of the fiscal year or any future period. Allergan’s management believes that its respective interim unaudited condensed consolidated financial statements reflect all adjustments necessary, consisting only of normal recurring accruals, for a fair presentation of the results for the interim periods presented. See “Where To Obtain More Information.”

	Year Ended December 31,

	2004	2003	2002	2001	2000

	(in millions, except per share data)
Summary of Operations:
Product net sales	$2,045.6	$1,755.4	$1,385.0	$1,142.1	$992.1
Research service revenues (primarily from a related party through April 16, 2001)	—	16.0	40.3	60.3	62.9
Operating costs and expenses
Cost of product sales	386.7	320.3	221.7	198.1	197.7
Cost of research services	—	14.5	36.6	56.1	59.4
Selling, general and administrative	778.9	697.2	623.8	481.0	410.3
Research and development	345.6	763.5	233.1	227.5	165.7
Technology fees from related party	—	—	—	(0.7)	(3.1)
Legal settlement	—	—	118.7	—	—
Restructuring charge (reversal) and asset write-offs, net	7.0	(0.4)	62.4	(1.7)	0.2

Operating income (loss)	527.4	(23.7)	129.0	242.1	224.8
Non-operating income (loss)	4.7	(5.8)	(39.2)	18.2	10.8

Earnings (loss) from continuing operations before income taxes and minority interest	532.1	(29.5)	89.8	260.3	235.6
Earnings (loss) from continuing operations	377.1	(52.5)	64.0	171.2	165.9
Earnings from discontinued operations	—	—	11.2	54.9	49.2
Net earnings (loss)	$377.1	$(52.5)	$75.2	$224.9	$215.1
Basic earnings (loss) per share:
Continuing operations	$2.87	$(0.40)	$0.49	$1.30	$1.27
Discontinued operations	—	—	0.09	0.42	0.38
Diluted earnings (loss) per share:
Continuing operations	$2.82	$(0.40)	$0.49	$1.29	$1.24
Discontinued operations	—	—	0.08	0.40	0.37
Cash dividends per share	$0.36	$0.36	$0.36	$0.36	$0.32

	At December 31,

	2004	2003	2002	2001	2000

	(in millions)
Balance Sheet Data:
Current assets	$1,376.0	$928.2	$1,200.2	$1,114.8	$1,097.4
Working capital	916.4	544.8	796.6	710.4	752.1
Total assets	2,257.0	1,754.9	1,806.6	2,046.2	1,971.0
Long-term debt	570.1	573.3	526.4	444.8	484.3
Total stockholders’ equity	1,116.2	718.6	808.3	977.4	873.8

	Nine Months Ended

	September 30,	September 24,
	2005	2004

	(in millions, except
	per share data)
Summary of Operations:
Product Sales
Net sales	$1,724.3	$1,489.4
Cost of sales	304.3	282.9

Product gross margin	1,420.0	1,206.5
Operating costs and expenses
Selling, general and administrative	689.5	572.8
Research and development	283.5	257.6
Restructuring charge (reversal)	37.6	—

Operating income	409.4	376.1

Non-operating income (expense)
Interest income	23.0	6.8
Interest expense	(7.5)	(14.2)
Unrealized gain on derivative instruments, net	1.0	0.1
Gain on investments	0.8	—
Other, net	3.0	2.3

	20.3	(5.0)

Earnings before income taxes and minority interest	429.7	371.1
Provision for income taxes	163.2	105.8
Minority interest expense	2.7	0.7

Net earnings	$263.8	$264.6

Earnings per share:
Basic	$2.02	$2.02

Diluted	$1.98	$1.97

Cash dividends per share	$0.30	$0.27

At
September 30,
2005

(in millions)
Balance Sheet Data:
Current assets	$1,626.7
Working capital	1,027.3
Total assets	2,633.4
Long-term debt	575.6
Total stockholders’ equity	1,339.6

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF INAMED
      The following table sets forth selected historical consolidated financial data of Inamed for each of the five years ended December 31, 2004 and for each of the nine month periods ended September 30, 2005 and 2004 and was derived from Inamed’s interim unaudited consolidated financial statements. The selected historical consolidated financial data for the five years ended December 31, 2004 was derived from Inamed’s audited consolidated financial statements. This information is only a summary. You should read it in conjunction with Inamed’s historical financial statements and related notes contained in the quarterly and annual reports and other information Inamed has filed with the Securities and Exchange Commission and incorporated by reference into this registration statement (except the report of Inamed’s independent registered public accountants contained therein which is not incorporated by reference herein because Inamed’s independent registered public accountants have not consented to the incorporation of such report by reference in this prospectus. See “Note on Inamed Information”). The operating results for the nine month period ended September 30, 2005 are not necessarily indicative of the results for the remainder of the fiscal year or any future period. The respective interim unaudited consolidated financial statements reflect all adjustments necessary, consisting only of normal recurring accruals, for a fair presentation of the results for the interim periods presented. See “Where To Obtain More Information.”

	Year Ended December 31,

	2004		2003	2002	2001	2000

	(in millions, except per share data)
Statements of Operations:
Net sales	$384.4		$332.6	$275.7	$238.1	$240.1
Cost of goods sold	97.9		92.8	77.6	67.2	66.4

Gross profit	286.5		239.8	198.1	170.9	173.7

Operating expenses:
Selling, general and administrative	179.7	(3)	141.8	126.7	96.6	102.3
Research and development	28.8		21.5	13.6	12.2	9.9
Restructuring charges	—		—	5.1	12.0	—
Amortization of intangible assets	5.0		4.0	4.9	11.3 (1)	9.3

Total operating expenses	213.5		167.3	150.3	132.1	121.5

Operating income	73.0		72.5	47.8	38.8	52.2

Other income (expense):
Net interest income (expense) and debt costs	0.5	(2)	(9.4)	(11.7)	(11.7)	(10.5)
Foreign currency transaction gains (losses)	0.1		(0.1)	0.3	(0.4)	2.6
Royalty income and other	4.7		4.2	5.8	5.0	7.0

Total other income (expense), net	5.3		(5.3)	(5.6)	(7.1)	(0.9)

Income before income tax expense	78.3		67.2	42.2	31.7	51.3
Income tax expense	15.2		14.2	9.3	10.7	14.3

Net income	$63.1		$53.0	$32.9	$21.0	$37.0

Net income per share of common stock
Basic	$1.77		$1.54	$1.04	$0.69	$1.21
Diluted	$1.75		$1.51	$1.00	$0.64	$1.07
Weighted average shares outstanding:
Basic	35.6		34.5	31.5	30.3	30.6
Diluted	36.0		35.2	32.9	32.6	34.5
      Note 1—In 2000 and 2001, Inamed recorded amortization on goodwill in accordance with APB Opinion No. 17. Beginning January 1, 2002, Inamed adopted Statement of Financial Accounting Standard (SFAS) No. 142 and ceased amortizing goodwill.
      Note 2—Interest expense decreased in 2004 due to Inamed’s debt refinancing and principal reduction in mid-2003. In addition, Inamed began investing its excess cash in short-term investments in 2004, which significantly increased its interest income.
      Note 3—Selling, general, and administrative includes a one-time legal settlement of $17.2 million with Ethicon Endo-Surgery, Inc. relating to a patent infringement case.

	At December 31,

	2004	2003	2002	2001	2000

	(in millions)
Balance Sheet Data:
Working capital	$190.9	$131.9	$81.4	$63.3	$50.8
Total assets	570.1	501.0	439.4	400.2	385.9
Total long-term debt and capital leases (incl. current portion)	22.5	32.5	83.7	121.0	98.6
Stockholders’ equity	446.3	351.5	232.7	174.4	167.7

	Nine Months Ended

	September 30,	September 30,
	2005	2004

	(in millions,
	except per share data)
Statements of Operations
Net sales	$325.1	$280.6
Cost of goods sold	90.3	77.7

Gross profit	234.8	202.9

Operating expenses:
Selling, general and administrative	137.6	130.2
Research and development	29.9	19.1
Restructuring charges	(0.7)	—
Amortization of intangible assets	4.0	3.7

Total operating expenses	170.8	153.0

Operating income	64.0	49.9
Other income (expense):
Net interest income and debt costs	1.7	0.4
Foreign currency transaction losses	(0.3)	—
Royalty income and other	2.8	3.5

Total other income, net	4.2	3.9
Income before income tax expense	68.2	53.8
Income tax expense	19.0	9.6

Net income	$49.2	$44.2

Net income per share of common stock:
Basic	$1.36	$1.25

Diluted	$1.34	$1.23

Weighted average shares outstanding:
Basic	36.2	35.5

Diluted	36.6	35.9

At
September 30,
2005

(in millions)
Balance Sheet Data:
Working capital	$249.5
Total assets	609.0
Total long-term debt (including current portion)	8.8
Total stockholders’ equity	499.5

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
      The following table sets forth selected pro forma combined financial data derived from:

•	the interim unaudited condensed consolidated financial statements of Allergan for the nine month period ended September 30, 2005 and the audited consolidated financial statements of Allergan for the fiscal year ended December 31, 2004; and

•	the interim unaudited consolidated financial statements of Inamed for the nine month period ended September 30, 2005 and the audited consolidated financial statements of Inamed for the fiscal year ended December 31, 2004, all of which are incorporated by reference into this prospectus (except the report of Inamed’s independent registered public accountants contained therein which is not incorporated by reference herein because Inamed’s independent registered public accountants have not consented to the incorporation of such report by reference in this prospectus. See “Note on Inamed Information”). The following pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of results of operations and financial position that would have been achieved had the consummation of the Offer, the Inamed Merger and the Post-Closing Merger taken place on the dates indicated or the future operations of the combined company.
      The following table was prepared only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Allergan and Inamed might have looked like had the Offer, the Inamed Merger and the Post-Closing Merger taken place at an earlier date. Actual amounts, determined on the basis of more detailed information, will differ from the amounts reflected below. For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this prospectus, see “Unaudited Pro Forma Combined Condensed Financial Statements.” You can find more information about the Offer in “The Offer.”
      The following unaudited pro forma financial information should be read in conjunction with:

•	the Unaudited Pro Forma Combined Condensed Financial Statements and the accompanying notes in the section captioned “Unaudited Pro Forma Combined Condensed Financial Statements;”

•	the financial statements of Allergan for the year ended December 31, 2004 and for the nine month period ended September 30, 2005 and the notes relating thereto, which are incorporated by reference into this prospectus; and

•	the financial statements of Inamed for the fiscal year ended December 31, 2004 and for the nine month period ended September 30, 2005 and the notes relating thereto, which are incorporated by reference into this prospectus (except the report of Inamed’s independent registered public accountants contained therein which is not incorporated by reference herein because Inamed’s independent registered public accountants have not consented to the incorporation of such report by reference in this prospectus. See “Note on Inamed Information”).

	Nine Months
	Ended	Year Ended
	September 30,	December 31,
	2005	2004

	(in millions,
	except per share amounts)
Pro Forma Statements of Earnings Data:
Net sales	$2,049.4	$2,430.0
Operating income	432.1	531.1
Net earnings	251.2	349.0
Net earnings per share of common stock:
Basic	$1.69	$2.34
Diluted	$1.66	$2.30

At
September 30,
2005

(in millions)
Pro Forma Balance Sheet Data:
Current assets	$1,497.0
Working capital	814.2
Total assets	5,464.2
Long-term debt	1,620.6
Total stockholders’ equity	2,984.2

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth Allergan’s historical ratio of earnings to fixed charges for the last five fiscal years and the nine month period ended September 30, 2005 and pro forma combined ratio of earnings to fixed charges for the year ended December 31, 2004 and for the nine month period ended September 30, 2005. For the purposes of these ratios, “earnings” represents earnings before provision for income taxes and minority interest and fixed charges, and “fixed charges” consist of interest expense, and a share of rent expense which is deemed to be representative of an interest factor.

	Historical												Pro Forma Combined

											Nine Months				Nine Months
	Fiscal Year										Ended		Year Ended		Ended
											September 30,		December 31,		September 30,
	2000		2001		2002		2003		2004		2005		2004		2005

Ratio of earnings to fixed charges	12.0	x	11.7	x	4.8	x (1)	n/a	(2)	20.6	x	31.7	x	6.6	x	8.0	x

(1)	The determination of earnings within this ratio includes the following expenses incurred by Allergan during the year ended December 31, 2002: a $63.5 million charge for restructuring costs and asset write-offs, substantially all of which related to Allergan’s spin-off of Advanced Medical Optics, Inc., or AMO, which occurred on June 29, 2002; $42.5 million of duplicate operating expenses during 2002 that were associated with the spin-off of AMO; and a litigation settlement charge of $118.7 million during 2002.

(2)	In 2003, earnings were not sufficient to cover fixed charges by $29.5 million. The determination of earnings in 2003 includes charges totaling $458.0 million related to acquired in-process research and development assets associated with the 2003 purchases of Oculex Pharmaceuticals, Inc. and Bardeen Sciences Company, LLC.

THE COMPANIES
Allergan
      Allergan is a technology-driven, global health care company that develops and commercializes specialty pharmaceutical products for the ophthalmic, neurological, dermatological and other specialty markets. It is a pioneer in specialty pharmaceutical research, targeting products and technologies related to specific disease areas such as glaucoma, retinal disease, dry eye, psoriasis, acne and movement disorders. Additionally, Allergan develops and markets aesthetic-related pharmaceuticals and over-the-counter products. Within these areas, Allergan is an innovative leader in therapeutic and over-the-counter products that are sold in more than 100 countries. It is also focusing research and development efforts on new therapeutic areas, including gastroenterology, neuropathic pain, genitourinary diseases, medical dermatology and medical aesthetics. Allergan markets the following product lines:

•	Eye Care Pharmaceutical Product Line. Allergan develops, manufactures and markets a broad range of prescription and non-prescription products designed to treat diseases and disorders of the eye, including glaucoma, dry eye, inflammation, infection and allergy.

•	Neuromodulator. Allergan’s neuromodulator product, Botox® (Botulinum Toxin Type A), is used for a wide variety of treatments which continue to expand. Botox® is accepted in many global regions as the standard therapy for indications ranging from therapeutic neuromuscular disorders and related pain to cosmetic facial aesthetics.

•	Skin Care Product Line. Allergan’s skin care product line focuses on the high growth, high margin segments of the acne and psoriasis markets, particularly in the United States and Canada.
      Allergan is headquartered in Irvine, California. Its principal markets are the United States, Europe, Latin America and Asia Pacific.
      Allergan was originally incorporated in California in 1948 and became known as Allergan Corporation in 1950. In 1977, it reincorporated in Delaware. In 1980, it was acquired by SmithKline Beecham plc (then known as SmithKline Corporation). From 1980 through 1989, it operated as a wholly-owned subsidiary of SmithKline and in 1989 it again became a stand-alone public company through a spin-off distribution by SmithKline.
      The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Allergan and Offeror and certain other information is set forth on Annex A to this prospectus. During the last five years, neither Allergan nor Offeror, nor to the best knowledge of Allergan and Offeror, any of the persons listed on Annex A of this prospectus (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Offeror
      Offeror, a Delaware corporation, is a wholly owned subsidiary of Allergan. Offeror is newly formed, and was organized for the purpose of making the Offer and consummating the Inamed Merger. Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Offer and the Inamed Merger.

Inamed
      Inamed is a global healthcare company that develops, manufactures, and markets a diverse line of products that enhance the quality of people’s lives. It has three principal product lines:

•	Breast Aesthetics. Inamed’s breast aesthetics consists primarily of breast implants and tissue expanders for use in plastic and reconstructive surgery.

•	Facial Aesthetics. Inamed’s facial aesthetics product line consists primarily of collagen and hyaluronic acid-based dermal fillers for use in facial rejuvenation.

•	Obesity Intervention. Inamed’s BioEnterics® LAP-BAND® system is designed to treat severe and morbid obesity, and its BioEnxerics® Intragastric Balloon (BIB®) System is designed to treat obesity.
      Inamed’s manufacturing locations are in California, Costa Rica, and Ireland, and its administrative support functions are principally in California and Ireland.

REASONS FOR THE OFFER
      Allergan believes that the proposed acquisition of Inamed by Offeror and Allergan will produce the following benefits:

•	Increased Market Presence and Opportunities. The combination of Allergan and Inamed would increase the combined company’s market presence and opportunities for growth in sales, earnings and stockholder returns.

•	Enhanced Product Mix. The complementary nature of Allergan’s products with those of Inamed will benefit current patients and customers of both companies and provide the combined company with the ability to access new patients and customers.

•	Operating Efficiencies. The combination of Allergan and Inamed provides the opportunity for potential economies of scale and cost savings.

•	Combination of Significant Management Talent. The transaction will afford the opportunity to combine the skills of two well-regarded management teams.

•	Employee Opportunities. Employees of both companies will benefit from the greater resources and opportunities that come from being part of a larger organization.
      Allergan believes that combining Allergan and Inamed will provide significant beneficial long-term growth prospects, which will increase stockholder value. The shares of Allergan common stock to be issued to Inamed stockholders electing to receive shares in the Offer will allow former Inamed stockholders to participate in the growth and opportunities of the combined company.

BACKGROUND OF THE OFFER
Background and Allergan Prior Contacts
      As part of the continuous evaluation of its businesses and the industry in which it competes, Allergan regularly considers a variety of strategic options and transactions that complement its strategic focus or provide growth opportunities in its current markets. Recently, Allergan has consulted with its financial advisers and reviewed various strategic alternatives that provide opportunities for growth in the aesthetics market, including the proposed Offer and Inamed Merger.
      On November 14, 2005, Allergan sent a letter to Inamed setting forth a proposal for a business combination between Inamed and Allergan. On November 15, 2005, Allergan issued a press release, which attached a copy of the letter.
The full text of the Allergan letter is as follows:
      November 14, 2005

Mr. Nicholas L. Teti
Chairman, President and Chief Executive Officer
Inamed Corporation
5540 Ekwill Street
Santa Barbara, CA 93111

Dear Mr. Teti:

We are pleased to submit a proposal to acquire Inamed in a transaction that will provide your stockholders substantially greater value than your pending merger with Medicis.

We are proposing to acquire all of Inamed’s outstanding shares in a transaction providing Inamed stockholders with a per share consideration of $84.00 in cash or 0.8498 of a share of Allergan common stock. We will provide the opportunity for each Inamed stockholder to elect whether to receive the consideration in cash or common stock of Allergan, subject to the limitation that the total value of the consideration payable will be $1.45 billion in cash and 17.9 million shares of Allergan.

Our proposal is clearly superior to Medicis’, both financially and strategically:

(i)	It will provide the immediate opportunity for your stockholders to realize substantially greater value for their shares—a 12% premium over the initial Medicis offer and a 16% premium over the currently implied Medicis offer.
(ii)	It offers greater certainty of value for Inamed’s stockholders as it includes 26% more cash and shares that are more liquid.
(iii)	It offers closure at least as fast as or faster than the Medicis transaction.
(iv)	Your stockholders will have the opportunity to realize greater long-term value as a result of the truly unique attributes of an Allergan-Inamed combination, which will create a global leader in medical aesthetics, creating value for both companies’ stockholders, employees, patients and customers.

This transaction also will result in the combination of two strong companies and will afford the opportunity to mutually enhance our skills. We have great respect for Inamed and are confident that we will be able to integrate the two companies to build a stronger, more efficient company. Additionally, employees of both companies will benefit from the greater resources and opportunities that come from being part of a larger organization.

We are aware that Medicis’ proposed merger with Inamed has prompted a lengthy and still-ongoing antitrust investigation by the Federal Trade Commission, which could continue to cause substantial delays in the completion of that transaction. Allergan does not envision any such problems with its proposed acquisition of Inamed. We are confident that there will be no material delay in the transaction we are proposing on account of Federal Trade Commission review. In order to minimize any potential antitrust issues, Allergan will agree to an immediate divestiture of Inamed’s license to Reloxin®. And if and to the extent needed, Allergan will seek cooperation from Beaufour Ipsen Ltd. in this regard. Allergan will also cooperate fully with any subsequent licensee of Reloxin® to ensure that the new licensee is able to benefit from studies or other work that Inamed has done in an effort to obtain regulatory approvals from the U.S. Food and Drug Administration or other regulatory agencies. We have been advised by counsel that, in contrast to Inamed’s proposed merger with Medicis, an acquisition of Inamed by Allergan, with an agreed upon divestiture of any rights to Reloxin®, should not result in any prolonged investigation by U.S. or foreign antitrust authorities. However, to ensure that all necessary antitrust approvals are obtained as expeditiously as possible, Allergan intends to file its Hart-Scott-Rodino pre-merger notification no later than November 15, 2005, and any additional foreign filings that may be required will be made promptly thereafter.

Our proposal represents a “Company Superior Proposal” that clearly meets the standards set forth in Section 8.03 of the existing merger agreement. It offers greater value to Inamed stockholders and has greater certainty of completion than the pending merger. We can comfortably fund the cash portion of the consideration through a combination of cash on hand and permanent financing and have sufficient authorized and unissued shares for the acquisition. Further, no vote of Allergan stockholders will be required for the issuance of Allergan’s stock in the transaction. As a result, our transaction can be completed in a timely manner with a goal of closing the acquisition in January 2006 and involves no delay in comparison with the proposed merger with Medicis.

Our proposal is subject to the execution of a mutually acceptable definitive agreement and the satisfactory completion of limited due diligence to confirm (i) that there are no material undisclosed adverse facts or developments concerning Inamed or it products or pipeline (including, but not limited to, material facts regarding the development and regulatory approval process and timeline for Juvéderm® in the United States) that have not been publicly disclosed; and (ii) that neither Inamed’s license from Corneal Group for the rights to develop, distribute and market the Juvéderm® dermal fillers nor the “approvable letter” from the Food and Drug Administration announced September 21, 2005 for certain breast implants (nor any correspondence relating thereto) contain any terms and conditions not publicly disclosed that would materially adversely affect the value of Inamed’s acquisition to Allergan and its stockholders. We, our legal advisor, Gibson, Dunn & Crutcher, and our financial advisor, Morgan Stanley, are ready to proceed with the due diligence review immediately, and Allergan’s executed confidentiality agreement is enclosed herewith. We are prepared to enter into a merger agreement consistent with the terms set forth herein and otherwise substantially the same as your existing merger agreement with Medicis. Of course, we are prepared to afford you and your representatives access to non-public information concerning Allergan for the purpose of your due diligence review.

The Allergan Board supports the combination of our companies. We trust you and Inamed’s other directors will respond immediately and positively to our proposal. We look forward to working with you to achieve what will be a compelling transaction for the stockholders, customers, partners and employees of our two companies.

Very truly yours,

/s/ David E.I. Pyott

David E.I. Pyott
Chairman of the Board, President and
Chief Executive Officer

cc:	Board of Directors

Inamed Corporation

On November 16, 2005, Inamed announced that it’s Board of Directors, after conferring with the company’s legal and financial advisors, had determined that the Allergan proposal is reasonably likely to result in a “Company Superior Proposal” as the term is used in the Medicis merger agreement, and directed Inamed’s management to evaluate the Allergan proposal. Following the execution of a mutual confidentiality agreement between Allergan and Inamed, a meeting was held November 18, 2005 between representatives of the two companies to discuss the proposed transaction and procedures for the exchange of non-public information for due diligence purposes. The two companies began making arrangements for the exchange of information promptly thereafter.
Information Regarding the Medicis Merger Agreement
      On March 20, 2005, Inamed, Medicis and Masterpiece Acquisition Corp., a wholly owned subsidiary of Medicis, entered into an Agreement and Plan of Merger, pursuant to which Inamed would merge into Masterpiece Acquisition Corp. Under the terms of the Medicis merger agreement, each Inamed Share would be cancelled in exchange for $30.00 in cash and 1.4205 shares of Medicis Class A common stock.

Conditions to the Medicis Merger
      The obligation of Inamed and Medicis to complete the Medicis Merger is subject to various conditions, including that:

•	each of Inamed and Medicis have obtained the approval of their stockholders of the Medicis merger agreement;

•	with certain exceptions, there shall not have been a material adverse effect on Inamed’s or Medicis’s operations or financial condition;

•	no legal restrictions on, or prohibitions are in effect that make the Medicis Merger illegal or otherwise restrain or prohibit the Medicis Merger;

•	all material governmental approvals required to consummate the Medicis Merger are obtained;

•	the expiration or termination of the HSR waiting period or any other applicable waiting periods in foreign jurisdictions in which Medicis is required to file notifications shall have expired or terminated;

•	Medicis’s registration statement registering the Medicis common stock to be issued in the Medicis Merger shall have been declared effective;

•	the Medicis common stock shall have been approved for listing, subject to official notice of issuance;

•	receipt of opinions of Medicis and Inamed counsel that the Medicis Merger constitutes a 368(a) reorganization; and

•	there shall be no pending suit, action or proceeding by a governmental authority seeking to prohibit the Medicis Merger, or that would otherwise cause a material adverse effect on the transaction or the parties.
      The obligation of Medicis to complete the Medicis Merger is also subject to further conditions, including:

•	no more than 10% of Inamed Shares are dissenting shares; and

•	the SEC investigation disclosed in Item 3 of Inamed’s Form 10-K for the year ended December 31, 2004 (including the related facts and circumstances) cannot have prevented Medicis from obtaining financing consistent with the terms and conditions in its commitment letter with its financing sources.

      The obligation of Inamed to complete the Medicis Merger also is subject to further conditions including:

•	that Medicis has the funds necessary to pay the cash consideration in the Medicis Merger.

Restrictions on Competing Proposals
      The Medicis merger agreement prohibits both Inamed and Medicis from soliciting, initiating, encouraging or inducing, or participating in discussions or negotiations with, or providing non-public information or access to, or taking any other action to facilitate any potential third party acquirers, or entering into any letter of intent or agreement contemplating or otherwise relating to an third party acquisition unless:

•	the competing proposal is unsolicited, bona fide and in writing;

•	the competing proposal was not solicited after the date of the Medicis merger agreement, was made after the date of the Medicis Merger agreement and did not otherwise result from a breach of the no shop provision in the Medicis merger agreement;

•	the respective Board determines in good faith (after consulting with its financial and legal advisors) that the proposal is superior to, or is reasonably likely to lead to a proposal that is superior to, the Medicis Merger;

•	the party contemplating the competing proposal notifies the other party, in writing, of such proposal and provides the material terms and conditions, the identity of the bidder, and copies of all written materials provided in connection with the competing proposal; and

•	such party keeps the other party informed of all material developments and changes in the competing proposal and promptly provides any additional information provided by the competing bidder.
      If Inamed determines to provide information to a competing bidder, the bidder must first sign a confidentiality agreement. Inamed must contemporaneously provide Medicis with any nonpublic information provided to the competing bidder (or if previously provided to Medicis, must identify the nonpublic information being provided to the competing bidder).

Termination Fees
      Inamed is required to pay Medicis a $10 million termination fee if the Medicis merger agreement is terminated by Medicis because of Inamed’s breach of certain representations, warranties, covenants or agreements. Inamed is also obligated to pay Medicis a termination fee of $90 million (inclusive of the $10 million fee) if a competing proposal is announced and not publicly withdrawn, Medicis or Inamed terminates the Medicis merger agreement because Inamed stockholder approval is not obtained, or Medicis terminates the agreement because Inamed breached a representation, warranty, covenant or agreement which causes the failure of the conditions to the Medicis Merger, and Inamed enters into a definitive agreement for, or consummates, a “Company Acquisition Transaction” (as defined in the Medicis merger agreement) within 12 months after the termination of the Medicis merger agreement. Inamed is further obligated to pay the $90 million termination fee if Medicis terminates the agreement for any of the following reasons:

•	Inamed’s Board has changed or resolved to change its recommendation of the Medicis merger agreement;

•	Inamed’s Board approves or recommends, or resolves to approve or recommend, a competing proposal;

•	a tender offer for Inamed common stock is commenced other than by Medicis and Inamed’s Board recommends that its stockholders accept the offer, or does not recommend that they reject such offer within 10 days after Medicis’s request that the Board make such recommendation; or

•	subject to certain exceptions, if Inamed fails to convene a stockholder meeting within five business days prior to the termination date (initially December 19, 2005, subject to extension up to January 31, 2006 in certain circumstances).
      Medicis is also obligated to pay Inamed a termination fee of up to $70 million in certain events.
      The foregoing description of the Medicis transaction is qualified in its entirety by reference to the full text of the Medicis merger agreement, which was included as an exhibit to the Form 8-K filed by Inamed with the SEC on March 21, 2005.

THE OFFER
      Offeror is offering to exchange each outstanding Inamed Share for cash or Allergan common stock, at the election of the tendering Inamed stockholder, subject to the conditions contained in this prospectus and the accompanying letter of election and transmittal.
      Offeror is making the Offer in order for Allergan to acquire control of, and ultimately the entire equity interest in, Inamed. The Offer is the first step in Allergan’s acquisition of Inamed and is intended to facilitate the acquisition of all Inamed Shares. Allergan intends to seek to complete the Inamed Merger as soon as possible after completion of the Offer. Promptly after the Inamed Merger, Allergan will consummate the Post-Closing Merger.
Consideration
      Under the terms of the Offer, each Inamed stockholder will have the opportunity to elect to receive, for each Inamed Share validly tendered and not properly withdrawn, either:

•	$84.00 in cash, without interest; or

•	0.8498 of a share of newly issued Allergan common stock,
subject to the proration and election procedures described in this prospectus and the related letter of election and transmittal.
      In the Offer:

•	45% of the aggregate Inamed Shares tendered in the Offer will be exchanged for cash, and

•	55% of the aggregate Inamed Shares tendered in the Offer will be exchanged for shares of Allergan common stock;
therefore, elections will be subject to proration if tendering holders of Inamed Shares, in the aggregate, elect to receive more than the maximum amount of consideration to be paid as cash or shares of Allergan common stock.
      Based on the closing price of Allergan common stock on the New York Stock Exchange on November 18, 2005, 0.8498 of an Allergan share had a value of $85.19 per share. The value of 0.8498 of an Allergan share will fluctuate prior to the expiration date of the Offer as the market price of Allergan common stock changes. At Allergan share prices of $98.85 and above, the value of 0.8498 of an Allergan share will exceed the cash offer of $84.00 per Inamed Share, and at Allergan share prices below $98.85, the cash offer will exceed the value of 0.8498 of an Allergan share.
      Solely for purposes of illustration, the following table reflects the per share amount of cash and the market value of the Allergan common stock that an Inamed stockholder would receive for each Inamed Share tendered pursuant to the Offer if exactly 55% of the Inamed Shares tendered by the stockholder were exchanged for Allergan common stock and 45% of such shares were exchanged for cash. This would be the case, for example, if all tendering Inamed stockholders made the same election for either cash or Allergan shares. In that circumstance, each Inamed Share would be exchanged, on average, for $37.80 in cash (i.e. 45% of $84.00) and 0.46739 shares (i.e. 55% of 0.8498) of Allergan common stock. The table indicates the relative value, in that circumstance, of the two forms of consideration at different market values for the Allergan shares.

Assumed			Implied Value
Market Price	Value of 0.46739 of	Cash Amount Paid	(per Inamed Share
(per Allergan Share)	an Allergan Share	(per Inamed Share)	exchanged)

$85.00	$39.73	$37.80	$77.53
$90.00	$42.07	$37.80	$79.87
$95.00	$44.40	$37.80	$82.20
$100.00	$46.74	$37.80	$84.54
$105.00	$49.08	$37.80	$86.88
$110.00	$51.41	$37.80	$89.21
$115.00	$53.75	$37.80	$91.55
      The market prices of Allergan common stock used in the above table, and the assumptions regarding the mix of cash and/or stock a hypothetical Inamed stockholder would receive are for purposes of illustration only. The price of Allergan common stock fluctuates and may be higher or lower than in these examples at the time the Offer is completed. In addition, due to the proration mechanisms in the Offer, the elections of other Inamed stockholders will impact whether a tendering Inamed stockholder receives the type of consideration elected, or is prorated so that a portion of such stockholder’s tendered shares are exchanged for another form of consideration.
      Inamed stockholders should consider the potential effects of proration and should obtain current market quotations for shares of Allergan common stock and Inamed Shares before deciding whether to tender pursuant to the Offer and before electing the form of Offer consideration they wish to receive.
Elections and Proration
      If Inamed stockholders elect to receive more than the aggregate amount of cash or shares of Allergan common stock available in the Offer, the total cash or stock, as the case may be, will be proportioned among the stockholders who elect each form of consideration as follows:

Over-Election of Allergan Common Stock
      The maximum aggregate shares of Allergan common stock issuable pursuant to the Offer shall be:

•	0.8498 of a share of Allergan common stock multiplied by

•	55% of the total number of Inamed Shares that are tendered and accepted for exchange pursuant to the Offer.
      If holders of Inamed Shares elect to receive shares of Allergan common stock in excess of the maximum aggregate shares of Allergan common stock issuable pursuant to the Offer, then:

•	all Inamed Shares covered by elections to receive cash and all Inamed Shares for which no election was made will be exchanged for $84.00 per share in cash; and

•	for each election to receive shares of Allergan common stock:

•	the number of Inamed Shares subject to such election that will be converted into the right to receive shares of Allergan common stock shall be:

•	the total number of Inamed Shares subject to such election to receive Allergan common stock multiplied by

•	a fraction:

•	the numerator of which shall be the maximum number of shares of Allergan common stock issuable in the Offer, and

•	the denominator of which shall be the product of the aggregate number of Inamed Shares subject to all elections to receive Allergan common stock, multiplied by 0.8498, rounded down to the nearest Inamed Share.

•	all other Inamed Shares subject to such election, other than that number converted into the right to receive shares of Allergan common stock as set forth above, shall be converted into the right to receive $84.00 in cash.
      All such prorations shall be applied on a pro rata basis, such that each Inamed stockholder who tenders Inamed Shares subject to an election to receive Allergan common stock bears its proportionate share of the proration.

Over Election of Cash
      The maximum aggregate amount of cash payable pursuant to the Offer shall be:

•	$84.00 multiplied by

•	45% of the total number of Inamed Shares that are tendered and accepted for exchange pursuant to the Offer
      If holders of Inamed Shares elect to receive cash in excess of the maximum aggregate amount of cash payable in the Offer, then:

•	all Inamed Shares covered by elections to receive Allergan common stock and all Inamed Shares for which no election was made will be exchanged for 0.8498 of a share of Allergan common stock; and

•	for each election to receive cash:

•	the number of Inamed Shares that shall be converted into the right to receive cash shall be:

•	the total number of Inamed Shares subject to such election to receive cash multiplied by

•	a fraction:

•	the numerator of which shall be the maximum aggregate cash payable in the Offer, and

•	the denominator of which shall be the product of the aggregate number of Inamed Shares subject to all elections to receive cash, multiplied by $84.00,

rounded down to the nearest Inamed Share.

•	all other Inamed Shares subject to such cash election, other than the number converted into the right to receive cash consideration as set forth above, shall be converted into the right to receive 0.8498 of a share of Allergan common stock.
      All prorations shall be applied on a pro rata basis, such that each Inamed stockholder who tenders Inamed Shares subject to an election to receive cash bears its proportionate share of the proration.

Consequences of Tendering with No Election
      Inamed stockholders who do not make an election will be allocated whatever form of Offer consideration is remaining (or a proportionate share of each form of Offer consideration if neither is oversubscribed), after taking into account the preferences of the tendering stockholders who made valid elections. If neither form of consideration is oversubscribed, Inamed stockholders who do not make an election will each receive the remaining cash and shares of Allergan common stock on a pro rata basis such that after all Inamed Shares for which no election is made are exchanged, 45% of the aggregate Inamed Shares tendered in the Offer will be exchanged for cash and 55% of the aggregate Inamed Shares tendered in the Offer shall be exchanged for shares of Allergan common stock.

Fractional Shares
      Inamed stockholders will not receive any fractional shares of Allergan common stock in the Offer. Instead of receiving any fractional shares of Allergan common stock to which Inamed stockholders otherwise would be entitled, they will receive an amount in cash (without interest) equal to such holder’s respective proportionate interest in the proceeds from the sale or sales in the open market by the exchange agent for the Offer, on behalf of all such holders, of the aggregate fractional shares of Allergan common stock issued pursuant to the Offer, as described below in “Cash Instead of Fractional Shares of Allergan Common Stock.”

Distribution of Offering Materials
      Pursuant to Exchange Act Rule 14d-5 and Section 220 of the DGCL, Offeror is asking Inamed for access to an Inamed stockholder list and security position listings to communicate with Inamed stockholders and to distribute the Offer materials to Inamed stockholders. Upon compliance by Inamed with this request, this prospectus, the related letter of election and transmittal and other relevant materials will be delivered to record holders of Inamed Shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Inamed’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of Inamed Shares.
Expiration of the Offer
      The Offer is currently scheduled to expire at 12:00 midnight, New York City time on Tuesday, December 20, 2005. The term “expiration date” means 12:00 midnight, New York City time, on Tuesday, December 20, 2005, unless Offeror extends the period of time for which the Offer is open, in which case the term “expiration date” means the latest time and date on which the Offer, as so extended, expires. For more information, Inamed stockholders should read the discussion immediately below under “—Extension, Termination and Amendment.”
Extension, Termination and Amendment
      Offeror expressly reserves the right to extend the period of time during which the Offer remains open, in its sole discretion, at any time or from time to time, by giving notice of such extension to the exchange agent. Offeror is not required to exercise its right to extend the Offer, although it currently intends to do so until all conditions of the Offer have been satisfied or waived. During any such extension, all Inamed Shares previously tendered and not withdrawn will remain subject to the Offer, subject to each tendering Inamed stockholder’s right to withdraw its Inamed Shares. Inamed stockholders should read the discussion under “—Withdrawal Rights” for more details.
      To the extent legally permissible, Offeror also reserves the right, in its sole discretion, at any time or from time to time:

•	to delay acceptance for exchange of, or exchange of, any Inamed Shares pursuant to the Offer, or to terminate the Offer and not accept or exchange any Inamed Shares not previously accepted or exchanged, if any of the conditions of the Offer are not satisfied or waived prior to the expiration date or to the extent required by applicable laws;

•	to extend the Offer for up to two additional five business day periods if less than 90% of the total Inamed Shares on a fully diluted basis have been validly tendered and not properly withdrawn at the otherwise scheduled expiration date;

•	to amend or terminate the Offer without accepting for exchange or exchanging any Inamed Shares if Inamed agrees to enter into a negotiated merger agreement with Allergan or any subsidiary of Allergan, including Offeror;

•	to waive any condition, other than those not subject to waiver as set forth in “—Conditions of the Offer;” and

•	to otherwise amend the Offer in any respect.
      In addition, Offeror may terminate the Offer and not exchange Inamed Shares that were previously tendered even if Offeror has accepted, but not paid for, shares in the Offer, if completion of the Offer is illegal or if a governmental authority has commenced or threatened legal action related to the Offer.
      Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Offeror may choose to make any public announcement, Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release to the Dow Jones News Service.
      If Offeror materially changes the terms of the Offer or the information concerning the Offer, or if Offeror waives a material condition of the Offer, Offeror will extend the Offer to the extent legally required under the Exchange Act. If, prior to the expiration date, Offeror changes the percentage of Inamed Shares being sought or the consideration offered, that change will apply to all holders whose Inamed Shares are accepted for exchange pursuant to the Offer. If at the time notice of that change is first published, sent or given to Inamed stockholders, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, Offeror will extend the Offer until the expiration of that ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
      No subsequent offering period will be available after the Offer.
Exchange of Inamed Shares; Delivery of Cash and Shares of Allergan Common Stock
      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for exchange, and will exchange, Inamed Shares validly tendered and not properly withdrawn promptly after the expiration date. In all cases, exchanges of Inamed Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the exchange agent of certificates for those Inamed Shares, or a confirmation of a book-entry transfer of those Inamed Shares into the exchange agent’s account at The Depository Trust Company (“DTC”), a properly completed and duly executed letter of election and transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.
      For purposes of the Offer, Offeror will be deemed to have accepted for exchange Inamed Shares validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of those Inamed Shares pursuant to the Offer. The exchange agent will deliver any cash and shares of Allergan common stock issuable in exchange for Inamed Shares validly tendered and accepted pursuant to the Offer and cash (without interest) equal to such holder’s respective proportionate interest in the proceeds from the sale or sales in the open market by the exchange agent for the Offer, on behalf of all such holders, of the aggregate fractional shares of Allergan common stock issued pursuant to the Offer instead of fractional shares of Allergan common stock as soon as practicable after receipt of such notice. The exchange agent will act as the agent for tendering Inamed stockholders for the purpose of receiving cash and shares of Allergan common stock from Offeror and transmitting such cash and stock to the tendering Inamed stockholders. Inamed stockholders will not receive any interest on any cash that Offeror pays in the Offer, even if there is a delay in making the exchange.

      If Offeror does not accept any tendered Inamed Shares for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted representing more Inamed Shares than are tendered for, Offeror will return certificates for such unexchanged Inamed Shares without expense to the tendering stockholder or, in the case of Inamed Shares tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures set forth below in “—Procedure for Tendering,” the Inamed Shares to be returned will be credited to an account maintained with DTC as soon as practicable following expiration or termination of the Offer.
Cash Instead of Fractional Shares of Allergan Common Stock
      In lieu of any fractional shares of Allergan common stock that otherwise would be issuable pursuant to the Offer, each holder of Inamed Shares who otherwise would be entitled to receive a fraction of a share of Allergan common stock pursuant to the Offer will be paid an amount in cash (without interest) equal to such holder’s respective proportionate interest in the proceeds from the sale or sales in the open market by the exchange agent for the Offer, on behalf of all such holders, of the aggregate fractional shares of Allergan common stock issued pursuant to the Offer. As soon as practicable following the completion of the Offer, the exchange agent shall determine the excess of (i) the number of whole shares of Parent Stock issuable to the former holders of Shares pursuant to the Offer including fractional shares, over (ii) the aggregate number of whole shares of Parent Stock to be distributed to former holders of Shares (such excess being collectively called the “Excess Offer Allergan common stock”). The exchange agent, shall as promptly as reasonably practicable sell the Excess Offer Allergan common stock at the prevailing prices on the New York Stock Exchange through one or more member firms of the New York Stock Exchange and shall be executed in round lots to the extent practicable. As soon as practicable after the determination of the amount of cash to be paid to former holders of Inamed Shares in respect of any fractional shares of Allergan common stock, the exchange agent shall distribute such amounts to such former holders.
Withdrawal Rights
      Inamed stockholders can withdraw tendered Inamed Shares at any time until the Offer expires and, if Offeror has not agreed to accept the shares for exchange in the Offer by January 20, 2006, Inamed stockholders can withdraw their Inamed Shares from tender at any time after such date until Offeror accepts the shares for exchange.
      For the withdrawal of Inamed Shares to be effective, the exchange agent must receive a written notice of withdrawal from the Inamed stockholder at one of its addresses set forth on the back cover of this prospectus, prior to the expiration date. The notice must include the stockholder’s name, address, social security number, the certificate number(s), the number of Inamed Shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the Offer or the procedures of DTC, if applicable.
      A financial institution must guarantee all signatures on the notice of withdrawal, unless the Inamed Shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.
      If Inamed Shares have been tendered pursuant to the procedures for book-entry tender discussed under the section entitled “—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Inamed Shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.
      Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision shall be final and binding. None of Offeror, Allergan, the exchange agent, the information agent, the dealer manager or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any Inamed Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, an Inamed stockholder may retender withdrawn Inamed Shares by following the applicable procedures discussed under the sections “—Procedure for Tendering” or “—Guaranteed Delivery” at any time prior to the expiration date.
Procedure for Tendering
      For an Inamed stockholder to validly tender Inamed Shares pursuant to the Offer:

•	a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees, any other required documents, and certificates for tendered Inamed Shares held in certificate form must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus before the expiration date; or

•	an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and the Inamed Shares must be tendered into the exchange agent’s account at DTC pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation” must be received), in each case before the expiration date; or

•	the terms and conditions of the guaranteed delivery procedure set forth below under “—Guaranteed Delivery” must be met.
      The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the Inamed Shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of election and transmittal and that Offeror may enforce that agreement against such participant.
      The exchange agent has established an account with respect to the Inamed Shares at DTC in connection with the Offer, and any financial institution that is a participant in DTC may make book-entry delivery of Inamed Shares by causing DTC to transfer such shares prior to the expiration date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Inamed Shares may be effected through book-entry transfer at DTC, the letter of election and transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed. Offeror cannot assure Inamed stockholders that book-entry delivery of Inamed Shares will be available. If book-entry delivery is not available, Inamed stockholders must tender Inamed Shares by means of delivery of Inamed Share certificates or pursuant to the guaranteed delivery procedure set forth below under “—Guaranteed Delivery.”
      Signatures on all letters of election and transmittal must be guaranteed by an eligible institution, except in cases in which Inamed Shares are tendered either by a registered holder of Inamed Shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of election and transmittal or for the account of an eligible institution.
      If the certificates for Inamed Shares are registered in the name of a person other than the person who signs the letter of election and transmittal, or if certificates for unexchanged Inamed Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.
      Inamed stockholders must tender one Inamed preferred stock purchase right for each Inamed Share tendered to effect a valid tender, whether or not a distribution of the rights has occurred, unless the Board of Directors of Inamed has previously redeemed the Inamed rights. Nevertheless, if the Inamed rights have been distributed, Offeror will be entitled to accept for exchange Inamed Shares prior to receipt of the associated

Inamed rights certificate and, subject to complying with SEC rules and regulations, withhold payment of all or a portion of the Offer consideration until receipt of the rights certificate or a book entry transfer of such rights.
      The method of delivery of Inamed Share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering Inamed stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, Offeror recommends registered mail with return receipt requested, properly insured. In all cases, Inamed stockholders should allow sufficient time to ensure timely delivery.
      To prevent backup United States federal income tax withholding, each Inamed stockholder must provide the exchange agent with its correct Taxpayer Identification Number and certify whether it is subject to backup withholding of Federal income tax by completing the Substitute Form W-9 included in the letter of election and transmittal. Some stockholders (including, among others, all corporations and some foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the stockholder must submit an Internal Revenue Service Form W-8BEN, or other applicable Form W-8, signed under penalties of perjury, attesting to that individual’s exempt status.
      The tender of Inamed Shares pursuant to any of the procedures described above will constitute a binding agreement between Offeror and the tendering Inamed stockholder upon the terms and subject to the conditions of the Offer.
Guaranteed Delivery
      Inamed stockholders desiring to tender Inamed Shares pursuant to the Offer but whose certificates are not immediately available or cannot otherwise be delivered with all other required documents to the exchange agent prior to the expiration date or who cannot complete the procedure for book-entry transfer on a timely basis, may nevertheless tender Inamed Shares, as long as all of the following conditions are satisfied:

•	the tender is by or through an eligible institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Offeror, is received by the exchange agent as provided below on or prior to the expiration date; and

•	the certificates for all tendered Inamed Shares (or a confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of election and transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and all other documents required by the letter of election and transmittal are received by the exchange agent at one of its addresses on the back cover of this prospectus within three NYSE trading days after the date of execution of such notice of guaranteed delivery.
      An Inamed stockholder may deliver the notice of guaranteed delivery by hand, facsimile transmission or mail to the exchange agent at one of its addresses on the back cover of this prospectus. The notice must include a guarantee by an eligible institution in the form set forth in the notice.
      In all cases, Offeror will exchange Inamed Shares tendered and accepted for exchange pursuant to the Offer only after timely receipt by the exchange agent of certificates for Inamed Shares (or timely confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC as described above), a properly completed and duly executed letter of election and transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.
Grant of Proxy
      By executing a letter of election and transmittal as set forth above, an Inamed stockholder irrevocably appoints Offeror’s designees as such stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to its Inamed Shares tendered and accepted for exchange by Offeror and with respect to any and all other Inamed Shares and other securities issued or issuable in respect of those Inamed Shares on or after the expiration date. That appointment is effective, and voting rights will be affected, when and only to the extent that Offeror accepts tendered Inamed Shares for exchange pursuant to the Offer and deposits with the exchange agent the cash consideration or the shares of Allergan common stock consideration for such Inamed Shares. All such proxies shall be considered coupled with an interest in the tendered Inamed Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that the Inamed stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). Offeror’s designees will, with respect to the Inamed Shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Inamed’s stockholders or otherwise, including the meeting of the Inamed stockholders to vote on the Medicis Merger. Offeror reserves the right to require that, in order for Inamed Shares to be deemed validly tendered, immediately upon the exchange of such shares, Offeror must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by Offeror in accordance with terms of the Offer, the appointment will not be effective, and, Offeror shall have no voting rights as a result of the tender of Inamed Shares.
Fees and Commissions
      Tendering registered Inamed stockholders who tender Inamed Shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering Inamed stockholders who hold shares through a broker or bank should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering Inamed Shares pursuant to the Offer. Except as set forth in the instructions to the letter of election and transmittal, transfer taxes on the exchange of Inamed Shares pursuant to the Offer will be paid by Offeror.
Matters Concerning Validity and Eligibility
      Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Inamed Shares, in its sole discretion, and its determination shall be final and binding. Offeror reserves the absolute right to reject any and all tenders of Inamed Shares that it determines are not in the proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Inamed Shares. No tender of Inamed Shares will be deemed to have been validly made until all defects and irregularities in tenders of Inamed Shares have been cured or waived. None of Offeror, Allergan, the exchange agent, the information agent, the dealer manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Inamed Shares or will incur any liability for failure to give any such notification. Offeror’s interpretation of the terms and conditions of the Offer (including the letter of election and transmittal and instructions thereto) will be final and binding.
      Inamed stockholders who have any questions about the procedure for tendering Inamed Shares in the Offer should contact the information agent or the dealer manager at their respective addresses and telephone numbers set forth on the back cover of this prospectus.
Announcement of Results of the Offer
      Allergan will announce the final results of the Offer, including whether all of the conditions to the Offer have been satisfied or waived and whether Offeror will accept the tendered Inamed Shares for exchange, as promptly as practicable following the expiration of the Offer. The announcement will be made by a press release in accordance with applicable New York Stock Exchange requirements.

Ownership of Allergan After the Offer and the Inamed Merger
      Assuming that:

•	all outstanding options to purchase Inamed Shares, of which there were reported to be 1,647,290 as of October 28, 2005, are exercised prior to the expiration of the Offer or the consummation of the Inamed Merger;

•	Offeror exchanges, pursuant to the Offer and the Inamed Merger, 37,999,869 Inamed Shares, which number is the sum of (i) 36,352,579, the total number of shares reported to be outstanding on October 28, 2005, and (ii) 1,647,290 shares assumed to have been issued pursuant to the exercise of Inamed stock options; and

•	134,254,772 shares of Allergan common stock are outstanding immediately prior to the consummation of the Inamed Merger;
former Inamed stockholders would own in the aggregate 11% of the outstanding shares of Allergan common stock if 100% of the Inamed Shares are exchanged in the Offer.
Material U.S. Federal Income Tax Consequences
      The following discussion is the opinion of Gibson, Dunn & Crutcher LLP, tax counsel to Allergan, as to the material U.S. federal income tax consequences of the Offer, Inamed Merger, and the Post-Closing Merger to Inamed stockholders. This discussion is based on the Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the Offer, Inamed Merger, and the Post-Closing Merger. This discussion applies only to Inamed stockholders that hold their shares of Inamed common stock, and will hold any shares of Allergan common stock received in exchange for their shares of Inamed common stock, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all federal income tax consequences of the Offer, Inamed Merger, and Post-Closing Merger that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are: dealers in securities; financial institutions; insurance companies; tax-exempt organizations; holders of shares of Inamed stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction; holders who have a “functional currency” other than the U.S. dollar; holders who are foreign persons; holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and holders who acquired their shares of Inamed common stock through stock option or stock purchase programs or otherwise as compensation.
      In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction. INAMED STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, THE INAMED MERGER, AND THE POST-CLOSING MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Treatment of the Offer, the Inamed Merger, and the Post-Closing Merger as a Reorganization.
      In the opinion of Gibson, Dunn & Crutcher LLP, the Offer, the Inamed Merger, and the Post-Closing Merger will be treated as a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code. This opinion of counsel is given in reliance on customary representations and assumptions as to certain factual matters, including the following: (i) the Offer, the Inamed Merger, and the Post-Closing Merger will take place in accordance with all of the terms and conditions of the Offer, the Inamed Merger, and the Post-Closing Merger as described in this prospectus without the waiver or modification of any of those terms or conditions, (ii) none of Allergan, Inamed, or any related party acquires or redeems, in connection with the Offer or the Inamed Merger, shares of Allergan common stock issued to Inamed stockholders pursuant to the Offer or the Inamed Merger (other than pursuant to an open market stock repurchase program), (iii) after the Offer, the Inamed Merger, and the Post-Closing Merger, Allergan’s wholly-owned LLC will continue Inamed’s historic business (other than the Reloxin business) or will use a significant portion of the Inamed’s historic business assets in a business, and (iv) the description of Inamed’s business operations set forth in its SEC filings is accurate in all material respects and there will be no material changes in such operations prior to the closing of the Inamed Merger.
      Allergan does not intend to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the Offer and the Inamed Merger. The opinion of counsel will not bind the courts or the Internal Revenue Service, nor will they preclude the Internal Revenue Service from adopting a position contrary to those expressed in the opinion. No assurance can be given that contrary positions will not successfully be asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. In addition, the opinion of counsel is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. The following are the material federal income tax consequences to Inamed stockholders who, consistent with the opinion of counsel referred to above, receive their shares of Allergan common stock and/or cash pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
      The U.S. federal income tax consequences of the Offer, the Inamed Merger, and Post-Closing Merger to each Inamed stockholder will vary depending on whether the Inamed stockholder receives cash, Allergan common stock, or a combination of cash and Allergan common stock in exchange for the stockholder’s shares of Inamed common stock. At the time that an Inamed stockholder makes an election to receive cash or stock, the stockholder will not know if, and to what extent, the proration procedures will alter the mix of consideration to be received. As a result, the tax consequences to each stockholder will not be ascertainable with certainty until the stockholder knows the amount of cash and /or stock that will be received as a result of the Offer and /or the Inamed Merger.

Consequences to Inamed Stockholders

Holders who Exchange Inamed Shares Solely for Cash
      Holders of Inamed Shares who exchange all their Inamed Shares solely for cash in the Offer or the Inamed Merger will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis for the Inamed Shares exchanged. The amount and character of gain or loss will be computed separately for each block of Inamed Shares that was purchased by the holder in the same transaction. Any recognized gain or loss will be capital gain or loss and any such capital gain or loss will be long term if, as of the date of sale or exchange, such stockholder has held the Inamed Shares for more than one year or will be short term if, as of such date, such stockholder has held the Inamed Shares for one year or less.

Holders who Exchange Inamed Shares Solely for Allergan Common Stock
      Holders of Inamed Shares who exchange all of their Inamed Shares solely for shares of Allergan common stock in the Offer and/or the Inamed Merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive in lieu of a fractional share of Allergan common stock. Each holder’s aggregate tax basis in the Allergan common stock received in the Offer and/or the Inamed Merger will be the same as his or her aggregate tax basis in the Inamed Shares surrendered in the transaction, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the Allergan common stock received in the Offer and/or the Inamed Merger by a holder of Inamed Shares will include the holding period of the Inamed Shares that he or she surrendered. If an Inamed stockholder has differing tax bases and/or holding periods in respect of the stockholder’s Inamed Shares, the stockholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of Allergan common stock that the stockholder receives.

Holders who Exchange Inamed Shares for Allergan Common Stock and Cash
      Inamed stockholders who exchange Inamed Shares for a combination of Allergan common stock and cash pursuant to the Offer and/or the Inamed Merger will recognize gain, but not loss, in the exchange. The gain, if any, recognized will equal the lesser of (a) the amount of cash received in the transaction and (b) the amount of gain realized in the transaction. The amount of gain that is realized in the exchange will equal the excess of (i) the sum of the cash plus the fair market value of the Allergan common stock received in the exchange over (ii) the tax basis of the Inamed Shares surrendered in the transaction. For this purpose, an Inamed stockholder must calculate gain or loss separately for each identifiable block of Inamed Shares that such stockholder surrenders pursuant to the transaction, and an Inamed stockholder cannot offset a loss realized on one block of such shares against a gain recognized on another block of such shares. Any gain recognized generally will be treated as capital gain, except that the stockholder’s gain could be treated as a dividend if the receipt of the cash has the effect of the distribution of a dividend for United States federal income tax purposes (under Sections 302 and 356 of the Code). The aggregate tax basis in the Allergan common stock received pursuant to the Offer and/or the Inamed Merger (including the basis in any fractional share for which cash is received) will be equal to the aggregate tax basis in the Inamed Shares surrendered in the transactions, decreased by the amount of cash received and increased by the amount of gain, if any, recognized or any amount treated as a dividend. The holding period of the Allergan common stock received in the Offer and/or the Inamed Merger by a holder of Inamed Shares will include the holding period of the Inamed Shares that he or she surrendered in exchange therefor. Cash received and gain realized in connection with the receipt of cash in lieu of a fractional share of Allergan common stock are not taken into account in making the computations of gain realized or recognized and basis in the shares received. Rather, such cash and gain are treated as described below. If an Inamed stockholder has differing tax bases and/or holding periods in respect of the stockholder’s Inamed Shares, the stockholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of Allergan common stock that the stockholder receives.

The Receipt of Cash in Lieu of a Fractional Share
      A holder of Inamed Shares who receives cash in lieu of a fractional share of Allergan common stock will generally recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the Allergan common stock that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss.

Consequences to Allergan and Inamed
      Neither Allergan nor Inamed will recognize gain or loss as a result of the Offer, Inamed Merger, and the Post-Closing Merger.

Information Reporting and Backup Withholding
      Certain U.S. holders may be subject to information reporting with respect to the cash received in exchange for Inamed Shares, including cash received instead of a fractional share interest in shares of Allergan common stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.
Purpose of the Offer; the Inamed Merger; Appraisal Rights

Purpose of the Offer; the Inamed Merger
      The purpose of the Offer is for Allergan to acquire control of, and ultimately the entire equity interest in, Inamed. The Offer, as the first step in the acquisition of Inamed, is intended to facilitate the acquisition of Inamed. The purpose of the Inamed Merger is for Allergan to acquire all outstanding Inamed Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Allergan intends to seek to consummate the Inamed Merger and Post-Closing Merger as promptly as practicable. Upon consummation of the Inamed Merger, the Surviving Corporation would become a wholly-owned subsidiary of Allergan.
      If Offeror owns 90% or more of the outstanding Inamed Shares following consummation of the Offer, Allergan intends to consummate the Inamed Merger as a “short-form” merger pursuant to Section 253 of the DGCL. In this case, neither the approval of any holder of Inamed Shares (other than Offeror) nor the approval of Inamed’s board of directors would be required. After the Offer is consummated, but prior to the completion of the Inamed Merger, Offeror may acquire additional Inamed Shares on the open market or in privately negotiated transactions to the extent required to reach the threshold of 90% ownership by Offeror of Inamed Shares, provided that any such purchases will not cause the Offer, the Inamed Merger and the Post-Closing Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the consideration paid per Inamed Share in the Offer.
      If Offeror owns less than 90% of the outstanding Inamed Shares following the consummation of the Offer, Allergan intends to seek to have Inamed’s board of directors submit the Inamed Merger to Inamed’s stockholders for approval at a stockholder meeting convened for that purpose in accordance with the DGCL. If the minimum tender condition, the business combination condition and the rights plan condition described in “The Offer—Conditions of the Offer” are satisfied, Allergan will, upon consummation of the Offer, have sufficient voting power to ensure approval of the Inamed Merger at the stockholders’ meeting without the affirmative vote of any other Inamed stockholder.
      In the Inamed Merger, each Inamed Share (except for treasury shares of Inamed and Inamed Shares beneficially owned directly or indirectly by Allergan, including Inamed Shares acquired by Offeror in the Offer) would be converted into the right to receive, at the election of the holder thereof, cash or shares of Allergan common stock, subject to proration and appraisal rights under Delaware law, as more fully described below.
      In the Inamed Merger, Inamed stockholders will have the opportunity to elect to receive the same consideration available as in the Offer, subject to proration, such that, in the aggregate, in the Inamed Merger, 45% of the aggregate Inamed Shares canceled in the Merger will be converted into cash and 55% of the aggregate Inamed Shares canceled in the Inamed Merger will be converted into shares of Allergan common stock, subject to adjustments necessary to preserve the status of the Offer, the Inamed Merger, and the Post-Closing Merger as a reorganization under Section 368(a) of the Code. If a holder of Inamed Shares has effectively demanded an appraisal of such stockholder’s Inamed Shares prior to the Inamed Merger and not withdrawn such demand, such stockholder’s shares will be treated as Inamed Shares electing to receive cash in the Inamed Merger, even if the holder thereof does not subsequently perfect its rights of appraisal.
      Rule 13e-3 promulgated under the Exchange Act, which Allergan does not believe would apply to the Inamed Merger if the Inamed Merger occurs within one year of the completion of the Offer, would require, among other things, that some financial information concerning Inamed, and some information relating to the fairness of the proposed transaction and the consideration offered to stockholders of Inamed, be filed with the SEC and disclosed to stockholders prior to the completion of the Inamed Merger.

Appraisal Rights
      Although stockholders do not have appraisal rights in connection with the Offer, Inamed stockholders at the time of the Inamed Merger who do not vote in favor of the Inamed Merger will have the right under Delaware law to dissent and demand appraisal of their Inamed Shares in accordance with Section 262 of the DGCL. Under Section 262, dissenting Inamed stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Inamed Shares (exclusive of any element of value arising from the accomplishment or expectation of the Inamed Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. In Cede & Co. and Cinerama, Inc. v. Technicolor, Inc., the Supreme Court of the State of Delaware construed Section 262 of the DGCL and held that the “accomplishment or expectation” exclusion from the calculation of fair value described in the preceding sentence is narrow and is designed to eliminate the use of pro forma data and projections of a speculative variety relating to the completion of a merger. The court held that it is appropriate to include in the calculation of fair value any known elements of value, including those elements of value that exist on the date of the merger because of a majority acquirer’s interim action in a two-step cash-out transaction. Allergan cannot assure Inamed stockholders as to the methodology a court would use to determine fair value or how a court would select which elements of value are to be included in such a determination. Any such judicial determination of the fair value of Inamed Shares could be based upon factors other than, or in addition to, the price per Inamed Share to be paid in the Inamed Merger or the market value of the Inamed Shares. The value so determined could be more or less than the price per Inamed Share to be paid in the Inamed Merger.
The Post-Closing Merger
      As promptly as practicable after the Inamed Merger, Allergan will cause Inamed to merge with and into a limited liability company wholly owned by Allergan with the limited liability company surviving the merger, provided that:

•	no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition prevents the completion of the Post-Closing Merger shall be in effect; and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental entity that prohibits or makes illegal the completion of the Post-Closing Merger; and

•	there shall not be pending any suit, action or proceeding by any governmental entity challenging the Post-Closing Merger or seeking to restrain or prohibit the completion of the Post-Closing Merger.
      The Post-Closing Merger will facilitate the integration of the businesses of Allergan and Inamed. In addition, together with the Offer and the Inamed Merger, the Post-Closing Merger will have the effect of causing these transactions to qualify as a reorganization under Section 368(a) of the Internal Revenue Code. See the discussion under the caption “Material U.S. Federal Income Tax Consequences.” Immediately prior to the Post-Closing Merger, Allergan will be the sole stockholder of the Surviving Corporation, and none of the former Inamed stockholders will have any economic interest in, or approval or other rights with respect to, the Post-Closing Merger.
Plans for Inamed
      In connection with the Offer, Allergan has reviewed and will continue to review various possible business strategies that it might consider in the event that Offeror acquires control of Inamed, whether pursuant to the Offer, the Inamed Merger or otherwise. Following a review of additional information regarding Inamed, these changes could include, among other things, changes in Inamed’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management.

Divestiture of Reloxin Assets
      In July 2002, Inamed acquired the exclusive rights in the U.S., Canada and Japan to sell Beaufour Ipsen Ltd.’s botulinum toxin Type A product, branded as Reloxintm in the U.S., for all cosmetic indications. In January 2005, Inamed announced that it has entered into a preliminary agreement among Inamed, Ipsen and McGhan Limited for the rights to distribute Reloxin in other selected international markets. Inamed has announced that it currently is conducting Phase III trials for the product.
      To minimize any antitrust issues arising from the Offer and the Inamed Merger, Allergan will agree to a prompt divestiture of the Reloxin Assets, including Inamed’s license to the Reloxin products in all markets. If and to the extent needed, Allergan will seek cooperation from Beaufour Ipsen Ltd. in this regard. Allergan also will cooperate fully with any subsequent licensee of Reloxin to ensure that the new licensee is able to benefit from studies or other work that Inamed has done in an effort to obtain regulatory approvals from the FDA or other regulatory agencies for Reloxin, including, to the extent necessary, providing the acquiring third-party all associated information, studies, reports, FDA filings and communications. It is a condition to the consummation of the Offer that there is no impediment to Inamed’s divestiture of the Reloxin Assets.

Delisting and Termination of Registration
      If Inamed qualifies for termination of registration under the Exchange Act after the Offer is consummated, Allergan intends to seek to have Inamed withdraw the Inamed Shares from listing on the NASDAQ National Market and to terminate the registration of Inamed Shares under the Exchange Act. See “—Effect of the Offer on the Market for Inamed Shares; NASDAQ Listing; Registration Under the Exchange Act; Margin Regulations.”

Board of Directors and Management
      Upon consummation of the Inamed Merger, the directors of Inamed as the Surviving Corporation will be the directors of Offeror immediately prior to the effective time of the Inamed Merger, and the officers of Inamed as the Surviving Corporation will be the officers of Offeror immediately prior to the effective time of the Inamed Merger. After Allergan’s review of Inamed and its corporate structure, management and personnel, Allergan will determine what additional changes, if any, would be desirable.
Effect of the Offer on the Market for Inamed Shares; NASDAQ Listing; Registration Under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Inamed Shares
      According to Inamed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, there were 295 holders of record of Inamed Shares as of March 10, 2005. The purchase of Inamed Shares by Offeror pursuant to the Offer will reduce the number of holders of Inamed Shares and the number of Inamed Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Inamed Shares held by the public. The extent of the public market for Inamed Shares after consummation of the Offer and the availability of quotations for such shares will depend upon a number of factors, including the number of stockholders holding Inamed Shares, the aggregate market value of the Inamed Shares held by the public at such time, the interest of maintaining a market in the Inamed Shares and analyst coverage of Inamed on the part of any securities firms and other factors.

NASDAQ Quotation
      The Inamed Shares are quoted on the NASDAQ National Market. Depending upon the number of Inamed Shares acquired pursuant to the Offer and the aggregate market value of any Inamed Shares not purchased pursuant to the Offer, Inamed Shares may no longer meet the standards for continued listing on the NASDAQ National Market and may be delisted from the NASDAQ. The published guidelines of the NASDAQ National Market state that it would consider delisting shares of a company listed on the NASDAQ National Market if, among other things, the number of round lot holders of such shares falls below 400, the number of publicly held shares falls below 750,000 or the market value of publicly held shares falls below $5,000,000. If Inamed Shares are delisted from the NASDAQ National Market, the market for Inamed Shares would be adversely affected as described above. If Inamed Shares are not delisted prior to the Inamed Merger, then Allergan intends to delist the Inamed Shares from the NASDAQ National Market promptly following consummation of the Inamed Merger.

Registration Under the Exchange Act
      Inamed Shares currently are registered under the Exchange Act. This registration may be terminated upon application by Inamed to the SEC if Inamed Shares are not listed on a national securities exchange and there are fewer than 300 record holders. Termination of registration would substantially reduce the information required to be furnished by Inamed to holders of Inamed Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to Inamed Shares. In addition, “affiliates” of Inamed and persons holding “restricted securities” of Inamed may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of Inamed Shares under the Exchange Act is not terminated prior to the Inamed Merger, then Allergan intends to terminate the registration of Inamed Shares following consummation of the Inamed Merger.

Margin Regulations
      Inamed Shares currently are a “margin security” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Inamed Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, Inamed Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such Inamed Shares could no longer be used as collateral for loans made by brokers.
Conditions of the Offer
      Offeror shall not accept for exchange or exchange any Inamed Shares, may postpone the acceptance for exchange, or exchange, of tendered Inamed Shares, and may, in its sole discretion, terminate or amend the Offer if at the expiration date the following conditions are not met or waived, if subject to waiver:

Minimum Tender
      There shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer, a number of Inamed Shares which, together with any Inamed Shares that Allergan or Offeror beneficially owns for their own account, will constitute at least a majority of the total number of outstanding Inamed Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Inamed Shares had been so converted, exercised or exchanged) as of the date that Offeror accepts the Inamed Shares for exchange.

Antitrust

•	Any applicable waiting periods under the HSR Act, and any other applicable similar foreign laws or regulations will have expired or been terminated; and

•	such expiration or termination has been granted or occurred without the imposition of any material condition or restriction, other than the sale of the Reloxin Assets.

Non-Public Information
      Allergan shall have been provided access to such non-public information concerning Inamed as it shall have requested and shall have concluded, in Allergan’s reasonable judgment, that:

•	there are not, individually or in the aggregate, any material adverse facts or developments concerning Inamed, including its products and pipeline (including material facts regarding the development and regulatory approval process and timeline for Juvéderm in the United States), that have not been publicly disclosed prior to the date of the Offer; and

•	neither Inamed’s license from Corneal Group for the rights to develop, distribute and market the Juvéderm dermal fillers nor the “approvable letter” from the FDA announced September 21, 2005 for certain breast implants (nor any correspondence relating thereto) contain any terms and conditions not publicly disclosed prior to the date of the Offer, that individually or in the aggregate would materially adversely affect the value to Allergan of the acquisition of Inamed pursuant to the Offer.

Medicis Merger Agreement
      Either:

•	the Medicis Merger agreement shall have been validly terminated; or

•	there shall not yet have occurred a vote of Inamed stockholders on the Medicis Merger, and Allergan shall be satisfied in its reasonable judgment that upon consummation of the Offer, Allergan and Offeror collectively shall have the ability to vote sufficient Inamed Shares to assure rejection of the Medicis Merger.

Rights Plan
      Prior to consummation of the Offer, Allergan must be satisfied, in its reasonable judgment, that the Inamed stockholder rights agreement does not apply to the Offer or the Inamed Merger.

DGCL 203
      Allergan shall be satisfied, in its reasonable judgment, that the provisions of Section 203 of the DGCL do not apply to the Offer or the Inamed Merger.

Anti-takeover Transactions
      Inamed shall not have entered into or effectuated any agreement or transaction with any person publicly disclosed or entered into after the announcement of the Offer that has the effect of impairing Allergan’s ability to acquire Inamed or that would materially adversely effect the value to Allergan or Offeror of the acquisition of Inamed Shares pursuant to the Offer, the Inamed Merger and the Post-Closing Merger.

Certain Other Conditions
      The other conditions to the Offer are as follows:

•	the shares of Allergan’s common stock to be issued to Inamed stockholders in the Offer and the Inamed Merger shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

•	the registration statement, of which this prospectus is a part, shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement shall have been issued nor shall there have been proceedings seeking a stop order initiated or threatened by the SEC, and Allergan shall have received all necessary state securities law or blue sky authorizations;

•	no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Offer or the Inamed Merger or any other transactions contemplated by the Offer shall be in effect; and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental entity that prohibits or makes illegal the completion of the Offer or the Inamed Merger;

•	no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental entity that materially restricts or makes more costly the completion of the Offer, the Inamed Merger or the Post-Closing Merger;

•	there shall not be pending or threatened any suit, action or proceeding by any governmental entity:

s	challenging the Offer, seeking to restrain or prohibit the completion of the Offer, the Inamed Merger or the Post-Closing Merger or seeking to obtain from Inamed or Allergan any damages that are material in relation to Inamed and its subsidiaries taken as a whole or Allergan and its subsidiaries taken as a whole;

s	seeking to prohibit or limit the ownership or operation by Inamed or Allergan or any of their subsidiaries of any material portion of the business or assets of Inamed or Allergan or any of their subsidiaries or to compel Inamed or Allergan or any of their subsidiaries to dispose of or hold separate any material portion of the business or assets of Inamed or Allergan or any of their subsidiaries, other than the Reloxin Assets, as a result of, and not contemplated by, the Offer, the Inamed Merger or the Post-Closing Merger;

s	seeking to prohibit Allergan from effectively controlling in any material respect the business or operations of Inamed, other than the Reloxin Assets; or

s	which otherwise is, in the reasonable judgment of Allergan, likely to have a material adverse effect on Allergan or Inamed;

•	there shall not be threatened or pending any action or proceeding by any other person, other than a governmental entity, before any court or other governmental entity that has a reasonable probability of success seeking any of the results described above;

•	no change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of Inamed or any of its subsidiaries that, in the reasonable judgment of Allergan, is or may be materially adverse to Inamed or any of its subsidiaries, and Allergan shall not have become aware of any facts that, in its reasonable judgment, have or may have material adverse significance with respect to either the value of Inamed or any of its subsidiaries or the value of the capital stock of Inamed to Allergan;

•	there shall not have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of the Inamed Shares, (iii) any change in the general political, market, economic or financial conditions in the U.S. or abroad that in the reasonable judgment of Allergan, could have a material adverse effect upon the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of Inamed or any of its subsidiaries, (iv) any material change in U.S. currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or governmental entity on, or other event that, in the reasonable judgment of Allergan, might affect the extension of credit by banks or other lending institutions, (vii) a commencement of war or armed hostilities or other national or international calamity directly or indirectly involving the U.S., which in Allergan’s reasonable judgment could have a material adverse effect on Inamed, or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	Inamed shall not have entered into or effectuated any other agreement or transaction with any person having the effect of impairing Allergan’s ability to acquire Inamed or otherwise diminishing the expected economic value to Allergan of the acquisition of Inamed including, but not limited to, any material issuance of new securities of Inamed, the declaration of any extraordinary dividend by Inamed, or any other transaction not in the ordinary course of Inamed’s business;

•	neither Allergan nor Offeror shall have reached an agreement or understanding with Inamed providing for termination of the Offer or postponing the payment for the Inamed Shares thereunder, and neither Allergan nor Offeror nor any other affiliate of Allergan shall have entered into a definitive agreement or announced an agreement in principle with Inamed providing for a merger or other business combination with Inamed or the purchase of stock or assets of Inamed; and

•	there shall not exist any fact, circumstance or condition that would prohibit or prevent the proposed divestiture of the Reloxin Assets by Inamed.
      The satisfaction of any of the conditions to the Offer will be determined by Offeror in its reasonable discretion. These conditions are for the sole benefit of Offeror and may be asserted by Offeror regardless of the circumstances giving rise to any of these conditions. These conditions may be waived by Offeror (except for the first bullet in the antitrust condition, and the conditions set forth in the first, second and third bullets included in “—Certain Other Conditions” above), in whole or in part at any time and from time to time, in its sole discretion. The failure by Offeror at any time to exercise any of these rights shall not be deemed a waiver of any of these rights; the waiver of any of these rights with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Offeror concerning the events described in this section “—Conditions of the Offer” will be final and binding on all parties.
Dividends and Distributions by Inamed
      If on or after the date of this prospectus, Inamed:

•	splits, combines or otherwise changes its shares of common stock or its capitalization;

•	acquires shares of its common stock or otherwise causes a reduction in the number of outstanding shares;

•	pays any dividend;

•	issues or sells any additional shares of its common stock (other than shares issued pursuant to and in accordance with the terms in effect on the date of this prospectus of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing; or

•	discloses that it has taken such action,
then, without prejudice to Offeror’s rights under “—Extension, Termination and Amendment” and “—Conditions of the Offer,” Offeror may, in its sole discretion, make such adjustments in the Offer consideration and other terms of the Offer and the Inamed Merger as it deems appropriate including, without limitation, the number or type of securities to be purchased.
Certain Legal Matters; Regulatory Approvals

General
      Allergan is not aware of any governmental license or regulatory permit that appears to be material to Inamed’s business that might be adversely affected by Offeror’s acquisition of Inamed Shares pursuant to the Offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Offeror’s acquisition or ownership of Inamed Shares pursuant to the Offer. Should any of these approvals or other actions be required, Allergan and Offeror currently contemplate that these approvals or other actions will be sought. There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), or (b) if these approvals were not obtained or these other actions were not taken adverse consequences would not result to Inamed’s business, or (c) certain parts of Inamed’s or Allergan’s, or any of their respective subsidiaries’, businesses, other than that relating to the Reloxin Assets, would not have to be disposed of or held separate, any of which could cause Offeror to elect to terminate the Offer without the exchange of Inamed Shares under the Offer. Offeror’s obligation under the Offer to accept for exchange and pay for Inamed Shares is subject to certain conditions. See “—Conditions of the Offer.”

Antitrust
      Under the HSR Act and the rules that have been promulgated thereunder by the FTC certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the DOJ and the FTC and certain waiting period requirements have been satisfied. The purchase of Inamed Shares pursuant to the Offer is subject to such requirements.
      Pursuant to the requirements of the HSR Act, Allergan filed a Notification and Report Form with respect to the Offer and the Inamed Merger with the Antitrust Division of the DOJ and the FTC on November 15, 2005. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Inamed Shares pursuant to the Offer may be completed following the expiration of a 30-calendar day waiting period (if the thirtieth day falls on a weekend or holiday, the waiting period will expire on the next business day) following the filing by Allergan with respect to the Offer, unless Allergan receives a request for additional information and documentary material from the Antitrust Division of the DOJ or FTC. If, within the initial 30-day waiting period, either the Antitrust Division of the DOJ or the FTC requests additional information and documentary material from Allergan concerning the Offer, the waiting period will be extended and will expire at 11:59 p.m., New York City time, on the thirtieth calendar day after the date of substantial compliance by Allergan with that request. If the thirtieth day falls on a weekend or holiday, the waiting period will expire on the next business day. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. After that time, Allergan may close the transaction, unless Allergan agrees with the Antitrust Division of the DOJ or the FTC to delay closing the transaction or the Antitrust Division of the DOJ or the FTC obtains a court order staying the transaction. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division of the DOJ or the FTC raise substantive issues in connection with a proposed transaction, the parties will engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay completion of the transaction while those negotiations continue. Subject to certain circumstances described in “—Extension; Termination; Amendment,” any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See “—Withdrawal Rights.”
      Under the laws of certain foreign nations and multinational authorities, the transaction may not be completed or control may not be exercised unless certain filings are made with these nations’ antitrust regulatory authorities or multinational antitrust authorities, and these antitrust authorities approve or clear closing of the transaction. Other foreign nations and multinational authorities have voluntary and/or post-merger notification systems. Allergan is continuing to evaluate whether the parties will be required to notify foreign nations and multinational authorities of the Offer and the Inamed Merger. The outcome of this evaluation will be influenced, in part, by financial and other business information that is currently not available to Allergan and Offeror, but may be in the possession of Inamed. Once this information is available, Allergan intends to file any other non-United States pre-merger notifications that are required. Should any other approval or action be required, Allergan currently contemplates that such approval or action would be sought. Although Allergan believes that it will obtain all other material required regulatory approvals in a timely manner, there can be no assurance that all other such approvals will be received in a timely manner, or at all, or that foreign or multinational antitrust authorities will not impose unfavorable conditions for granting the required approvals.
      Private parties (including individual states) may also bring legal actions under the antitrust laws. Based on an examination of the publicly available information relating to the businesses in which Inamed is engaged, Allergan does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “—Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.
      In order to reduce any potential antitrust issues arising from consummation of the Offer and the Inamed Merger, Allergan will agree to an immediate divestiture of the Reloxin Assets. See “—Plans for Inamed-Divestiture of Reloxin Assets.”

Delaware Business Combination Statute
      Prior to consummation of the Offer, Allergan must be satisfied, in its reasonable judgment, that the provisions of Section 203 of the DGCL do not apply to the Offer and the Inamed Merger. This condition would be satisfied if either: the board of directors of Inamed approves the Offer for purposes of Section 203, or Offeror acquires 85% or more of the outstanding voting stock of Inamed pursuant to the Offer.
      Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as Inamed, from engaging in a “business combination” (as defined in Section 203) with an “interested stockholder” (generally defined in Section 203 to include any beneficial owner of 15% or more of a corporation’s voting stock) for a period of three years following the date that such person became an interested stockholder unless:

•	prior to the date that such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.
      Section 203(b)(6) of the DGCL provides, among other things, that the foregoing prohibition on business combinations involving interested stockholders will not apply to a business combination with an interested stockholder where the business combination is proposed prior to the consummation or abandonment of and subsequent to the public announcement of a proposed transaction which (i) constitutes a merger or consolidation of the corporation, (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors or during the period described in Section 203(b)(7) of the DGCL and (iii) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years.
      The description of Section 203 of the DGCL above is qualified in its entirety be reference to such section, a copy of which is attached hereto as Annex C.
Certain Relationships With Inamed
      As of the date of the Offer, Allergan beneficially owns 100 Inamed Shares, representing less than 1% of the outstanding Inamed Shares. The shares were purchased on November 8, 2005, on the NASDAQ National Market for $76.07 per Inamed Share. With the exception of the foregoing, neither Allergan nor Offeror have effected any transaction in securities of Inamed in the past 60 days. To the best of Allergan and Offeror’s knowledge, after reasonable inquiry, none of the persons listed on Annex A hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of Inamed or has effected any transaction in securities of Inamed during the past 60 days.
      Except as described in this prospectus, (a) there have been no contracts, negotiations or transactions since November 21, 2003, between Allergan, or to the best of Allergan and Offeror’s knowledge, any of their directors, executive officers or other affiliates on the one hand, and Inamed or its affiliates on the other hand concerning any merger, consolidation, acquisition, tender offer, election of Inamed’s directors, or the sale of a material amount of Inamed’s assets, and (b) neither Allergan nor Offeror, nor to the best knowledge of Allergan or Offeror, after reasonable inquiry, none of the persons listed on Annex A hereto, nor any of their respective affiliates, have any other present or proposed material agreement, arrangement or understanding or relationship with Inamed or any of its executive officers, directors, controlling persons or subsidiaries.
Source and Amount of Funds
      The Offer and the Inamed Merger are not conditioned upon any financing arrangements or contingencies except that as in the Medicis merger agreement, Offeror may terminate the Offer if Offeror or Allergan is prevented from obtaining financing consistent with the terms and conditions of the financing commitment letter discussed below because of the SEC investigations referred to in “Other Matters — Government Inquiries” under Item 3 of Inamed’s Form 10-K for the year ended December 31, 2004, or factors and circumstances related thereto.
      Offeror estimates that the total purchase price for all of the outstanding Inamed Shares, including associated fees and expenses, will be approximately $3.4 billion, including approximately $1.6 billion in cash. Allergan has received a commitment letter from Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. Incorporated, providing for a 364-day bridge term facility in an aggregate amount of up to $1.1 billion. Any proceeds of this facility will be used solely to acquire Inamed Shares tendered in the Offer and pursuant to the Inamed Merger and to pay associated transaction fees and expenses.
Fees and Expenses
      Allergan has retained Morgan Stanley to act as financial advisor and dealer manager in connection with the Offer. The dealer manager may contact beneficial owners of Inamed Shares regarding the Offer and may request brokers, dealers and other nominees to forward this prospectus and related materials to beneficial owners of Inamed Shares. Allergan has agreed to pay the dealer manager a fee for its services as financial advisor and dealer manager in connection with the Offer. In addition, Allergan will reimburse the dealer manager for its reasonable out-of-pocket expenses, including the reasonable expenses and disbursements of its legal counsel. Allergan has also agreed to indemnify the dealer manager and its affiliates against certain liabilities in connection with its services, including liabilities under the federal securities laws.
      In the ordinary course of its businesses, the dealer manager and its affiliates may hold positions, for its own accounts or for the accounts of its customers, in the securities of Allergan and Inamed. The dealer manager or its affiliates have provided and may in the future continue to provide investment banking and other financial services, including the provision of credit facilities, for Allergan and Inamed in the ordinary course of business. In particular, Allergan has received a commitment letter from Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. Incorporated, providing for a 364-day bridge term facility in an aggregate amount of up to $1.1 billion as described under the section captioned “—Source and Amount of Funds.” Allergan has agreed to pay Morgan Stanley and its affiliates certain fees for such services.
      Allergan has retained MacKenzie Partners, Inc. as information agent in connection with the Offer. The information agent may contact holders of Inamed Shares by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Inamed Shares. Allergan will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Allergan agreed to indemnify the information agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.
      In addition, Allergan has retained Wells Fargo Bank, N.A. as exchange agent in connection with the Offer. Allergan will pay the exchange agent reasonable and customary compensation for its services in connection with the Offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.
      Allergan will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, neither Allergan nor Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.
Accounting Treatment
      The acquisition of Inamed Shares by Allergan will be accounted for under the purchase method of accounting under U.S. GAAP, which means that Inamed’s results of operations will be included with Allergan’s from the closing date of the Offer and Inamed’s consolidated assets and liabilities will be recorded at their estimated fair values at the same time (except for the minority interest, if any, in the assets and liabilities which will remain at historical cost) with the excess, if any, allocated to specific identifiable intangibles acquired, inventory, property, plant and equipment, other assets or goodwill.
Stock Exchange Listing
      Shares of Allergan common stock are listed on the New York Stock Exchange. Allergan intends to submit an application to list on the New York Stock Exchange the shares of Allergan common stock that Allergan will issue in the Offer and Inamed Merger.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS
Market Price History
      Allergan common stock is listed and traded on the New York Stock Exchange and is quoted under the symbol “AGN.” The Inamed Shares are listed and traded on the NASDAQ National Market and are quoted under the symbol “IMDC.” The following table sets forth, for the periods indicated, as reported by the NYSE and NASDAQ, the per share high and low sales prices of each company’s common stock.

	Allergan Common Stock			Inamed Common Stock

	High	Low	Dividends	High	Low	Dividends

2003
First Quarter	$71.53	$56.60	$0.09	$24.00	$18.53	$0.00
Second Quarter	81.55	66.81	0.09	37.64	21.91	0.00
Third Quarter	81.80	75.82	0.09	52.45	35.11	0.00
Fourth Quarter	81.48	71.65	0.09	58.90	44.27	0.00
2004
First Quarter	90.21	75.65	0.09	53.30	41.70	0.00
Second Quarter	92.61	83.13	0.09	69.80	52.25	0.00
Third Quarter	90.36	69.05	0.09	64.20	45.17	0.00
Fourth Quarter	82.10	66.78	0.09	64.09	47.24	0.00
2005
First Quarter	81.27	69.60	0.10	72.50	59.30	0.00
Second Quarter	86.29	69.01	0.10	70.80	57.75	0.00
Third Quarter	95.43	83.36	0.10	78.74	65.62	0.00
Fourth Quarter (through November 18, 2005)	101.65	85.90	0.10	83.31	69.61	0.00
      On December 15, 2003, Inamed effected a 3-for-2 stock split in the form of a 50% stock dividend (one share of common stock paid for every two shares held), paid to stockholders of record on December 1, 2003. Inamed Shares began trading at an adjusted price to reflect the stock split on December 16, 2003, and all share prices prior to this date have been restated to reflect the stock split.
      On November 14, 2005, the last full trading day prior to Allergan’s public announcement of its proposal to acquire Inamed, and November 18, 2005, the most recent practicable date prior to the mailing of this prospectus, the closing price of a share of Allergan common stock was $98.85 and $100.25, respectively, and the closing price of an Inamed Share was $74.44 and $83.31, respectively. Allergan encourages Inamed stockholders to obtain current market quotations for shares of Allergan common stock and Inamed Shares.
Dividends
      Allergan currently expects to pay a quarterly dividend of $0.10 per share on its common stock. Allergan’s existing and proposed debt agreements limit or are expected to limit its ability to repurchase common stock and pay dividends. Subject to these limitations, Allergan’s board of directors is free to change Allergan’s dividend practices from time to time and to decrease or increase the dividend paid, or to not pay a dividend, on Allergan’s common stock on the basis of results of operations, financial condition, cash requirements and future prospects and other factors deemed relevant by Allergan’s board of directors.
      Under the Medicis merger agreement, Inamed has agreed not to pay any cash dividends on its common stock before the closing or termination of the Medicis merger agreement without the consent of Medicis, which consent shall not be unreasonably withheld. In addition, loan covenants contained in Inamed’s credit facilities limit its ability to pay dividends on the Inamed Shares.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
      The following unaudited pro forma combined condensed statements of earnings combine the historical consolidated statements of earnings of Allergan and Inamed giving effect to the Offer and the Inamed Merger as if each had been consummated on January 1, 2004. The unaudited pro forma combined condensed balance sheet combines the historical unaudited condensed consolidated balance sheet of Allergan and the historical unaudited consolidated balance sheet of Inamed giving effect to the Offer and the Inamed Merger as if it each had been consummated on September 30, 2005.
      The allocation of purchase price in the Offer and Inamed Merger as reflected in these unaudited pro forma combined condensed financial statements has, with the assistance of independent valuation specialists, been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed as of the date of the Offer and Inamed Merger. This preliminary allocation of purchase price is based on available public information and is dependent upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such pro forma combined condensed financial statements.
      For the reasons mentioned in the preceding paragraph, a final determination of the fair values of Inamed’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Inamed that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those used in the pro forma combined condensed financial statements presented below and could result in a material change in amortization of acquired intangible assets.
      The unaudited pro forma combined condensed balance sheet does not include liabilities resulting from integration planning and adjustments to the fair value of Inamed’s reported liabilities, as these are not presently estimable. In addition to the completion of the valuation, the impact of ongoing integration activities, the timing of completion of the transaction and other changes in Inamed’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.
      The unaudited pro forma combined condensed financial statements are provided for informational purposes only. The unaudited pro forma combined condensed financial statements are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. Furthermore, no effect has been given in the unaudited pro forma combined condensed statements of earnings for synergistic benefits that may be realized through the combination of the two companies or the costs that may be incurred in integrating their operations. The unaudited pro forma combined condensed financial statements should be read in conjunction with the respective historical financial statements and the notes thereto of both Allergan and Inamed, which are incorporated by reference in this document. See the section entitled “Where To Obtain More Information” for more information on where you can obtain copies of these documents.
      Certain reclassifications have been made to conform Inamed’s historical amounts to Allergan’s presentation.

Allergan, Inc.
Unaudited Pro Forma Combined Condensed Statement of Earnings
For the nine months ended September 30, 2005
(in millions, except per share amounts)

			Pro Forma		Pro Forma
	Allergan	Inamed	Adjustments	Notes	Combined

Net sales	$1,724.3	$325.1	$—		$2,049.4
Operating costs and expenses
Cost of sales	304.3	90.3	4.9	(a)	399.5
Selling, general and administrative	689.5	137.6	(15.4)	(a)(b)	811.7
Research and development	283.5	29.9	—		313.4
Amortization of acquired identifiable intangible assets	—	4.0	51.8	(c)	55.8
Restructuring charge	37.6	(0.7)	—		36.9

Operating income	409.4	64.0	(41.3)		432.1

Non-operating income (expense)
Interest income	23.0	2.5	(12.9)	(d)	12.6
Interest expense	(7.5)	(0.8)	(41.2)	(e)	(49.5)
Gain on investments	0.8	—	—		0.8
Unrealized gain on derivative instruments, net	1.0	—	—		1.0
Other, net	3.0	2.5	—		5.5

Earnings before income taxes and minority interest	429.7	68.2	(95.4)		402.5
Provision for income taxes	163.2	19.0	(33.6)	(g)	148.6
Minority interest expense	2.7	—	—		2.7

Net earnings	$263.8	$49.2	$(61.8)		$251.2

Earnings per share:
Basic	$2.02			(h)	$1.69

Diluted	$1.98			(h)	$1.66

Weighted average shares outstanding (in millions):
Basic	130.8		17.9	(h)	148.7
Diluted	133.2		17.9	(h)	151.1
See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Allergan, Inc.
Unaudited Pro Forma Combined Condensed Statement of Earnings
For the year ended December 31, 2004
(in millions, except per share amounts)

			Pro Forma		Pro Forma
	Allergan	Inamed	Adjustments	Notes	Combined

Net sales	$2,045.6	$384.4	$—		$2,430.0
Operating costs and expenses
Cost of sales	386.7	97.9	14.8	(a)(f)	499.4
Selling, general and administrative	778.9	179.7	(14.8)	(a)(f)	943.8
Research and development	345.6	28.8	—		374.4
Amortization of acquired identifiable intangible assets	—	5.0	69.3	(c)	74.3
Restructuring charge	7.0	—	—		7.0

Operating income	527.4	73.0	(69.3)		531.1

Non-operating income (expense)
Interest income	14.1	2.0	(8.6)	(d)	7.5
Interest expense	(18.1)	(1.5)	(54.5)	(e)	(74.1)
Gain on investments, net	0.3	—	—		0.3
Unrealized loss on derivative instruments, net	(0.4)	—	—		(0.4)
Other, net	8.8	4.8	—		13.6

Earnings before income taxes and minority interest	532.1	78.3	(132.4)		478.0
Provision for income taxes	154.0	15.2	(41.2)	(g)	128.0
Minority interest expense	1.0	—	—		1.0

Net earnings	$377.1	$63.1	$(91.2)		$349.0

Earnings per share:
Basic	$2.87			(h)	$2.34

Diluted	$2.82			(h)	$2.30

Weighted average shares outstanding (in millions):
Basic	131.3		17.9	(h)	149.2
Diluted	133.9		17.9	(h)	151.8
See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Allergan, Inc.
Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet
As of September 30, 2005
(in millions)

			Pro Forma		Pro Forma
	Allergan	Inamed	Adjustments	Notes	Combined

ASSETS
Current assets:
Cash and equivalents	$1,110.6	$115.5	$(400.8)	(i)	$650.6
			1,045.0	(j)
			(1,045.0)	(j)
			(8.8)	(l)
			(165.9)	(p)
Short-term investments	—	62.7	—		62.7
Trade receivables, net	252.3	76.6	—		328.9
Inventories	90.5	61.1	49.0	(k)	200.6
Asset held for sale	—	—	89.8	(m)	89.8
Other current assets	173.3	25.8	(34.7)	(t)	164.4

Total current assets	1,626.7	341.7	(471.4)		1,497.0
Investments and other assets	264.1	1.4	5.9	(p)	271.4
Deferred tax assets	121.6	21.0	(142.6)	(t)	—
Property, plant and equipment, net	466.9	60.7	—		527.6
Goodwill	9.2	136.3	2,097.4	(q)	2,242.9
Intangibles, net	144.9	47.9	732.5	(n)	925.3
Acquired in-process research and development	—	—	113.4	(o)	—
			(113.4)	(o)

Total assets	$2,633.4	$609.0	$2,221.8		$5,464.2

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable	$126.0	$8.8	$(8.8)	(l)	$126.0
Accounts payable	114.4	30.9	—		145.3
Accrued expenses	263.0	40.4	—		303.4
Income taxes	96.0	12.1	—		108.1

Total current liabilities	599.4	92.2	(8.8)		682.8
Long-term debt	57.2	—	1,045.0	(j)	1,102.2
Long-term convertible notes, net of discount	518.4	—	—		518.4
Deferred tax liabilities	—	—	40.5	(t)	40.5
Other liabilities	117.8	17.3	—		135.1
Commitments and contingencies
Minority interest	1.0	—	—		1.0
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	1.3	0.4	(0.4)	(r)	1.5
			0.2	(s)
Additional paid-in capital	395.7	265.3	(265.3)	(r)	2,153.5
			1,757.8	(s)
Deferred compensation	—	(9.7)	9.7	(r)	—
Accumulated other comprehensive income (loss)	(46.3)	2.3	(2.3)	(r)	(46.3)
Retained earnings	1,192.7	241.2	(241.2)	(r)	1,079.3
			(113.4)	(o)

	1,543.4	499.5	1,145.1		3,188.0
Less — treasury stock, at cost	(203.8)	—	—		(203.8)

Total stockholders’ equity	1,339.6	499.5	1,145.1		2,984.2

Total liabilities and stockholders’ equity	$2,633.4	$609.0	$2,221.8		$5,464.2

Pro forma common shares outstanding(u)					149.5

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

Note 1	Basis of Presentation
      On November 15, 2005, Allergan announced an offer by its wholly owned subsidiary, Offeror, to acquire all outstanding shares of common stock of Inamed. Under the terms of the offer, stockholders of Inamed may elect to exchange each share of Inamed common stock for either $84.00 in cash or 0.8498 of a share of common stock of Allergan, such that the total value of the consideration payable will be $1.45 billion in cash and 17.9 million shares of Allergan common stock.
      Offeror’s offer was made subsequent to the execution of a merger agreement by and among Inamed and Medicis Pharmaceutical Corporation (Medicis) announced by Inamed and Medicis in March 2005. As of the date of Offeror’s offer, the merger with Medicis has not been completed. Completion of the merger with Medicis is subject to several conditions, including the receipt of applicable approvals from Medicis’s and Inamed’s stockholders and certain statutory requirements under the HSR Act.
      As of September 30, 2005 there were approximately 36.4 million shares of Inamed common stock outstanding and approximately 1.8 million Inamed shares estimated to be issuable upon exercise of outstanding options. Based on these amounts and the terms outlined above, Inamed stockholders will receive a total of approximately 17.9 million shares of Allergan common stock and $1,445.8 million in cash. The exact number of shares to be issued and exact amount of cash to be paid will depend on the number of related Inamed shares outstanding at the closing of the merger.
      The purchase price of the acquisition is approximately $3.4 billion estimated as follows (in millions):

Value of Allergan shares issued	$1,758.0
Cash consideration	1,445.8
Transaction costs (including $90 million of estimated break-up fees associated with the Medicis merger transaction)	165.9

Total	$3,369.7

      The allocation of the purchase price as of September 30, 2005 is summarized below (in millions):

Current assets	$390.7
Property, plant and equipment	60.7
In-process research and development	113.4
Assets held for sale	89.8
Identifiable intangible assets (including developed technology of $654.4, customer relationships of $86.4, core technology of $35.5 and other intangibles of $4.1)	780.4
Goodwill	2,233.7
Other assets (including deferred tax assets)	28.3
Current liabilities	(92.2)
Additional deferred tax liabilities	(217.8)
Other long-term liabilities	(17.3)

Net assets	$3,369.7

      The value of the Allergan shares used in determining the purchase price was $98.35 per share based on the average of the closing price of Allergan common stock for a range of four trading days, two days prior to and two days subsequent to the announcement of the offer.
      The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired, including fair values of acquired in-process research and development and other identifiable intangibles, and the fair value of liabilities assumed as of the date that the acquisition is consummated. The excess of the purchase price over the fair value of assets and liabilities acquired is allocated to goodwill. The purchase price allocation will remain preliminary until

Allergan completes a third party valuation of significant identifiable intangible assets acquired (including in-process research and development), evaluates integration plans to be undertaken following the consummation of the merger, and determines the fair values of other assets and liabilities acquired. The final determination of the purchase price allocation is expected to be completed as soon as practicable after the consummation of the merger. The final amounts allocated to assets and liabilities acquired could cause material differences in the information presented in the unaudited pro forma combined condensed financial statements.
      The amount allocated to acquired in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the date of expected closing of the merger, will not have reached technological feasibility and have no alternative future use. The values of the research projects will be determined based on analyses using cash flows to be generated by the products that result from the in-process projects. These cash flows will be estimated by forecasting total revenues expected from these products and then deducting appropriate operating expenses, cash flow adjustments and contributory asset returns to establish a forecast of net cash flows arising from the in-process technology. These cash flows will be substantially reduced to take into account the time value of money and the risks associated with the inherent difficulties and uncertainties given the projected stage of development of these projects at closing. For purposes of the unaudited pro forma combined condensed balance sheet as of September 30, 2005, $113.4 million of the total purchase price has been allocated to acquired in-process research and development, which includes the estimated value of Inamed’s silicone gel filled breast implant technology for use in the United States ($53.1 million) and Juvederm, a non-animal based, cross-linked hyaluronic-acid dermal filler technology for use in the United States ($60.3 million), both of which are not expected to have reached technological feasibility as of the closing date and have no alternative future use. The amounts allocated to in-process research and development will be charged to the statement of earnings in the period the acquisition is consummated.
      In connection with this transaction, Allergan expects to divest all of Inamed’s exclusive sales rights of Reloxin, a botulinum toxin Type A product that has not yet been approved for sale in the United States. Accordingly, the estimated fair value of Reloxin has been capitalized and is reflected as an asset held for sale on the unaudited pro forma combined condensed balance sheet.

Note 2	Pro Forma Adjustments

Pro Forma Statement of Earnings Adjustments
      (a)     To reclassify Inamed product warranty costs of $4.9 million for both the nine month period ended September 30, 2005 and the year ended December 31, 2004 from Selling, General and Administrative expense to Cost of Sales to conform to Allergan’s presentation.
      (b)     To eliminate $10.5 million of costs related to the Medicis merger transaction that will not have an ongoing impact on the combined operations. The elimination of these costs will not be tax affected for pro forma purposes as they were not tax affected by Inamed due to the fact that these costs are capitalizable by Inamed under current tax regulations.
      (c)     Reflects amortization of $55.8 million and $74.3 million for the nine month period ended September 30, 2005 and the year ended December 31, 2004, respectively, for identified intangible assets based on the estimated fair values assigned to these assets at the date of acquisition and estimated useful lives of 15 years, 4 years and 16 years for developed technology, customer relationships and core technology, respectively, and the elimination of historical Inamed intangible amortization of $4.0 million and $5.0 million for the nine month period ended September 30, 2005 and the year ended December 31, 2004, respectively. Acquired other intangible assets of $4.1 million are estimated to not be subject to amortization, consistent with Inamed’s current public disclosures. Assuming an aggregate average useful life of 15 years, straight-line amortization, and a tax rate of 25.0%, for every additional $50 million allocated to identified intangible assets, net earnings will decrease by $1.9 million and $2.5 million for the nine month period ended September 30, 2005 and the year ended December 31, 2004, respectively.

      (d) Reflects lower interest income due to the assumed use of $575.5 million of Allergan cash and equivalents to finance a part of the cash portion of the merger consideration and transaction costs and retirement of Inamed’s notes payable balance and assumes interest rates based on Allergan’s historical average interest rate earned on cash equivalents of 3.00% and 1.50% for the nine month period ended September 30, 2005 and the year ended December 31, 2004, respectively.
      (e)     Reflects higher incremental interest expense of $40.5 million and $53.6 million for the nine month period ended September 30, 2005 and the year ended December 31, 2004, respectively, and amortization of debt issuance costs of $0.7 million and $0.9 million for the nine month period ended September 30, 2005 and the year ended December 31, 2004, respectively, due to additional assumed borrowings of $1.045 billion at varying interest rates to finance a part of the cash portion of the merger consideration and transaction costs in excess of Allergan’s cash and equivalents available to finance the merger. Allergan expects to re-finance the 364-day bridge term facility used to initially fund a portion of the offer and merger consideration and transaction costs with senior long-term debt totaling $1.045 billion with a mix of financing maturities. For purposes of these pro forma financial statements, estimated maturities of total pro forma combined long-term debt (including long-term convertible notes) due after one year are: zero in 2006; $518.4 million in 2007; $282.2 million in 2008; zero in 2009; $250.0 million in 2010 and $570.0 million after 2010. The effect of a 0.125 percentage point variance in the interest rate on net earnings, assuming a tax rate of 38.0%, is $0.6 million and $0.8 million for the nine month period ended September 30, 2005 and the year ended December 31, 2004, respectively.
      (f)     To reclassify royalty expense of $9.9 million for the year ended December 31, 2004 from Selling, General and Administrative expense to Cost of Sales to conform to Inamed’s 2005 presentation.
      (g)     Represents the income tax effect of unaudited pro forma combined condensed statement of earnings adjustments using an estimated effective tax rate of 25.0% for adjustments to the fair value of Inamed’s net assets and an estimated combined United States federal and state statutory rate of 38.0% applied to the interest income and interest expense adjustments.
      (h)     Pro forma basic earnings per share is calculated by dividing the pro forma combined net income by the pro forma weighted average shares outstanding. Pro forma diluted earnings per share is calculated by dividing the pro forma combined net income by the pro forma weighted shares outstanding and dilutive potential weighted shares outstanding. A reconciliation of the shares used to calculate Allergan’s historical basic and diluted earnings per share to shares used to calculate the pro forma basic and diluted earnings per share follows (in millions):

Basic

	Nine Months
	Ended	Year Ended
	September 30, 2005	December 31, 2004

Shares used to calculate Allergan’s historical basic earnings per share	130.8	131.3
Shares issued in connection with the acquisition of Inamed	17.9	17.9

Shares used to calculate pro forma basic earnings per share	148.7	149.2

Diluted

	Nine Months
	Ended	Year Ended
	September 30, 2005	December 31, 2004

Shares used to calculate Allergan’s historical diluted earnings per share	133.2	133.9
Shares issued in connection with the acquisition of Inamed	17.9	17.9

Shares used to calculate pro forma diluted earnings per share	151.1	151.8

Pro Forma Balance Sheet Adjustments
      (i)     Reflects the use of Allergan cash and equivalents to finance a part of the cash portion of the offer consideration and merger consideration.
      (j)     Reflects the receipt and use of assumed proceeds of additional borrowings to finance a part of the cash portion of the offer consideration and merger consideration and transaction costs.
      (k)     Reflects adjustment of the historical Inamed inventories to estimated fair value. Because this adjustment is directly attributed to the transaction and will not have an ongoing impact in excess of one year, it is not reflected in the unaudited pro forma combined condensed statements of earnings. However, this inventory adjustment will impact cost of sales subsequent to the consummation of the transaction.
      (l)     Reflects the use of Allergan cash and equivalents to retire Inamed’s notes payable balance.
      (m)     Reflects the portion of the purchase price allocated to Inamed’s exclusive sales rights of Reloxin, a botulinum toxin Type A product that has not yet been approved for sale in the United States, which will be divested by Allergan immediately after the completion of the merger.
      (n)     Reflects the portion of the purchase price allocated to acquired intangible assets, including developed technology of $654.4 million, customer relationships of $86.4 million, core technology of $35.5 million and other intangibles of $4.1 million, less Inamed’s historical net intangible assets of $47.9 million. The amount of intangible assets is subject to change and will be finalized upon consummation of the transaction and completion of an evaluation.
      (o)     Reflects the portion of the purchase price allocated to acquired in-process research and development projects that, as of the closing date of the merger, will not have reached technical feasibility and have no alternative future use. The preliminary estimate of the fair value of acquired in-process research and development is $113.4 million. The amount of acquired in-process research and development is subject to change and will be finalized upon consummation of the transaction and completion of an evaluation. Because this expense is directly attributable to the acquisition and will not have a continuing impact in excess of one year, it is not reflected in the unaudited pro forma combined condensed statements of earnings. However, this item will be recorded as an expense in the period that the acquisition is completed. For every incremental $10.0 million increase to the amount allocated to acquired in-process research and development, there will be a $10.0 million decrease to net income in the period in which the transaction occurs. Additionally, goodwill will also decrease by $10.0 million.
      (p)     Reflects the use of Allergan cash and equivalents to pay estimated break-up costs of the pending Medicis merger ($90.0 million) and estimated transaction costs ($75.9 million). Estimated transaction costs consist primarily of investment banker fees, legal and professional fees, severance costs and debt issuance costs. Estimated debt issuance costs of $5.9 million are reflected in Investments and other assets in the unaudited pro forma combined condensed balance sheet.
      (q)     The adjustment to goodwill reflects the elimination of historical Inamed goodwill of $136.3 million and the addition of goodwill from the purchase price allocation of $2,233.7 million.

      (r)     Reflects the elimination of historical Inamed stockholders’ equity.
      (s)     Reflects the estimated fair value of Allergan common stock issued to finance a portion of the offer and merger consideration and transaction costs.
      (t)     Reflects a deferred income tax liability of $217.8 million related to purchase price basis adjustments at an estimated annual effective tax rate for Inamed of 25.0%, and a related reclassification of $34.7 million and $142.6 million of Allergan and Inamed historical current and long-term deferred tax assets, respectively, against this amount.
      (u)     The pro forma common shares outstanding as of September 30, 2005 is calculated as follows (in millions):

Historical Allergan common shares outstanding as of September 30, 2005, net of 2.7 million treasury shares	131.6
Shares assumed issued in connection with the acquisition of Inamed	17.9

Pro forma common shares outstanding as of September 30, 2005	149.5

DESCRIPTION OF ALLERGAN CAPITAL STOCK
      Allergan’s authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of October 28, 2005, there were 134,254,772 shares of Allergan common stock outstanding (including 2,646,927 shares held in treasury) and held of record by approximately 6,038 stockholders, and no shares of preferred stock were outstanding. On such date, 12,025,235 shares of common stock were subject to outstanding options.
      The following description of the terms of the common stock and preferred stock of Allergan is not complete and is qualified in its entirety by reference to Allergan’s Restated Certificate of Incorporation, as amended, and its Bylaws, each of which are filed as an exhibit to the registration statement of which this prospectus is a part. To find out where copies of these documents can be obtained, see “Where to Obtain More Information.”
Common Stock
      Holders of Allergan’s common stock are entitled to receive dividends declared by the board of directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock. For the past three fiscal quarters, Allergan has paid a dividend of $0.10 per share per quarter, increased from $0.09 paid per quarter, in each of the prior eight quarters. Each holder of Allergan common stock is entitled to one vote per share. Upon any liquidation, dissolution or winding-up of its business, the holders of Allergan common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of any shares of preferred stock then outstanding. The holders of Allergan common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the Allergan common stock.
      Allergan’s common stock is listed on the New York Stock Exchange under the symbol “AGN.” The transfer agent and registrar for the common stock is Wells Fargo Bank, N.A
Preferred Stock
      Allergan’s board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Allergan preferred stock in one or more series and to fix the following terms of the preferred stock:

•	designations, powers, preferences, privileges;

•	relative participating, optional or special rights; and

•	the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.
      Any or all of these rights may be greater than the rights of the Allergan common stock. Allergan’s board of directors has designated 1,500,000 shares of preferred stock “Series A Junior Participating Preferred Stock,” which shares are issuable upon certain events specified in Allergan’s rights plan, as described below.
      Allergan’s board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Allergan or make it more difficult to remove Allergan’s management. Additionally, the issuance of Allergan preferred stock may have the effect of decreasing the market price of Allergan’s common stock.
Rights Plan
      On January 25, 2000, Allergan’s board of directors declared a dividend of one preferred stock purchase right for each share of common stock, par value $0.01 per share, outstanding as of the close of business on February 18, 2000, the record date. As long as the rights are attached to Allergan’s common stock, Allergan will issue one right (subject to adjustment) with each new share of Allergan common stock so that all shares of Allergan common stock will have attached rights. When exercisable, each right will entitle the registered holder to purchase from Allergan one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $300.00 per one one-hundredth of a share of Series A Junior Participating Preferred Stock, subject to adjustment. Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a stockholder as a result of holding the right. The rights trade automatically with shares of Allergan common stock and may only be exercised in connection with certain attempts to takeover Allergan. The rights are designed to protect the interests of Allergan and its stockholders against coercive takeover tactics and to encourage potential acquirors to negotiate with its board of directors before attempting a takeover. The preferred stock purchase rights theoretically could, but are not intended to, deter takeover proposals that might be in the best interests of Allergan’s stockholders.
      The description and terms of the preferred stock purchase rights set forth above is not complete and is qualified in its entirety by reference to the rights agreement, dated as of January 25, 2000, between Allergan and Wells Fargo Bank, N.A. (as successor rights agent to EquiServe Trust Company, N.A. and First Chicago Trust Company of New York), as amended January 2, 2002, January 30, 2003 and October 19, 2005, and as may be amended further from time to time. The rights expire on February 18, 2010.
Delaware Law Anti-takeover Provisions
      As a Delaware corporation, Allergan is subject to the provisions of Section 203 of the DGCL. Under Section 203, Allergan generally would be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder unless:

•	prior to this time, Allergan’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of Allergan’s voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by Allergan’s board of directors and authorized at an annual or special meeting of Allergan’s stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
      Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of a corporation’s assets involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder, subject to limited exceptions;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation’s capital stock beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
      In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding Allergan voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

      The description of Section 203 of the DGCL above is qualified in its entirety be reference to such section, a copy of which is attached hereto as Annex C.
Restated Certificate of Incorporation and Bylaw Provisions
      Various provisions contained in Allergan’s restated certificate of incorporation and bylaws could delay or discourage some transactions involving an actual or potential change in control of Allergan or its management and may limit the ability of Allergan stockholders to remove current management or approve transactions that Allergan stockholders may deem to be in their best interests. These provisions:

•	authorize Allergan’s board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	divide Allergan’s board into three classes of directors, with each class serving a staggered three-year term;

•	require that any action required or permitted to be taken by Allergan’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

•	provide an advanced written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of Allergan’s board of directors or a committee of its board of directors;

•	state that special meetings of Allergan’s stockholders may be called only by the chairman of its board of directors, its board of directors itself or its president;

•	provide that certain provisions of Allergan’s restated certificate of incorporation can be amended only by supermajority vote of the outstanding shares; and

•	allow Allergan’s directors, and not its stockholders, to fill vacancies on its board of directors, including vacancies resulting from removal or enlargement of the board.

COMPARISON OF STOCKHOLDERS’ RIGHTS
      Holders of Inamed Shares may elect to receive shares of Allergan common stock as part of the consideration in the Offer. Inamed and Allergan are both organized under the laws of the State of Delaware. The following is a summary of the material differences between (a) the current rights of Inamed stockholders under Delaware law and Inamed’s certificate of incorporation and bylaws and (b) the current rights of Allergan stockholders under Delaware law and Allergan’s restated certificate of incorporation and bylaws, each as amended to date.
      The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to Delaware law and Inamed and Allergan’s constituent documents, which Inamed stockholders should read. Copies of the respective companies’ constituent documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where To Obtain More Information.”

	Allergan	Inamed

Authorized Capital Stock	The authorized capital stock of Allergan currently consists of (i) 300,000,000 shares of common stock, par value $0.01 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share. The board has the authority to designate the preferences, special rights, limitations or restrictions of the shares of preferred stock without further stockholder approval.	The authorized capital stock of Inamed currently consists of (i) 100,000,000 shares of Common Stock, par value $0.01 per share, and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share. The board has the authority to designate the preferences, special rights, limitations or restrictions of the shares of Preferred Stock without further stockholder approval.

Dividend Policy	Allergan has no legal or contractual obligation to pay dividends. However, Allergan recently has paid and currently expects to pay a quarterly dividend of $0.10 on its common stock. Allergan’s board of directors is free to change Allergan’s dividend practices from time to time and to decrease or increase the dividend paid, or to not pay a dividend, on Allergan’s common stock on the basis of results of operations, financial condition, cash requirements and future prospects and other factors deemed relevant by Allergan’s board of directors. In addition, Allergan’s debt agreements (including the commitment letter from Morgan Stanley discussed above) limit its ability to pay dividends.	Inamed has no legal or contractual obligation to pay dividends.

Voting, Generally	• One vote per share of common stock. • No cumulative voting for directors.	• One vote per share of common stock. • No cumulative voting for directors.

Number of Directors and Size of Board	Allergan’s bylaws provide for between three and 15 directors to serve on its board of directors and authorizes the board of directors to	Inamed’s bylaws provide for between three and nine directors to serve on its board of directors and authorizes the board of directors to set the

	Allergan	Inamed

	set the number of directors within these parameters. Allergan’s board of directors currently consists of eleven directors.	number of directors within these parameters. Inamed’s board of directors of directors currently consists of six directors.

Term of Directors	Allergan’s directors serve for three years. The directors are divided into three classes, and the terms of approximately one-third of the directors expire each year.	Inamed’s directors are elected to one-year terms expiring at the next annual stockholders’ meeting following election. Inamed’s certificate of incorporation does not provide for staggered terms.

Removal of Directors	Allergan’s certificate of incorporation provides that Allergan’s directors may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of Allergan common stock.	Inamed’s certificate of incorporation provides that any of Inamed’s directors may be removed with or without cause by the affirmative vote of the stockholders holding a majority of the shares entitled to vote in the election of such director, subject to the rights of the holders of any series of preferred stock to elect directors.

Vacancies on the Board	Vacancies on Allergan’s board of directors are filled by a majority of the remaining directors then in office.	Vacancies on Inamed’s board of directors are filled by a majority of the remaining directors then in office.

Board Quorum and Vote Requirements	At all Allergan board meetings, the presence of a majority of the directors then in office constitutes a quorum. Except as otherwise required by law or by Allergan’s certificate of incorporation or bylaws, the vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the board.	At Inamed board meetings, a majority of the fixed number of directors shall constitute a quorum for the transaction of business, except that when the Board of Directors consists of one director, then the one director shall constitute a quorum.

Annual Stockholders Meetings	The annual meeting of Allergan stockholders is held on such date, at such time and at such place as may be designated by the board of directors.	The annual meeting of Inamed stockholders is held on such date, at such time and at such place as may be designated by the board of directors.

Special Stockholders Meetings	Special meetings of Allergan stockholders may not be called by Allergan stockholders. These meetings may be called only by:

•   the board of directors;

•   the chairman of the board of directors; or

• the president of the corporation.	Special meetings may be called at any time by:

•   a majority of the board of directors

•   the chairman of the board; or by the President; or

• holders of not less than ten percent (10%) of the voting power of all outstanding shares of voting stock.

Quorum for Stockholders Meetings	Except as otherwise expressly provided by law or by Allergan’s certificate of incorporation or bylaws, the presence in person or representation by proxy of holders of	Except as otherwise expressly provided by law or by Inamed’s certificate of incorporation or bylaws, the presence in person or representation by proxy of holders of

	Allergan	Inamed

	record of shares that represent at least a majority of common stock issued and outstanding constitutes a quorum for the transaction of business at that meeting.	record of shares that represent at least a majority of common stock issued and outstanding constitutes a quorum for the transaction of business at that meeting.

Advance Notice Procedures for a Stockholder Proposal	In general, a stockholder wishing to nominate a director or raise another proposal at an annual meeting of stockholders must notify Allergan in writing between 30 and 60 days prior to the first anniversary of the previous year’s annual meeting of stockholders.

The notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting as well as specific information concerning the stockholder submitting the proposal or making the nomination.	Any stockholder proposal or nomination for the election of a director by a stockholder shall be delivered no less than 90 days nor more than 120 days in advance of the first anniversary of Inamed’s annual meeting held in the prior year, provided, however, in the event Inamed shall not have had an annual meeting in the prior year, such notice shall be delivered no less than 90 days nor more than 120 days in advance of May 15 of the current year.

The notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting as well as specific information concerning the stockholder submitting the proposal or making the nomination.

Stockholder Action by Written Consent	Except as otherwise provided in Allergan’s certificate of incorporation as it may be amended, stockholders may not take action by written consent in lieu of a meeting.	Any action that may be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment of Governing Documents	Allergan’s certificate of incorporation may be amended only by a stockholder vote. Allergan’s bylaws may be amended by a stockholder vote or by the board of directors.

Amendments to provisions of Allergan’s certificate of incorporation and bylaws by Allergan stockholders relating to the following matters require 66 2/3% of the combined voting power of outstanding Allergan common stock:

•   bylaw amendment

•   stockholder action by written consent;

• number and election of directors;	Inamed reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in its certificate of incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders therein are granted subject to such reservation, except the following may not be so amended:

•   the capitalization provisions;

•   the amendment provisions;

•   any bylaw amendment; or

• any amendment of the board number, election, term vacancies

Allergan	Inamed

• expiration of terms (classified board);

•   vacancies on the board of directors;

•   removal of directors;

•   advance notice procedures for a stockholder proposal;

•   limitation on director liability;

•   indemnification;

•   business combinations;

•   board considerations;

•   stockholder rights plan;

•   special meetings; and

• the amendment provisions.	and removal

Under the DGCL, Inamed’s certificate of incorporation may be amended only if the proposed amendment is approved by the board of directors and holders of a majority of the outstanding stock entitled to vote at the meeting. Inamed’s certificate of incorporation also provides that where an interested stockholder, or an affiliate or associate of an interested stockholder, has proposed to repeal, rescind, alter or amend certain provisions of the certificate of incorporation, an affirmative vote of the holders of a majority of the outstanding shares of voting stock voting together as a single class, other than the shares held by the interested stockholder proposing the action, is required to approve the action.

Inamed’s bylaws may be adopted, rescinded, altered or amended in any respect by the board of directors or by the affirmative vote of the holders of not less than a majority of the outstanding shares of voting stock, voting together as a single class.

Exculpation of Directors	Allergan’s certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to Allergan or its stockholders for monetary damages for breach of any fiduciary duty as a director.

Under Delaware law, Allergan cannot eliminate director liability for:

•   any breach of the director’s duty of loyalty to Allergan or its stockholders;

•   acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of law;

• violations of § 174 of the DGCL (relating to unlawful payment of	Inamed’s certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to Inamed or its stockholders for monetary damages for conduct as a director.

Under Delaware law, Inamed cannot eliminate director liability for:

•   any breach of the director’s duty of loyalty to Inamed or its stockholders;

•   acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of law;

• violations of § 174 of the DGCL (relating to unlawful payment of

	Allergan	Inamed

	dividends or unlawful stock purchases or redemptions); or • any transaction from which the director derives an improper personal benefit.	dividends or unlawful stock purchases or redemptions); or • any transaction from which the director derives an improper personal benefit.

Indemnification of Directors, Officers and Employees	Allergan will indemnify, to the fullest extent permitted by law, its directors and officers in connection with proceedings to which they are made parties by reason of the fact that they are or were directors or officers of Allergan; provided, however, that Allergan is not required to indemnify a director or officer in connection with a proceeding commenced by such director or officer unless the proceeding was authorized by the board of directors.

The DGCL allows the above indemnification only if the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Allergan, and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In suits by Allergan, and derivative suits by stockholders of Allergan, against directors or officers of Allergan, Delaware law does not allow indemnification without judicial approval if the officer or director is adjudged to be liable to Allergan.

Allergan will advance expenses (including attorneys’ fees) before the final disposition of any proceeding upon receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by Allergan.	Inamed’s bylaws provide that it will indemnify, to the fullest extent permitted by law, its directors in connection with proceedings to which they are made parties by reason of the fact that they are or were directors, officers, employees or agents of Inamed, provided, however, that Inamed is not required to indemnify an entity in connection with a proceeding commenced by such director or officer unless the proceeding was authorized by (i) the board of directors, (ii) independent legal counsel in a written opinion, or (iii) the stockholders.

The DGCL allows the above indemnification only if the agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Inamed, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. In suits by Inamed, and derivative suits by stockholders of Inamed, against directors or officers of Inamed, Delaware law does not allow indemnification without judicial approval if the officer or director is adjudged to be liable to Inamed.

Inamed’s certificate of incorporation provides that it will advance reasonable expenses before the final disposition of any proceeding if the agent undertakes to repay such amount if it is determined that they are not entitled to indemnification, except that such advances will no be made if the board of directors or an independent legal counsel determines that such an agent is not entitled to indemnification.

Anti-Takeover Provisions:

Business Combination Act	Allergan is subject to § 203 of the DGCL, which prohibits specified business combinations by an interested stockholder (defined as a holder of 15% or more of the	Inamed is subject to § 203 of the DGCL.

Allergan	Inamed

outstanding voting shares of a corporation) for a period of three years after the stockholder becomes an interested stockholder unless

•   prior to the stockholder’s becoming an interested stockholder, the board of directors approves the business combination or the transaction by which the stockholder becomes an interested stockholder,

•   upon completion of the transaction by which the stockholder becomes an interested stockholder, the stockholder owns at least 85% of the voting stock of the corporation (excluding shares owned by directors who are also officers and by certain employee stock ownership plans) or

•   on or after the date the stockholder becomes an interested stockholder, the business combination receives the approval of both the directors and the holders of at least two-thirds of the outstanding voting shares not owned by the interested stockholder.

A Delaware corporation may opt out of § 203 through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares, provided that, in most cases, such an amendment will not become effective until 12 months after its adoption and will not apply to any person who became an interested stockholder on or prior to its adoption.

Allergan has not adopted any such charter or bylaw amendment. Allergan’s certificate of incorporation defines an interested stockholder as one who becomes a holder of 5% or more of Allergan’s voting shares. Allergan’s certificate of incorporation requires that any transaction with

Allergan	Inamed

such an interested stockholder be approved by at least 66 2/3% of the outstanding voting securities.

Stockholder Rights Plan	Allergan is party to the Rights Agreement dated as of January 25, 2000, as amended by the Amendment to Rights Agreement dated as of January 2, 2002, the Second Amendment to Rights Agreement dated as of January 30, 2003, and the Third Amendment to Rights Agreement dated as of October 24, 2005. The following description of the rights agreement, as amended, is subject in its entirety to the terms and conditions of the rights agreement. You should read the rights agreement carefully, a copy of which is incorporated into the registration statement, of which this prospectus is a part. See “Where to Obtain More Information.”

Pursuant to the rights agreement, one right is attached to each share of Allergan common stock outstanding.

Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Allergan beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

Exercisability of Rights. The rights become exercisable and transferable separately from Allergan common stock upon the earlier of:

•   ten days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of Allergan common stock, with certain exceptions, or

• ten business days (or such later date as may be determined by action of the board of directors under certain conditions) following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial	Inamed is a party to the Amended and Restated Rights Agreement dated as of November 16, 1999, as amended by Amendment No. 1 dated as of December 22, 1999, Amendment No. 2 dated as of April 1, 2002 and Amendment No. 3 dated as of March 20, 2005. The following description of the rights agreement, as amended, is subject in its entirety to the terms and conditions of the rights agreement. You should read the rights agreement carefully. See “Where to Obtain More Information.”

Pursuant to the rights agreement, one right is attached to each share of Inamed common stock outstanding.

Exercisability of Rights. The rights become exercisable and transferable separately from Inamed common stock upon the earlier of:

•   ten days after a person or group has acquired beneficial ownership of 15% or more of Inamed’s outstanding common stock, with certain exceptions; or

•   ten business days after a person or group announces a tender or exchange offer which would result in a person or group acquiring 15% or more of Inamed’s outstanding common stock.

Once the rights become exercisable, all rights owned by the acquiring person, and the acquiring person’s affiliates and associates, will be null and void.

If the rights become exercisable as the result of a tender offer, unless redeemed by Inamed, each right will entitle the registered holder to purchase 1/1000th shares of Series A Junior Participating Preferred Stock at an exercise price

Allergan	Inamed

ownership by a person or group of 15% or more of Allergan common stock, with certain exceptions.

Each right will entitle the holder to purchase 1/100th shares of Series A Junior Participating Preferred Stock at an exercise price of $300, subject to adjustment. Each share of Series A Junior Participating Preferred Stock is entitled, if and when declared, to a preferential quarterly dividend payment equal to the greater of $l per share or 100 times the aggregate dividend, if any, declared per common share, subject to adjustment.

In the event of a liquidation, dissolution or winding up of the company, the holders of the Series A Junior Participating Preferred Stock will be entitled to a preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) or 100 times the payment made per share of common stock.

Each share of Series A Junior Participating Preferred Stock will have 100 votes and will vote together with the shares of common stock on matters submitted to a vote of the stockholders of the corporation.

In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of common stock, and the preferred shares will not be redeemable.

“Flip-In” Feature. With certain exceptions, in the event that a person acquires 15% or more of Allergan’s common stock, or if Allergan were the surviving corporation in a merger with such a person or any affiliate or associate of such a person, and the shares of Allergan common stock were not changed or exchanged, each	of $80, subject to adjustment. Each share of Series A Junior Participating Preferred Stock is entitled to a preferential quarterly dividend payment of $1 per share or 1,000 times the aggregate per share amount of all dividends declared on Inamed common stock. In the event of a liquidation, the holders of Series A Junior Participating Preferred Stock are entitled to a preferential liquidation payment of $1,000 per share, plus accrued dividends, or 1,000 times the aggregate amount to be distributed per share of Inamed common stock.

“Flip-In” Feature. Once a person or group acquires 15% of more of Inamed’s outstanding common stock, each right except the rights held by the acquiring person will entitle its holder to purchase, for the exercise price of the right, that number of shares of Inamed common stock having a market value equal to two times the exercise price of the right.

“Flip-Over” Feature. In the event that Inamed is acquired in a merger or other business combination transaction or similar transaction, each right except the rights held by the acquiring person will entitle its holder to purchase, for the exercise price of the right, that number of shares of the acquiring entity’s common stock having a market value equal to two times the exercise price of the right, unless the rights are earlier redeemed by Inamed.

“Exchange” Feature. At any time after any person or group acquires 15% of Inamed’s outstanding common stock, but before the person or group’s acquisition of 50% or more of the outstanding common stock, the board of directors may exchange the rights at an exchange ratio of one common share per right.

Redemption of Rights. Inamed may

Allergan	Inamed

holder of a right, other than rights that are or were acquired or beneficially owned by the acquiring person (which rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the then-current purchase price of the right.

“Flip-Over” Feature. With certain exceptions, if, after a person acquires 15% or more of Allergan’s common stock, the company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a right shall thereafter have the right to receive, upon the exercise thereof at the then current purchase price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then-current purchase price of the right.

“Exchange” Feature. With certain exceptions, any time after a person or group acquires 15% or more of Allergan’s outstanding common stock, but before the person or group acquires 50% or more of Allergan’s outstanding common stock, the board of directors may cause Allergan to exchange the rights (other than rights owned by an acquiring person which will have become void), in whole or in part, for shares of common stock at an exchange rate of one share of common stock per right.

Redemption of Rights. The rights may be redeemed in whole, but not in part, at a price of $.01 per right by the board of directors at any time prior to the time that a person acquires 15% or more of Allergan’s common stock. The redemption of	redeem the rights in whole at a price of $.01 per right at any time before the close of business on the tenth business day after a person or group obtains 15% or more of Inamed’s outstanding common stock.

Amendment of Rights Agreement. With limited exceptions, the rights agreement may be amended by the board of directors without consent of the holders of the rights at any time before any person or group obtains 15% or more of Inamed’s outstanding common stock. After a person or group acquires 15% or more of Inamed’s common stock, the board of directors may not amend the rights agreement in any respect that may adversely affect the interests of the right holders without their approval.

Final Expiration Date. The rights expire on June 2, 2007, unless the expiration date is extended or the rights are redeemed or exchanged.

Inamed’s rights agreement was amended in connection with the execution of the Medicis merger agreement to exclude the Medicis Merger from the scope of the rights agreement. Accordingly, the rights agreement does not apply to the proposed Medicis Merger.

Allergan	Inamed

the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Amendment of Rights Agreement. Any of the provisions of the rights agreement may be amended by the board of directors of Allergan for so long as the rights are then redeemable, and, after the rights are no longer redeemable, Allergan may amend or supplement the agreement in any manner that does not adversely affect the interests of the holders of the rights (other than an acquiring person or an affiliate or associate of an acquiring person).

Final Expiration Date. The rights expire on February 18, 2010, unless the expiration date is extended or the rights are redeemed or exchanged.

Consideration of Other Constituencies	Allergan’s certificate of incorporation does not contain any provision specifically authorizing or requiring the Allergan board of directors to consider the interests of any constituencies of Allergan other than its stockholders in considering whether to approve or oppose any corporate action, including a merger or similar transaction.

However, under Delaware law, the board of directors may consider the impact of such a transaction on other constituencies, to the extent that such interests are consistent with the interests of stockholders.	Inamed’s certificate of incorporation does not contain any provision specifically authorizing or requiring the Inamed board of directors to consider the interests of any constituencies of Inamed other than its stockholders in considering whether to approve or oppose any corporate action, including a merger or similar transaction.

However, under Delaware law, the board of directors of a Delaware corporation such as Inamed may consider the impact of such a transaction on other constituencies, to the extent that such interests are consistent with the interests of stockholders.

ALLERGAN’S EXISTING DEBT AGREEMENTS
Zero Coupon Convertible Senior Notes
      On November 6, 2002, Allergan issued zero coupon convertible senior notes due 2022, or “Senior Notes,” in a private placement. The Senior Notes:

•	represent Allergan’s unsecured senior obligations and rank equally with all of its other unsecured senior indebtedness and are junior to all of its current and future secured indebtedness;

•	have a $641,510,000 aggregate principal amount at maturity;

•	accrue interest at 1.25% annually;

•	will mature on November 6, 2022;

•	were issued at a discount of $141.5 million; and

•	are convertible under certain circumstances into 11.41 shares of Allergan’s common stock for each $1,000 principal amount at maturity.
      The Senior Notes are convertible:

•	if the closing price of Allergan’s common stock exceeds certain levels;

•	the credit ratings assigned to the Senior Notes are reduced below specified levels; or

•	Allergan calls the Senior Notes for redemption, makes specified distributions to its stockholders or becomes a party to certain consolidation, merger or binding share exchange agreements.
      Based on the terms of the Senior Notes, an assessment of the conversion criteria is performed each fiscal quarter, the result of which affects the holders’ ability to convert the Senior Notes in the immediately succeeding fiscal quarter. As of September 30, 2005, the conversion criteria had been met and holders may elect to convert the Senior Notes into shares of Allergan common stock between October 1, 2005 and December 31, 2005. Allergan does not currently expect any of the holders of the Senior Notes to elect conversion during its fourth fiscal quarter of 2005. If the conversion criteria are not met in the fiscal quarter ending December 31, 2005, the holders’ ability to convert the Senior Notes will be restricted until the conversion criteria are again met.
      On July 28, 2004, Allergan, together with Wells Fargo Bank, as trustee, executed a supplemental indenture to the indenture governing the Senior Notes. The supplemental indenture amends the indenture’s redemption and conversion provisions to restrict Allergan’s ability to issue common stock in lieu of cash to holders of the Senior Notes upon any redemption or conversion. Upon any redemption, Allergan is now required to pay the entire redemption amount in cash. In addition, upon any conversion, Allergan will pay cash up to the accreted value of the Senior Notes converted and will have the option to pay any amounts due in excess of the accreted value in either cash or common stock.
      Holders of the Senior Notes may require Allergan to purchase the Senior Notes on any of the following dates at the following prices:

•	$829.51 per Senior Note on November 6, 2007;

•	$882.84 per Senior Note on November 6, 2012; and

•	$939.60 per Senior Note on November 6, 2017.
      In addition, holders of the Senior Notes may require Allergan to purchase the Senior Notes upon a Fundamental Change (as defined in the indenture governing the Senior Notes, as amended) prior to November 6, 2007.
      Pursuant to the supplemental indenture, Allergan is required to pay cash for any Senior Notes purchased by it on any of these three dates. Allergan was restricted from redeeming the Senior Notes before

November 6, 2005. Prior to November 6, 2007, Allergan may redeem all or a portion of Senior Notes for cash in an amount equal to their accreted value only if the price of its common stock reaches certain thresholds for a specified period of time. On or after November 6, 2007, Allergan may redeem all or a portion of the Senior Notes for cash in an amount equal to their accreted value.
Notes Payable and Other Long-Term Debt
      Allergan has a committed long-term credit facility, a committed foreign line of credit in Japan, a commercial paper program, a medium term note program, an unused debt shelf registration statement that may be used for a new medium term note program and other issuances of debt securities, and various foreign bank facilities.

•	The committed credit facility allows for borrowings of up to $400 million through May 2009.

•	The committed foreign line of credit allows for borrowings of up to three billion Japanese yen (approximately $26.4 million) through July 2006.

•	The commercial paper program provides for up to $300 million in borrowings.

•	The medium term note program allows Allergan to issue up to an additional $8.0 million in registered notes on a non-revolving basis.

•	The debt shelf registration statement provides for up to $350 million in additional debt securities.

•	Borrowings under the long-term credit facility and medium-term note program are subject to certain financial and operating covenants that include, among other provisions, maintaining minimum debt to capitalization ratios and a minimum consolidated net worth. Certain covenants also limit subsidiary debt and restrict dividend payments. Allergan is in compliance with these covenants.
      As of September 30, 2005, Allergan had $120.0 million outstanding in borrowings under its committed credit facility, $6.0 million in borrowings under various foreign bank loans, $57.2 million in borrowings under the medium term note program and no borrowings outstanding under its commercial paper program or committed foreign line of credit.
      Allergan does not currently intend to have combined borrowings under its committed credit facilities and its commercial paper program that would exceed $300 million in the aggregate.

LEGAL MATTERS
      The validity of the Allergan common stock offered by this prospectus will be passed upon for Allergan by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Additionally, Gibson, Dunn & Crutcher LLP has rendered an opinion concerning the federal income tax consequences of the Offer, Inamed Merger and Post-Closing Merger.
EXPERTS
      The consolidated financial statements and schedule of Allergan, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and Allergan, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ANNEX A— DIRECTORS AND EXECUTIVE OFFICERS OF ALLERGAN AND OFFEROR
      The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Allergan and Offeror are set forth below. Unless otherwise indicated below, the current business address of each director and officer is c/o Allergan, 2525 Dupont Drive, Irvine, California 92612. Unless otherwise indicated below, the current business telephone number of each director and officer is (714) 246-4500. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite the name of an officer or director of Allergan refers to a position with Allergan, and each occupation set forth opposite the name of an officer or director of Offeror refers to a position with Offeror.
      During the past five years, none of the directors and officers of Allergan or Offeror listed below has, (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that went dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated below, each such person is a citizen of the United States of America.
Directors and Executive Officers of Allergan

Present Principal Occupation and
Name/Age	Title	Five-Year Employment History

David E.I. Pyott 52	Chairman of the Board, President and Chief Executive Officer	Mr. Pyott became President and Chief Executive Officer of Allergan in January 1998 and in 2001 became the Chairman of the Board. Mr. Pyott is also a member of the Board of Directors of Avery-Dennison Corporation, Edwards Lifesciences Corporation, Pacific Mutual Holding Company, the ultimate parent company of Pacific Life, and Pacific LifeCorp, the parent stockholding company of Pacific Life. Mr. Pyott serves on the Board and the Executive Committee of the California Healthcare Institute, the Board of Directors of the Biotechnology Industry Organization (BIO) and the Directors’ Board of the University of California (Irvine) Graduate School of Management. Mr. Pyott also serves as a member of the Board of the Pan-American Ophthalmological Foundation; the International Council of Ophthalmology Foundation, the Cosmetic Surgery Foundation and the Foundation of the American Academy of Ophthalmology Advisory Board of Directors.
F. Michael Ball 50	Executive Vice President and President, Pharmaceuticals	Mr. Ball has been Executive Vice President and President, Pharmaceuticals since October 2003. Prior to that, Mr. Ball was Corporate Vice President and President, North America Region and Global Eye Rx Business since May 1998. Mr. Ball serves on the Board of Directors of SimpleTech, Inc.

Present Principal Occupation and
Name/Age	Title	Five-Year Employment History

James F. Barlow 47	Senior Vice President, Corporate Controller	Mr. Barlow has been Senior Vice President, Corporate Controller since April 2005. Prior to that Mr. Barlow served as Vice President, Corporate Controller since 2002. Mr. Barlow joined Allergan in January 2002 as Vice President, Corporate Controller. Prior to joining Allergan, Mr. Barlow served as Chief Financial Officer of Wynn Oil Company, a division of Parker Hannifin Corporation. Prior to Wynn Oil Company, Mr. Barlow was Treasurer and Controller at Wynn’s International, Inc. from July 1990 to September 2000.
Jeffrey L. Edwards 45	Executive Vice President, Finance and Business Development, Chief Financial Officer	Mr. Edwards became Executive Vice President, Finance and Business Development, Chief Financial Officer in August 2005. Mr. Edwards joined Allergan in 1993. Since March 2003, Mr. Edwards served as Corporate Vice President, Corporate Development and previously served as Senior Vice President Treasury, Tax, and Investor Relations. Prior to joining Allergan, Mr. Edwards was with Banque Paribas and Security Pacific National Bank, where he held various senior level positions in the credit and business development functions. Mr. Edwards completed the Advanced Management Program at the Harvard Business School and received a Bachelor of Arts degree in Sociology from Muhlenberg College.
Douglas S. Ingram, Esq. 43	Executive Vice President, General Counsel and Secretary	Mr. Ingram has been Executive Vice President, General Counsel and Secretary, as well as Allergan’s Chief Ethics Officer, since October 2003 and currently manages the Global Legal Affairs organization, the Regulatory Affairs organization, Compliance and Internal Audit, Corporate Communications and Global Trade Compliance. Prior to that, Mr. Ingram served as Corporate Vice President, General Counsel and Secretary, as well as Allergan’s Chief Ethics Officer, since July 2001. Prior thereto he was Senior Vice President and General Counsel of Allergan since January 2001, and its Assistant Secretary since November 1998. Mr. Ingram is a member of the Board of Directors of Volcom, Inc. and ECC Capital Corporation, the parent company of Encore Credit Corporation.
Scott M. Whitcup, M.D. 46	Executive Vice President, Research & Development	Dr. Whitcup has been Executive Vice President, Research and Development since July 2004. Dr. Whitcup joined Allergan in January 2000 as Vice President, Development, Ophthalmology. In January 2004, Dr. Whitcup became Allergan’s Senior Vice President, Development, Ophthalmology. Dr. Whitcup is a faculty member at the Jules Stein Eye Institute/ David Geffen School of Medicine at UCLA. Dr. Whitcup is a member of the Board of Directors of Avanir Pharmaceuticals.

Present Principal Occupation and
Name/Age	Title	Five-Year Employment History

Roy J. Wilson 49	Executive Vice President, Human Resources and Information Technology	Mr. Wilson has served as Executive Vice President of Human Resources and Information Technology since August 2005. Mr. Wilson joined Allergan in April 2004 as Executive Vice President Human Resources. Prior to joining Allergan, Mr. Wilson held positions with Texas Instruments, Schlumberger Ltd. and Pearle Vision, where he served as the Senior Vice President and Chief Administrative Officer, Compaq Computer, as Vice President of Human Resources and Senior Vice President of Human Resources and Administration at BMC Software.
Herbert W. Boyer, Ph.D 69	Vice Chairman of the Board	Dr. Boyer is a founder of Genentech, Inc., a biotechnology company, and has been a director of Genentech since 1976. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President George H. W. Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. Dr. Boyer serves on the Board of the Scripps Research Institute. Dr. Boyer was elected Vice Chairman of the Board of Directors in 2001, served as Chairman of the Board of Directors from 1998 to 2001, and has been a Board member since 1994. He is a member of the Board of Directors’ Corporate Governance Committee and the Board of Directors’ Science and Technology Committee.
Handel E. Evans 71	Director	Mr. Evans is the former Chairman of Equity Growth Research Ltd., a company providing financial services principally to health care companies in Europe that was acquired by Libertas Capital in 2004, and is now the Senior Advisor on global healthcare to the Libertas Capital Group plc. Mr. Evans is a director of Cambridge Laboratories Ltd. and is Chairman of the British Urological Foundation Board of Trustees. Mr. Evans has been a member of the Board of Directors since 1989, is Chairman of the Board of Directors’ Corporate Governance Committee and is a member of the Board of Directors’ Organization and Compensation Committee.

Present Principal Occupation and
Name/Age	Title	Five-Year Employment History

Michael R. Gallagher 59	Director	Mr. Gallagher was Chief Executive Officer and a Director of Playtex Products, Inc., a personal care and consumer products manufacturer, from July 1995 until his retirement in 2004. Mr. Gallagher is a member of the Board of Advisors of the Haas School of Business, UC Berkeley and the Board of Trustees of St. Luke’s School. Mr. Gallagher was elected to the Board of Directors in 1998 and is a member of the Board of Directors’ Audit and Finance Committee and the Board of Directors’ Organization and Compensation Committee.
Gavin S. Herbert 73	Director and Chairman Emeritus	Mr. Herbert is founder of Allergan and has served as Chairman Emeritus since 1996. He had been Chairman since 1977 and was also Chief Executive Officer from 1977 to 1991. Prior thereto, Mr. Herbert had been President and Chief Executive Officer of Allergan since 1961. He is Chairman and Founder of Regenesis Bioremediation Products, formed in 1994. Mr. Herbert is a life trustee of the University of Southern California, Chairman of Roger’s Gardens and Vice Chairman of the Beckman Foundation. Mr. Herbert is also a director of Research to Prevent Blindness and the Doheny Eye Institute. Mr. Herbert also serves on the Boards of The Richard Nixon Library and Birthplace Foundation, the Advisory Board for the Foundation of the American Academy of Ophthalmology, and the CEO Roundtable on Cancer. In 1994, Mr. Herbert retired as an employee of Allergan. He has been a director since 1950 and is a member of the Board of Directors’ Science & Technology Committee.
Robert A. Ingram 62	Director	Mr. Ingram is Vice Chairman Pharmaceuticals of GlaxoSmithKline plc, a corporation involved in the research, development, manufacturing and sale of pharmaceuticals. Mr. Ingram was the Chief Operating Officer and President, Pharmaceutical Operations of GlaxoSmithKline plc from January 2001 until his retirement in January 2003. Prior to that, he was Chief Executive Officer of Glaxo Wellcome plc from October 1997 to December 2000 and Chairman of Glaxo Wellcome Inc., Glaxo Wellcome plc’s United States subsidiary, from January 1999 to December 2000. Mr. Ingram is also Chairman of the Board of OSI Pharmaceuticals, Inc., a biotechnology company, and a director of Edwards Lifesciences Corporation, Lowe’s Companies, Inc., Nortel Networks, Valeant Pharmaceuticals International, and Wachovia Corporation. In addition, he is Chairman of the American Cancer Society Foundation and the CEO Roundtable on Cancer. Mr. Ingram was appointed to the Board of Directors effective January 2005 and is a member of the Board of Directors’ Corporate Governance Committee and the Board of Directors’ Science & Technology Committee.

Present Principal Occupation and
Name/Age	Title	Five-Year Employment History

Trevor M. Jones 63	Director	Prof. Jones served as the Director General of the Association of the British Pharmaceutical Industry (ABPI), an association representing the interests of approximately 100 British and international pharmaceutical companies, from 1994 to 2004. Prof. Jones is currently Vice Chairman of Council at King’s College, London. Furthermore, he was recognized in the Queen’s Honors List and holds the title of a Commander of the British Empire. He is also a fellow of the Royal Society of Chemistry, a fellow of The Royal Pharmaceutical Society, and an honorary fellow of the Faculty of Pharmaceutical Medicine of the Royal College of Physicians. Prof. Jones is Chairman of the Board of Directors of ReNeuron Limited and a Board member of Merlin Biosciences’ Funds I and II and NextPharma Technologies Holdings Ltd. Prof. Jones is a founder and Board member of the Geneva-based public-private partnership, Medicines for Malaria Venture. Prof. Jones was appointed to the Board of Directors in 2004. Prof. Jones is a member of the Board of Directors’ Corporate Governance Committee and the Board of Directors’ Science and Technology Committee.
Louis J. Lavigne, Jr. 57	Director	Mr. Lavigne joined the Board in July 2005. Mr. Lavigne was Executive Vice President and Chief Financial Officer of Genentech, Inc. from March 1997 through his retirement in March 2005. Mr. Lavigne joined Genentech in July 1982, was named controller in 1983, and, in 1986, was promoted to vice president and assumed the position of chief financial officer in September of 1988. Mr. Lavigne was named senior vice president in 1994 and was promoted to executive vice president in 1997. Prior to joining Genentech, he held various financial management positions with Pennwalt Corporation, a pharmaceutical and chemical company. Mr. Lavigne also serves on the boards of Equinix, Inc., Arena Pharmaceuticals, Inc., BMC Software, Inc., Kyphon Inc. and LifeMasters Supported SelfCare, Inc. Mr. Lavigne is a member of the Board of Directors’ Audit and Finance Committee and the Board of Directors’ Science and Technology Committee.

Present Principal Occupation and
Name/Age	Title	Five-Year Employment History

Russell T. Ray 58	Director	Mr. Ray is a Managing Partner of HLM Venture Partners, a private equity firm that provides venture capital to health care information technology, health care services and medical technology companies. Mr. Ray was Founder, Managing Director and President of Chesapeake Strategic Advisors, a firm specializing in providing advisory services to health care and life sciences companies, from 2002 to 2003. From 1999 to 2002, Mr. Ray was the Global Co-Head of the Credit Suisse First Boston Health Care Investment Banking Group, where he focused on providing strategic and financial advice to life sciences, health care services and medical device companies. Mr. Ray is a Director of Pondaray Enterprises, Inc., and The Friends School of Baltimore. Mr. Ray was elected to the Board of Directors in 2003 is Chairperson of the Board of Directors’ Audit and Finance Committee and is a member of the Board of Directors’ Organization and Compensation Committee.
Stephen J. Ryan, M.D. 65	Director	Dr. Ryan is President of the Doheny Eye Institute and the Grace and Emery Beardsley Professor of Ophthalmology at the University of Southern California’s Keck School of Medicine. Dr. Ryan had been Dean of the Keck School of Medicine and Senior Vice President for Medical Care of the University of Southern California since 1991 until his retirement in June 2004. Dr. Ryan is a Member of the Institute of Medicine of the National Academy of Sciences and is a member and past president of numerous ophthalmologic organizations such as the Association of University Professors of Ophthalmology and the Macula Society. Dr. Ryan is the founding President of the Alliance for Eye and Vision Research. Dr. Ryan was appointed to the Board of Directors in September 2002 and is a member of the Board of Directors’ Audit and Finance Committee and Chairman of the Board of Directors’ Science & Technology Committee.

Present Principal Occupation and
Name/Age	Title	Five-Year Employment History

Leonard D. Schaeffer 60	Director	Mr. Schaeffer has, since November 2004, served as Chairman of the Board of WellPoint, Inc., an insurance organization created by the combination of WellPoint Health Networks Inc. and Anthem, Inc., which owns Blue Cross of California, Blue Cross and Blue Shield of Georgia, Blue Cross and Blue Shield of Missouri, Blue Cross and Blue Shield of Wisconsin, Anthem Life Insurance Company, HealthLink and UniCare. From 1992 until November 2004, Mr. Schaeffer served as Chairman of the Board and Chief Executive Officer of WellPoint Health Networks Inc. He is a member of the Board of Directors of Amgen, Inc., the Chairman of the Board of the National Institute for Health Care Management and a member of the Institute of Medicine. Mr. Schaeffer was elected to the Board of Directors in 1993 and is the Chairman of the Board of Directors’ Organization and Compensation Committee and a member of the Board of Directors’ Corporate Governance Committee.
Directors and Executive Officers of Offeror

Present Principal Occupation and
Name	Title	Five-Year Employment History

Jeffrey L. Edwards 45	Director and President	See discussion above.

Douglas S. Ingram, Esq. 43	Director and Secretary	See discussion above.

ANNEX B— OPINION OF GIBSON, DUNN & CRUTCHER LLP AS TO CERTAIN TAX MATTERS
GIBSON, DUNN & CRUTCHER LLP
LAWYERS
A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

333 South Grand Avenue Los Angeles, California 90071-3197
(213) 229-7000
www.gibsondunn.com
November 21, 2005

Direct Dial (213) 229-7000	Client No. C 01012-00545
Allergan, Inc.
2525 Dupont Drive
Irvine, California 92612
     Re: Registration Statement on Form S-4
Ladies and Gentlemen:
      We have acted as counsel to Allergan, Inc. (“Allergan”), a Delaware corporation, in connection with the acquisition of Inamed Corporation (“Inamed”), a Delaware corporation, pursuant to the transactions described in a Registration Statement on Form S-4 to be filed on the date hereof with the United States Securities and Exchange Commission (the “Registration Statement”). Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Registration Statement. Pursuant to the Registration Statement, (a) Banner Acquisition, Inc.(“Offeror”), a wholly owned subsidiary of Allergan is offering to exchange for each share of Inamed common stock validly tendered and not properly withdrawn in the Offer, at the election of the holder of such shares, either cash or shares of Allergan common stock, (b) promptly after completion of the Offer, Allergan will consummate a merger of Offeror with and into Inamed, with Inamed surviving the merger (the “Inamed Merger”) and, pursuant to the Inamed Merger, Allergan will issue in exchange for each share of Inamed common stock, at the election of the holder of shares of Inamed common stock, either cash or shares of Allergan common stock, and (c) promptly after the Inamed Merger, Allergan will cause Inamed to merge with and into a wholly owned limited liability company of Allergan, with the limited liability company surviving the Merger (the “Post-Closing Merger”).
      At your request, we have examined the Registration Statement to be filed on the date hereof with the Securities and Exchange Commission in connection with the registration of the shares of Allergan common stock to be issued to the stockholders of Inamed upon consummation of the proposed transaction.
      You have requested that we render the opinion set forth below. In rendering this opinion, we have reviewed (without any independent investigation) the Registration Statement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts and statements contained in the Registration Statement and representations as to factual matters contained in the representation letter received from Allergan, and have assumed that the proposed transaction will be consummated in accordance with the terms set forth therein and without any waiver of any material provision thereof. We have further assumed the accuracy of any representation or statement made “to the knowledge of” or similarly qualified without such qualification.

B-1

      Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and set forth in the discussion in the Registration Statement under the caption “Material United States Federal Income Tax Consequences”, it is our opinion that:

(a) the Offer, Inamed Merger, and the Post-Closing Merger will be treated as a single integrated transaction that qualifies as a reorganization under section 368(a) of the Internal Revenue Code (the “Code”).

(b) the discussion in the Registration Statement, under the caption “Material U.S. States Federal Income Tax Consequences,” to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.
      This opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the facts or statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.
      This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Offer, Inamed Merger, and the Post-Closing Merger, or any other transaction (including any transaction undertaken in connection with the foregoing).
      We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP

B-2

ANNEX C— SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW
      (a)     Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(3) At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
      (b)     The restrictions contained in this section shall not apply if:

(1) the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by this section;

(2) the corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of the effective date of this section, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors.

(3) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the three categories set out in subsection (b)(4) hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

(4) the corporation does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on The NASDAQ Stock Market or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

(5) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time within the 3 year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

(6) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous

3 years or who became an interested stockholder with the approval of the corporation’s board of directors or during the period described in paragraph (7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to section 251 (f) of the chapter, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less then 20 days notice to all interested stockholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph; or

(7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation’s certificate of incorporation contained a provision authorized by the last sentence of this subsection (b). Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

      (c)     As used in this section only, the term:

(1) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “associate,” when used to indicate a relationship with any person, means (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “business combination,” when used in reference to any corporation and any interested stockholder of such corporation, means:

(i) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

(iii) any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (B) pursuant to a merger under Section 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such, (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock, or (E) any issuance or transfer of stock by the corporation, provided however, that in no case under (C)-(E) above shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

(iv) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the corporation or any direct or indirect majority owned subsidiary.

(4) “control,” including the term “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “interested stockholder” means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in (A) above by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein in the result of action taken solely by the corporation provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (8) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(7) “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(8) “Voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

(9) “owner” including the terms “own” and “owned” when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
      (d)     No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section a greater vote of stockholders than that specified in this section.
      (e)     The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section. (Last amended by Ch. 79, L. ’95, eff. 7-1-95.)

      Any questions or requests for assistance may be directed to the information agent or the dealer manager at their respective addresses or telephone numbers set forth below. Additional copies of this prospectus, the letter of election and transmittal and the notice of guaranteed delivery may be obtained from the information agent at its address and telephone numbers set forth below. Holders of Inamed Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.
The exchange agent for the Offer is:
Wells Fargo Bank, N.A.
Wells Fargo Shareowner Services
P.O. Box 64858
St. Paul, MN 55164-0858
(800) 380-1372
The information agent for the Offer is:
MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
The dealer manager for the Offer is:
1585 Broadway
New York, New York 10036
(310) 788-2043

PART II
Item 20.     Indemnification of Directors and Officers.
      Allergan is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which a director derived an improper personal benefit.
      Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute.
      Allergan’s restated certificate of incorporation provides that to the fullest extent permitted by the laws of the State of Delaware, as the same may be amended, a director of Allergan shall not be personally liable to Allergan or its stockholders for monetary damages for breach of any fiduciary duty as a director. Allergan’s restated certificate of incorporation and amended and restated bylaws provide for indemnification of its directors and officers to the fullest extent currently permitted by the DGCL. In addition, Allergan maintains liability insurance for its directors and officers.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.
See the Exhibit Index.

(b)	Financial Statement Schedules.
None.

(c)	Reports, Opinions and Appraisals.
None.

Item 22.	Undertakings.
      (a)     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c)     The undersigned registrant undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
      (d)     The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (e)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (f)     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (g)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Irvine, State of California, on November 21, 2005.

ALLERGAN

By:	/s/ David E.I. Pyott

David E.I. Pyott
Chairman of the Board,
President and Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Douglas S. Ingram and Matthew J. Maletta, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement the Registrant may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By: /s/ David E.I. Pyott David E.I. Pyott	Chairman of the Board, President and Chief Executive Officer	November 21, 2005

By: /s/ Jeffrey L. Edwards Jeffrey L. Edwards	Executive Vice President, Finance and Business Development, Chief Financial Officer (Principal Financial Officer)	November 21, 2005

By: /s/ James F. Barlow James F. Barlow	Senior Vice President, Corporate Controller (Principal Accounting Officer)	November 21, 2005

By: /s/ Herbert W. Boyer, Ph.D Herbert W. Boyer, Ph.D	Vice Chairman of the Board	November 21, 2005

Signature	Title	Date

By: /s/ Handel E. Evans Handel E. Evans	Director	November 21, 2005

By: /s/ Michael R. Gallagher Michael R. Gallagher	Director	November 21, 2005

By: /s/ Gavin S. Herbert Gavin S. Herbert	Director and Chairman Emeritus	November 21, 2005

By: /s/ Robert A. Ingram Robert A. Ingram	Director	November 21, 2005

By: /s/ Trevor M. Jones Trevor M. Jones	Director	November 21, 2005

By: /s/ Louis J. Lavigne, Jr. Louis J. Lavigne, Jr.	Director	November 21, 2005

By: /s/ Russell T. Ray Russell T. Ray	Director	November 21, 2005

By: /s/ Stephen J. Ryan, M.D. Stephen J. Ryan, M.D.	Director	November 21, 2005

By: /s/ Leonard D. Schaeffer Leonard D. Schaeffer	Director	November 21, 2005

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

3.1	Restated Certificate of Incorporation of Allergan as filed with the Secretary of State of the State of Delaware on May 22, 1989 (incorporated by reference to Exhibit 3.1 to Allergan’s Registration Statement on Form S-1, File No. 33-28855, filed with the SEC on May 24, 1989)

3.2	Certificate of Amendment of Certificate of Incorporation of Allergan (incorporated by reference to Exhibit 3 Allergan’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2000)

3.3	Bylaws of Allergan (incorporated by reference to Exhibit 3 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 1995)

3.4	First Amendment to Allergan Bylaws (incorporated by reference to Exhibit 3.1 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 24, 1999)

3.5	Second Amendment to Allergan Bylaws (incorporated by reference to Exhibit 3.5 to Allergan’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2002)

3.6	Third Amendment to Allergan Bylaws (incorporated by reference to Exhibit 3.6 to Allergan’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2003)

4.1	Certificate of Designations of Series A Junior Participating Preferred Stock as filed with the Secretary of State of the State of Delaware on February 1, 2000 (incorporated by reference to Exhibit 4.1 to Allergan’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 1999)

4.2	Rights Agreement, dated January 25, 2000, between Allergan and First Chicago Trust Company of New York (“Rights Agreement”) (incorporated by reference to Exhibit 4 to Allergan’s Current Report on Form 8-K filed on January 28, 2000)

4.3	Amendment to Rights Agreement dated as of January 2, 2002, among First Chicago Trust Company of New York, Allergan and EquiServe Trust Company, N.A., as successor Rights Agent (incorporated by reference to Exhibit 4.3 of Allergan’s Annual Report on Form 10-K for the year ended December 31, 2001)

4.4	Second Amendment to Rights Agreement dated as of January 30, 2003, among First Chicago Trust Company of New York, Allergan and EquiServe Trust Company, N.A., as successor Rights Agent (incorporated by reference to Exhibit 1 of Allergan’s amended Form 8-A filed on February 14, 2003)

4.5	Third Amendment to Rights Agreement dated as of October 19, 2005 between Allergan, Inc. and Wells Fargo Bank, National Association, as successor Rights Agent (incorporated by reference to Exhibit 4.11 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2005)

4.6	Indenture between Allergan and BankAmerica National Trust Company (incorporated by reference to Exhibit 4 filed with Allergan’s Registration Statement, Registration No. 33-69746)

4.7	Indenture, dated as of November 1, 2000, between Allergan and U.S. Trust National Association (incorporated by reference to Exhibit 4.1 to Allergan’s Current Report on Form 8-K, filed on November 1, 2000)

4.8	Registration Rights Agreement, dated November 1, 2000, between Allergan and Merrill Lynch & Co., Merrill Lynch, Pierce Fenner & Smith Incorporated (incorporated by reference to Exhibit 4.2 to Allergan’s Current Report on Form 8-K, filed on November 1, 2000)

4.9	Amended and Restated Indenture, dated as of July 28, 2004, between Allergan and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.11 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 24, 2004)

4.10	Form of Zero Coupon Convertible Senior Note Due 2022 (incorporated by reference to Exhibit 4.2 of Allergan’s Registration Statement on Form S-3, dated January 9, 2003, Registration No. 333-102425)

Exhibit
Number	Description of Exhibit

4.11	Registration Rights Agreement, dated as of November 6, 2002, among Allergan and Banc of America Securities LLC, Salomon Smith Barney Inc., J.P. Morgan Securities Inc. and Banc One Capital Markets, Inc. (incorporated by reference to Exhibit 4.3 of Allergan’s Registration Statement on Form S-3, dated January 9, 2003, Registration No. 333-102425)

5.1	Opinion of Gibson, Dunn & Crutcher LLP

8.1	Opinion of Gibson, Dunn & Crutcher LLP regarding tax matters

10.1	Form of director and executive officer Indemnity Agreement (incorporated by reference to Exhibit 10.4 to Allergan’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 1992)

10.2	Form of Allergan change in control severance agreement (incorporated by reference to Exhibit 10.1 to Allergan’s Current Report on Form 8-K filed on January 28, 2000)

10.3	Allergan 2003 Nonemployee Director Equity Incentive Plan (incorporated by reference to Appendix A to Allergan’s Proxy Statement filed on March 14, 2003)

10.4	Allergan Deferred Directors’ Fee Program amended and restated as of November 15, 1999 (incorporated by reference to Exhibit 4 to Allergan’s Registration Statement on Form S-8, dated January 6, 2000, Registration No. 333-94155)

10.5	Allergan 1989 Incentive Compensation Plan, as amended and restated, November 2000 and as adjusted for 1999 split (incorporated by reference to Exhibit 10.5 to Allergan’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2000)

10.6	First Amendment to Allergan 1989 Incentive Compensation Plan (as amended and restated November 2000) (incorporated by reference to Exhibit 10.51 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 26, 2003)

10.7	Allergan Employee Stock Ownership Plan (Restated 2003) (incorporated by reference to Exhibit 10.6 Allergan’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2002)

10.8	First Amendment to Allergan Employee Stock Ownership Plan (as Restated 2003) (incorporated by reference to Exhibit 10.52 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 26, 2003)

10.9	Second Amendment to Allergan Employee Stock Ownership Plan (as Restated 2003) (incorporated by reference to Exhibit 10.9 to Allergan’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2003)

10.10	Allergan Employee Savings and Investment Plan (Restated 2003) (incorporated by reference to Exhibit 10.7 to Allergan’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2002)

10.11	First Amendment to Allergan Savings and Investment Plan (Restated 2003) (incorporated by reference to Exhibit 10.53 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 26, 2003)

10.12	Second Amendment to Allergan Savings and Investment Plan (Restated 2003) (incorporated by reference to Exhibit 10.12 to Allergan’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2003)

10.13	Allergan Pension Plan (Restated 2003) (incorporated by reference to Exhibit 10.8 to Allergan’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2002)

10.14	First Amendment to Allergan Pension Plan (Restated 2003) (incorporated by reference to Exhibit 10.50 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 26, 2003)

10.15	Restated Allergan Supplemental Retirement Income Plan (incorporated by reference to Exhibit 10.5 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 1996)

Exhibit
Number	Description of Exhibit

10.16	First Amendment to Allergan Supplemental Retirement Income Plan (incorporated by reference to Exhibit 10.4 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 24, 1999)

10.17	Second Amendment to Allergan Supplemental Retirement Income Plan (incorporated by reference to Exhibit 10.12 to Allergan’s Current Report on Form 8-K filed on January 28, 2000)

10.18	Third Amendment to Allergan Supplemental Retirement Income Plan (incorporated by reference to Exhibit 10.46 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended June 28, 2002)

10.19	Fourth Amendment to Allergan Supplemental Retirement Income Plan (Restated 1996) (incorporated by reference to Exhibit 10.13 to Allergan’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2002)

10.20	Restated Allergan Supplemental Executive Benefit Plan (incorporated by reference to Exhibit 10.6 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 1996)

10.21	First Amendment to Allergan Supplemental Executive Benefit Plan (incorporated by reference to Exhibit 10.3 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 24, 1999)

10.22	Second Amendment to Allergan Supplemental Executive Benefit Plan (incorporated by reference to Exhibit 10.11 to Allergan’s Current Report on Form 8-K filed on January 28, 2000)

10.23	Third Amendment to Allergan Supplemental Executive Benefit Plan (incorporated by reference to Exhibit 10.45 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended June 28, 2002)

10.24	Fourth Amendment to Allergan Supplemental Executive Benefit Plan (incorporated by reference to Exhibit 10.18 to Allergan’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2002)

10.25	Allergan Executive Bonus Plan (incorporated by reference to Exhibit C to Allergan’s Proxy Statement dated March 23, 1999, filed in definitive form on March 22, 1999)

10.26	First Amendment to Allergan Executive Bonus Plan (incorporated by reference to Exhibit 10.2 to Allergan’s Current Report on Form 8-K filed on January 28, 2000)

10.27	Allergan 2005 Management Bonus Plan (incorporated by reference to Exhibit 10.33 to Allergan’s Annual Report on Form 10-K filed on March 9, 2005)

10.28	Allergan Executive Deferred Compensation Plan (amended and restated effective January 1, 2003) (incorporated by reference to Exhibit 10.22 to Allergan’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2002)

10.29	First Amendment to Allergan Executive Deferred Compensation Plan (amended and restated effective January 1, 2003) (incorporated by reference to Exhibit 10.29 to Allergan’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2003)

10.30	Allergan Premium Priced Stock Option Plan (incorporated by reference to Exhibit B to Allergan’s Proxy Statement filed on March 23, 2001)

10.31	Distribution Agreement dated March 4, 1994 among Allergan and Merrill Lynch & Co. and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 10.14 to Allergan’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.32	Credit Agreement, dated as of October 11, 2002, among Allergan, as Borrower and Guarantor, the Eligible Subsidiaries Referred to Therein, the Banks Listed Therein, JPMorgan Chase Bank, as Administrative Agent, Citicorp USA Inc., as Syndication Agent and Bank of America, N.A., as Documentation Agent (incorporated by reference to Exhibit 10.47 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 27, 2002)

Exhibit
Number	Description of Exhibit

10.33	First Amendment to Credit Agreement, dated as of October 30, 2002, among Allergan, as Borrower and Guarantor, the Eligible Subsidiaries Referred to Therein, the Banks Listed Therein, JPMorgan Chase Bank, as Administrative Agent, Citicorp USA Inc., as Syndication Agent and Bank of America, N.A., as Documentation Agent (incorporated by reference to Exhibit 10.48 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 27, 2002)

10.34	Second Amendment to Credit Agreement, dated as of May 16, 2003, among Allergan, as Borrower and Guarantor, the Banks listed Therein, JPMorgan Chase Bank, as Administrative Agent, Citicorp USA Inc., as Syndication Agent and Bank of America, N.A., as Documentation Agent (incorporated by reference to Exhibit 10.49 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended June 27, 2003)

10.35	Third Amendment to Credit Agreement, dated as of October 15, 2003, among Allergan, as Borrower and Guarantor, the Banks Listed Therein, JPMorgan Chase Bank, as Administrative Agent, Citicorp USA Inc., as Syndication Agent and Bank of America, N.A., as Documentation Agent (incorporated by reference to Exhibit 10.54 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 26, 2003)

10.36	Fourth Amendment to Credit Agreement, dated as of May 26, 2004, among Allergan, as Borrower and Guarantor, the Banks Listed Therein, JPMorgan Chase Bank, as Administrative Agent, Citicorp USA Inc., as Syndication Agent and Bank of America, N.A., as Document Agent (incorporated by reference to Exhibit 10.56 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended June 25, 2004)

10.37	Contribution and Distribution Agreement by and among Allergan and Advanced Medical Optics, Inc. (incorporated by reference to Exhibit 10.35 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended June 28, 2002)

10.38	Transitional Services Agreement between Allergan and Advanced Medical Optics, Inc. (incorporated by reference to Exhibit 10.36 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended June 28, 2002)

10.39	Employee Matters Agreement between Allergan and Advanced Medical Optics, Inc. (incorporated by reference to Exhibit 10.37 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended June 28, 2002)

10.40	Tax Sharing Agreement between Allergan and Advanced Medical Optics, Inc. (incorporated by reference to Exhibit 10.38 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended June 28, 2002)

10.41	Manufacturing Agreement between Allergan and Advanced Medical Optics, Inc. (incorporated by reference to Exhibit 10.39 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended June 28, 2002)

10.42	LLC Interest Assignment Agreement dated as of March 16, 2003, among Farallon Pharma Investors, LLC, Bardeen Sciences Company, LLC and Allergan (incorporated by reference to Exhibit 2.1 to Allergan’s Current Report on Form 8-K filed on May 28, 2003)

10.43	Agreement and Plan of Merger by and among Allergan, Wilson Acquisition, Inc. and Oculex Pharmaceuticals, Inc. dated as of October 13, 2003 (incorporated by reference to Exhibit 2.1 to Allergan’s Current Report on Form 8-K filed on November 21, 2003)

10.44	Transition and General Release Agreement, by and between Allergan and Lester J. Kaplan (incorporated by reference to Exhibit 10.55 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended March 26, 2004)

10.45	Botox®— China License Agreement, dated as of September 30, 2005, by and among Allergan, Inc., Allergan Sales, LLC and Glaxo Group Limited (incorporated by reference to Exhibit 10.51 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2005)†

Exhibit
Number	Description of Exhibit

10.46	Botox®— Japan License Agreement, dated as of September 30, 2005, by and among Allergan, Inc., Allergan Sales, LLC and Glaxo Group Limited (incorporated by reference to Exhibit 10.52 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2005)†

10.47	Co-Promotion Agreement, dated as of September 30, 2005, Allergan, Inc., Allergan Sales, LLC and SmithKline Beecham Corporation d/b/a GlaxoSmithKline (incorporated by reference to Exhibit 10.53 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2005)†

10.48	Botox® Global Strategic Support Agreement, dated as of September 30, 2005, by and among Allergan, Inc., Allergan Sales, LLC and Glaxo Group Limited (incorporated by reference to Exhibit 10.54 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2005)†

10.49	China Botox® Supply Agreement, dated as of September 30, 2005, by and among Allergan, Inc., Allergan Sales, LLC and Glaxo Group Limited (incorporated by reference to Exhibit 10.55 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2005)†

10.50	Japan Botox® Supply Agreement, dated as of September 30, 2005, by and between Allergan Pharmaceuticals Ireland and Glaxo Group Limited (incorporated by reference to Exhibit 10.56 to Allergan’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2005)†

12.1	Computation of Ratio of Earnings to Fixed Charges

21.1	List of Subsidiaries of Allergan (incorporated by reference to Exhibit 10.21 to Allergan’s Report on Form 10-K for the Year ended December 31, 2004)

23.1	Consent of KPMG LLP

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

23.3	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 8.1)

24.1	Power of Attorney (included on signature page of this registration statement)

99.1	Form of Letter of Election and Transmittal

99.2	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

99.3	Form of Notice of Guaranteed Delivery

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.5	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

      † Pursuant to a request for confidential treatment filed with the Secretary of the SEC under Rule 24b-2 of the Exchange Act, portions of this Exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC.